EXHIBIT 10.1

NINTH AMENDMENT TO CREDIT AGREEMENT

THIS NINTH AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is entered into as of May 8, 2024, by and among SELECTQUOTE, INC., a Delaware corporation, as the Borrower, the other Credit Parties party hereto, the Ninth Amendment Consenting Lenders (as defined below) and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders.
W I T N E S S E T H:
WHEREAS, the Borrower, the other Credit Parties party thereto, the Lenders from time to time party thereto, the Administrative Agent and UMB Bank, N.A., as Revolver Agent are parties to that certain Credit Agreement, dated as of November 5, 2019 (as amended by that certain First Amendment dated as of February 24, 2021, that certain Second Amendment dated as of November 2, 2021, that certain Third Amendment, dated as of December 23, 2021, that certain Successor Agent Agreement dated as of February 24, 2022, that certain Fourth Amendment to Credit Agreement, dated as of August 26, 2022, that certain Fifth Amendment to Credit Agreement, dated as of May 5, 2023, that certain Sixth Amendment to Credit Agreement, dated as of September 11, 2023, that certain Seventh Amendment to Credit Agreement, dated as of November 1, 2023, and that certain Eighth Amendment to Credit Agreement, dated as of February 7, 2024, the “Credit Agreement”, and as further amended by this Agreement, the “Amended Credit Agreement”);
WHEREAS, Section 1.13 of the Credit Agreement permits the Lenders of any Existing Term Loan Tranche (“Existing Term Loan Tranche Lenders”), upon request of the Borrower, to (x) extend the scheduled Term Loan Maturity Date with respect to all or a portion of such Existing Term Loan Tranche by exchanging all or such portion of such Existing Term Loan Tranche into Extended Term Loans and (y) amend the Credit Agreement without the consent of any other Lenders to establish the Extended Term Loans, in each case, pursuant to the procedures described therein;
WHEREAS, each Existing Term Loan Tranche Lender party hereto (an “Exchanging Term Loan Lender”) has agreed, subject to the terms and conditions set forth herein, to exchange its existing Term Loans for Ninth Amendment Consenting Term Loans, on a cashless basis, and to effectuate certain amendments to the Credit Agreement, in each case, in accordance with the Credit Agreement;
WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders under the Credit Agreement immediately prior to the effectiveness of this Agreement consent to the amendment of certain terms and provisions of the Credit Agreement as set forth herein and the incurrence of the Ninth Amendment Consenting Loans; and
WHEREAS, the Administrative Agent and the Lenders party hereto (including the Exchanging Term Loan Lenders) which constitute Required Lenders under the Credit Agreement immediately prior to the effectiveness of this Agreement (the “Ninth Amendment Consenting Lenders”) consent, and the Administrative Agent and the Ninth Amendment Consenting Lenders have agreed pursuant to Section 9.1 of the Credit Agreement to so consent, to the amendment of certain terms and provisions of the Credit Agreement as set forth herein, including the incurrence of the Ninth Amendment Consenting Loans, and thereby agree to be bound by the terms of the Amended Credit Agreement.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

SECTION 1. Terms Generally. The rules of construction set forth in Section 11.2 of the Amended Credit Agreement shall apply mutatis mutandis to this Agreement. This Agreement shall be a
“Loan Document” for all purposes of the Credit Agreement, the Amended Credit Agreement and the other Loan Documents. Capitalized terms used but not defined herein have the meanings assigned thereto in the Amended Credit Agreement.
SECTION 2. [Reserved].
SECTION 3. Amendments to Credit Agreement. Effective as of the Ninth Amendment Effective Date (as defined below), in reliance upon the representations and warranties of the Credit Parties set forth in the Amended Credit Agreement, the other Loan Documents and this Agreement, the Credit Agreement is hereby amended:

(i)to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Exhibit A hereto;
(ii)Schedule 1.1(a) is hereby amended and restated by substituting amended by replacing Schedule 1.1(a) thereto in its entirety with Schedule I hereto;
(iii)Schedule 1.1(b) is hereby amended and restated by substituting amended by replacing Schedule 1.1(b) thereto in its entirety with Schedule II hereto
Each of the Ninth Amendment Consenting Lenders party hereto, who for the avoidance of doubt, collectively constitute Required Lenders and all Revolving Lenders as of the date of this Agreement, hereby authorizes and directs the Administrative Agent to execute this Agreement.
SECTION 4. Conditions to Effectiveness of the Amendments Set Forth in the Amended Credit Agreement. This Agreement and the amendments set forth in the Amended Credit Agreement shall become effective on the first date when each of the following conditions precedent shall have been satisfied:
(i)Borrower shall have reimbursed the Administrative Agent and the Ninth Amendment Consenting Lenders for all reasonable and documented fees, costs and expenses incurred in connection with the Credit Agreement and this Agreement, to the extent invoiced at least one (1) Business Day prior to the Ninth Amendment Effective Date.
(ii)This Agreement shall have been duly executed and delivered by the Borrower, the Administrative Agent and each Ninth Amendment Consenting Lender.
(iii)The representations and warranties by any Credit Party contained herein, in the Amended Credit Agreement or in any other Loan Document shall be true and correct in all material respects as of the Ninth Amendment Effective Date with the same effect as though made on and as of such date, except to the extent that such representation or warranty expressly relates to an earlier date, in which event such representations and warranties shall be true and correct in all material respects on and as of such earlier date; provided, however, that, any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(iv)No Default or Event of Default has occurred and is continuing or would result from giving effect to the transactions set forth in this Agreement.

(v)Borrower shall have paid to the Applicable Agent, for the account of each Ninth Amendment Consenting Lender, an amendment fee in cash equal to (x) 0.10% of the Term Loans held by such Ninth Amendment Consenting Lender and (y) 0.10% of the Revolving Loan Commitments held by such Ninth Amendment Consenting Lender, in each case, immediately after giving effect to this Agreement.
The first date on which all the forgoing conditions set forth in this Section 4 shall have been satisfied shall be the “Ninth Amendment Effective Date”.
SECTION 5. Representations and Warranties. As of the date hereof, each Credit Party hereto hereby represents and warrants to the Administrative Agent and each Lender that is party to this Agreement as follows:
(i)Each Credit Party and each of its Subsidiaries is a corporation, limited liability company or limited partnership, as applicable, duly organized or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable.
(ii)The execution and delivery of this Agreement, and performance of this Agreement and the Amended Credit Agreement by each of the Credit Parties party thereto:
(a)have been duly authorized by all necessary action;
(b)do not contravene the terms of any of that Credit Party’s Organization Documents;
(c)do not (x) conflict with or result in any breach or contravention of or (y) result in the creation of any Lien under, in each case, any document (other than under the Collateral Documents or as permitted under the Amended Credit Agreement) evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; and
(d)do not violate any Requirement of Law;
except in each case referred to in clause (c) or clause (d), to the extent that such conflict, breach, contravention or violation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(iii)No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution and delivery or performance by, or enforcement against, any Credit Party of this Agreement or the Amended Credit Agreement, except for (a) recordings and filings in connection with the Liens granted to the Administrative Agent under the Collateral Documents, (b) those obtained or made on or prior to the Ninth Amendment Effective Date or (c) those approvals, consents, exemptions, authorizations, or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.
(iv)This Agreement and the Amended Credit Agreement constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability and (b) the need for recordings and filings in connection with the Liens granted to the Administrative Agent under the Collateral Documents.
SECTION 6. No Modification. Except as expressly set forth herein, nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Credit Agreement or any of the other Loan Documents or constitute a course of conduct or dealing among the parties. Except as expressly stated herein, the Administrative Agent and the Lenders reserve all rights, privileges and remedies under the Loan Documents. Except as amended or consented to hereby, the Credit Agreement and other Loan Documents remain unmodified and in full force and effect. All references in the Loan Documents to the Credit Agreement shall be deemed to be, from and after the Ninth Amendment Effective Date, references to the Amended Credit Agreement.
SECTION 7. Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the keeping of electronic records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 8. Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of each Credit Party, the Administrative Agent, the Revolver Agent, the Lenders and their respective successors and assigns, except as otherwise provided in the Amended Credit Agreement and the other Loan Documents; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9 of the Amended Credit Agreement; provided, further, that no Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder except as permitted under the Amended Credit Agreement.
SECTION 9. Governing Law and Jurisdiction.
(i) Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including its validity, interpretation, construction, performance and enforcement (including any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).
(ii)Submission to Jurisdiction. Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America sitting in the Southern District of New York and, by execution and delivery of this Agreement, each of the parties hereto executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(iii)Service of Process. Each party hereto hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with this Agreement by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of such party specified in the Amended Credit Agreement (and shall be effective when such mailing shall be effective, as provided therein). Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(iv)Non-Exclusive Jurisdiction. Nothing contained in this Section 9 shall affect the right of any Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.
SECTION 10. Waiver of Jury Trial. THE PARTIES HERETO, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT AND ANY TRANSACTION CONTEMPLATED HEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.
SECTION 11. Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
SECTION 12. Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
SECTION 13. Reaffirmation. Each of the Credit Parties hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect to this Agreement) and (ii) to the extent such Credit Party granted liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed the Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations (after giving effect to this Agreement). Each of the Credit Parties party hereto hereby consents to this Agreement and acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and reaffirmed. Except as expressly set forth herein, the execution of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent, the Revolver Agent, the L/C Issuer or the Lenders, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.
SECTION 14. Release.
(i)As of the date of this Agreement, each Credit Party and each of their respective Subsidiaries (collectively, the “Releasors”), to the fullest extent permitted by law, hereby releases, and discharges the Administrative Agent, the Revolver Agent, each Lender and each of its or their respective trustees, officers, directors, participants, beneficiaries, agents, attorneys, affiliates and employees, and the successors and assigns of the foregoing (collectively, the “Released Parties”), from any and all claims, actions, causes of action, suits, defenses, set-offs against the Obligations, and liabilities of any kind or character whatsoever, known or unknown, contingent or matured, suspected or unsuspected, anticipated or unanticipated, liquidated or unliquidated, claimed or unclaimed, in contract or in tort, at law or in equity, or otherwise, including, without limitation, claims or defenses relating to allegations of usury, which relate, in whole or in part, directly or indirectly, to the Loans, the Loan Documents, the Obligations, the Collateral or this Agreement, in each case, which existed, arose or occurred at any time prior to the date of this Agreement, including, without limitation, the negotiation, execution, performance or enforcement of the Loan Documents and this Agreement, any claims, causes of action or defenses based on the negligence of any of the Released Parties or on any “lender liability” theories of, among others, unfair dealing, control, misrepresentation, omissions, misconduct, overreaching, unconscionability, disparate bargaining position, reliance, equitable subordination, or otherwise, and any claim based upon illegality or usury (collectively, the “Released Claims”). No Releasor shall intentionally, willfully or knowingly commence, join in, prosecute, or participate in any suit or other proceeding in a position which is adverse to any of the Released Parties, arising directly or indirectly from any of the Released Claims. The Released Claims include, but are not limited to, any and all unknown, unanticipated, unsuspected or misunderstood claims and defenses which existed, arose or occurred at any time prior to the date of this Agreement, all of which are released by the provisions hereof in favor of the Released Parties.
(ii)Each Releasor acknowledges and agrees that it has no defenses, counterclaims, offsets, cross-complaints, causes of action, rights, claims or demands of any kind or nature whatsoever, including, without limitation, any usury or lender liability claims or defenses, arising out of the Loan Documents or this Agreement, that can be asserted either to reduce or eliminate all or any part of any of the Releasors’ liability to the Administrative Agent, the Revolver Agent and the Lenders under the Loan Documents, or to seek affirmative relief or damages of any kind or nature from the Administrative Agent, the Revolver Agent or the Lenders, for or in connection with the Loans or any of the Loan Documents. Each Releasor further acknowledges that, to the extent that any such claim does in fact exist, it is being fully, finally and irrevocably released by them as provided in this Agreement.
(iii)Each Releasor hereby waives the provisions of any applicable laws restricting the release of claims which the releasing parties do not know or suspect to exist as of the date of this Agreement, which, if known, would have materially affected the decision to agree to these releases. Accordingly, each Releasor hereby agrees, represents and warrants to the Administrative Agent, the Revolver Agent and each Lender that it understands and acknowledges that factual matters now unknown may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and each Releasor further agrees, represents and warrants that the releases provided herein have been negotiated and agreed upon, and in light of, that realization and that each Releasor nevertheless hereby intends to release, discharge and acquit the parties set forth hereinabove from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are in any manner set forth in or related to the Released Claims and all dealings in connection therewith.
(iv)In making the releases set forth in this Agreement, each Releasor acknowledges that it has not relied upon any representation of any kind made by any Released Party.
(v)It is understood and agreed by the Releasors and the Released Parties that the acceptance of delivery of the releases set forth in this Agreement shall not be deemed or construed as an admission of liability by any of the Released Parties and each of the Administrative Agent and the Revolver Agent, on behalf of itself and the other Released Parties, hereby expressly denies liability of any nature whatsoever arising from or related to the subject of such releases.
[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date set forth above.

SELECTQUOTE, INC., a Delaware corporation, as the Borrower

By:        /s/ Ryan Clement     Name: Ryan Clement
Title: Chief Financial Officer

CHOICEMARK INSURANCE SERVICES, INC. EXPRESS MED PHARMACEUTICALS, INC. INSIDERESPONSE LLC
POPULATION HEALTH, INC. SELECTQUOTE AUTO & HOME INSURANCE SERVICES, LLC SELECTQUOTEINSURANCESERVICES SELECTQUOTE VENTURES, INC.
SIMPLE MEDS, LLC
TIBURON INSURANCE SERVICES,
as Subsidiary Guarantors

By:        /s/ Daniel A. Boulware     Name: Daniel A. Boulware
Title: Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as the Administrative Agent

By: /s/ Joseph B. Fell___________________
Name: Joseph B. Fell
Title: Vice President

Lender Signature Pages
On file with the Administrative Agent.

Schedule I

On file with the Administrative Agent.

Schedule II

On file with the Administrative Agent.

Exhibit A

[Attached.]

EXHIBIT A TO ~~EIGHTH~~NINTH AMENDMENT

CREDIT AGREEMENT
dated as of November 5, 2019,
as amended by that certain First Amendment to Credit Agreement, dated as of February 24, 2021, as amended by that certain Second Amendment to Credit Agreement, dated as of November 2, 2021, as amended by that certain Third Amendment to Credit Agreement, dated as of December 23, 2021, as amended by that certain Successor Agent Agreement, dated as of February 24, 2022, as amended by that certain Fourth Amendment to Credit Agreement, dated as of August 26, 2022, as amended by that certain Fifth Amendment to Credit Agreement, dated as of May 5, 2023, as amended by that certain Sixth Amendment to Credit Agreement, dated as of September 11, 2023, as amended by that certain Seventh Amendment to Credit Agreement, dated as of November 1, 2023, ~~and~~
as amended by that certain Eighth Amendment to Credit Agreement, dated as of February 7, 2024,
as amended by that certain Ninth Amendment to Credit Agreement, dated as of May 8, 2024 by and among SELECTQUOTE, INC.,
as the Borrower,
THE OTHER PERSONS PARTY HERETO THAT ARE DESIGNATED AS CREDIT PARTIES,
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent,
UMB BANK, N.A.,
for itself, as a Lender and as Revolver Agent,
THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders, and
MORGAN STANLEY CAPITAL ADMINISTRATORS, INC., and ARES CAPITAL MANAGEMENT LLC,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
Page
ARTICLE I - THE CREDITS    5
1.1Amounts and Terms of Commitments    5
1.2Notes    8
1.3Interest    8
1.4Loan Accounts    9
1.5Procedure for Revolving Credit Borrowing    11
1.6Conversion and Continuation Elections    11
1.7Optional Prepayments of Loans and Commitment Reductions    12
1.8Mandatory Prepayments of Loans and Commitment Reductions    13
1.9Fees    16
1.10Payments by the Borrower    18
1.11Payments by the Lenders to the Agents; Settlement    20
1.12[Reserved]    23
1.13Extensions of Term Loans    23
ARTICLE II - CONDITIONS PRECEDENT    26
1.1Conditions to Closing    26
1.2Conditions to All Borrowings after the Closing Date    27
ARTICLE III - REPRESENTATIONS AND WARRANTIES    29
1.1Corporate Existence and Power    29
1.2Corporate Authorization; No Contravention    29
1.3Governmental Authorization    30
1.4Binding Effect    30
1.5Litigation    30
1.6ERISA Compliance    30
1.7Margin Regulations    30
1.8Title to Properties    30
1.9Taxes    30
1.10Financial Condition    31
1.11Environmental Matters    31
1.12Regulated Entities    32
1.13Solvency    32
1.14Labor Relations    32
1.15Intellectual Property    32
1.16Subsidiaries; Outstanding Equity Interests    32
1.17Perfection    32
1.18Full Disclosure    33
1.19Sanctions    33
1.20Patriot Act and Anti-Corruption Laws    33
1.21Certificate of Beneficial Ownership    34
ARTICLE IV - AFFIRMATIVE COVENANTS    34
1.1Financial Statements    34
1.2Certificates; Other Information    35
1.3Notices    36
1.4Preservation of Corporate Existence    37

1.5Maintenance of Property    38
1.6Insurance    38
1.7Payment of Taxes    38
1.8Compliance with Laws    38
1.9Inspection of Property and Books and Records; Lender Financial Advisor    38
1.10Use of Proceeds    39
1.11Additional Collateral; Additional Guarantors    39
1.12Further Assurances    41
1.13Environmental Matters    41
1.14Certificate of Beneficial Ownership and Other Additional Information    41
1.15Board Observation    42
1.16Post-Closing Matters    42
ARTICLE V - NEGATIVE COVENANTS    42
1.1Limitation on Liens    43
1.2Disposition of Assets    46
1.3Consolidations and Mergers    47
1.4Loans and Investments    48
1.5Limitation on Indebtedness    50
1.6Transactions with Affiliates    53
1.7Restricted Payments    53
1.8Change in Business    54
1.9Changes in Accounting, Name and Jurisdiction of Organization    54
1.10No Negative Pledges    55
1.11Prepayments of Junior Financing; Amendments of Certain Agreements    56
ARTICLE VI - FINANCIAL COVENANTS    56
1.1Asset Coverage Ratio    56
1.2Liquidity    57
ARTICLE VII - EVENTS OF DEFAULT    58
1.1Event of Default    58
1.2Remedies    60
1.3Rights Not Exclusive    60
1.4Cash Collateral for Letters of Credit    60
ARTICLE VIII - THE ADMINISTRATIVE AGENT AND THE REVOLVER AGENT    61
1.1Appointment and Duties    61
1.2Binding Effect    62
1.3Use of Discretion    63
1.4Delegation of Rights and Duties    63
1.5Reliance and Liability    64
1.6Administrative Agent and Revolver Agent Individually    65
1.7Lender Credit Decision    66
1.8Expenses; Indemnities    66
1.9Resignation of Agents or L/C Issuer    67
1.10Release of Collateral or Guarantors    68
1.11Additional Secured Parties    68
ARTICLE IX - MISCELLANEOUS    69
1.1Amendments and Waivers    69

1.2Notices    72
1.3Electronic Transmissions    73
1.4No Waiver; Cumulative Remedies    74
1.5Costs and Expenses    74
1.6Indemnity    75
1.7Marshaling; Payments Set Aside    76
1.8Successors and Assigns    76
1.9Assignments and Participations; Binding Effect    76
1.10Non-Public Information; Confidentiality    79
1.11Set-off; Sharing of Payments    81
1.12Counterparts; Facsimile Signature    81
1.13Severability    81
1.14Captions    82
1.15Independence of Provisions    82
1.16Interpretation    82
1.17No Third Parties Benefited    82
1.18Governing Law and Jurisdiction    82
1.19Waiver of Jury Trial    83
1.20Entire Agreement; Release; Survival    83
1.21Patriot Act    84
1.22Replacement of Lender    84
1.23Joint and Several    84
1.24Creditor-Debtor Relationship    85
1.25Purchase Option    85
ARTICLE X - TAXES, YIELD PROTECTION AND ILLEGALITY    86
1.1Taxes    86
1.2Illegality    89
1.3Increased Costs and Reduction of Return    90
1.4Funding Losses    91
1.5Inability to Determine Rates    92
1.6Reserves on SOFR Loans    93
1.7Certificates of Lenders    93
1.8Benchmark Replacement Setting    93
ARTICLE XI - DEFINITIONS    94
1.1Defined Terms    94
1.2Other Interpretive Provisions    138
1.3Accounting Terms and Principles    139
1.4Rates    140
1.5Pro Forma Calculations    140
1.6Currency Generally    141
1.7[Reserved]    142
1.8Rounding    142
1.9[Reserved]    142
1.10Acknowledgement Regarding Any Supported QFCs    142
1.11Certain ERISA Matters    143
1.12Acknowledgement and Consent to Bail-In of EEA Financial Institutions    144

CREDIT AGREEMENT
This CREDIT AGREEMENT (including all exhibits and schedules hereto, as amended by that certain First Amendment to Credit Agreement, dated as of February 24, 2021, that certain Second Amendment to Credit Agreement, dated as of November 2, 2021, that certain Third Amendment to Credit Agreement, dated as of December 23, 2021, that certain Successor Agent Agreement, dated as of February 24, 2022 (“Successor Agent Agreement”), as amended by that certain Fourth Amendment to Credit Agreement, dated as of August 26, 2022, that certain Fifth Amendment to Credit Agreement, dated as of May 5, 2023, that certain Sixth Amendment to Credit Agreement, dated as of September 11, 2023, that certain Seventh Amendment to Credit Agreement, dated as of November 1, 2023, that certain Eighth Amendment to Credit Agreement, dated as of February 7, 2024, that certain Ninth Amendment to Credit Agreement, dated as of May 8, 2024, and as the same may be amended, restated, amended and restated or otherwise modified from time to time, this “Agreement”) is entered into as of November 5, 2019, by and among SelectQuote, Inc., a Delaware corporation (the “Borrower”), the other Persons party hereto that are designated as a “Credit Party”, Wilmington Trust, National Association (in its individual capacity, “Wilmington Trust”), as Administrative Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each, a “Lender”), UMB Bank, N.A., a national banking association (“UMB”), as a Lender and Revolver Agent for itself and the Revolving Lenders (as hereinafter defined) and the Lenders party hereto. Capitalized terms used in this Agreement without definition are defined in Section 11.1.
PRELIMINARY STATEMENTS:
WHEREAS, Lenders, at the request of the Borrower, have agreed to extend to the Borrower on the Closing Date (i) a $425,000,000 senior secured term loan facility and (ii) a $75,000,000 senior secured revolving credit facility, in each case, on the terms set forth herein.
WHEREAS, the proceeds of the Term Loans made on the Closing Date will be used (i) to finance Restricted Payments to the holders of the Borrower’s Equity Interests in the form of a dividend, share repurchase or otherwise (the “Specified Equity Payments”), in an aggregate amount of not more than $325,000,000, (ii) to fund cash to the balance sheet of the Borrower in an aggregate amount equal to at least two years of interest payments in respect of the Term Loans made on the Closing Date, (iii) to effect the Refinancing, as applicable, (iv) to pay the Transaction Expenses and (v) otherwise for general corporate purposes.
WHEREAS, on the First Amendment Effective Date, at the request of the Borrower, certain Lenders funded $145,000,000 of First Amendment Incremental Term Loans and established a First Amendment Delayed Draw Term Loan Commitment of $145,000,000, which has been fully drawn prior to the Fourth Amendment Effective Date.
WHEREAS, on the Second Amendment Effective Date, at the request of the Borrower, certain Lenders (i) established a Second Amendment Delayed Draw Term Loan A Commitment of
$100,000,000, which has been fully drawn prior to the Fourth Amendment Effective Date, (ii) established a Second Amendment Delayed Draw Term Loan B Commitment of $100,000,000, which is undrawn immediately prior to the Fourth Amendment Effective Date, and (iii) increased the aggregate amount of Revolving Loan Commitments to $100,000,000.
WHEREAS, on the Third Amendment Effective Date, at the request of the Borrower, certain Lenders increased the aggregate amount of Revolving Loan Commitments to $135,000,000.

WHEREAS, on the Fourth Amendment Effective Date, (i) all Second Amendment Delayed Draw Term Loan B Commitments have been terminated and (ii) the aggregate amount of Revolving Loan Commitments have been reduced to $100,000,000.
In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:
ARTICLE I- THE CREDITS
1.1Amounts and Terms of Commitments.
(a)Term Borrowings. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender with an Initial Term Loan Commitment severally and not jointly agreed to lend to the Borrower, on the Closing Date, the amount set forth opposite such Lender’s name in Schedule 1.1(a) under the heading “Initial Term Loan Commitments”. Amounts repaid or prepaid in respect of the Initial Term Loans may not be reborrowed.
(b)Revolving Credit Borrowings. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Revolving Lender severally and not jointly agrees to make Revolving Loans to the Borrower from time to time on any Business Day during the period from the Business Day after the Closing Date through the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding such Lender’s Revolving Loan Commitment; provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance. Subject to the other terms and conditions hereof, amounts borrowed under this subsection 1.1(b) may be repaid and reborrowed from time to time. If, at any time, the then outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Balance, then the Borrower shall immediately prepay outstanding Revolving Loans in an amount sufficient to eliminate such excess.
(c)Letters of Credit.
(i)Conditions. On the terms and subject to the conditions contained herein, the Borrower may request that one or more L/C Issuers Issue, in accordance with such L/C Issuers’ usual and customary business practices, and for the account of the Borrower (provided, that any Letter of Credit may support the obligations of any Subsidiary of the Borrower and may be issued for the joint and several account of the Borrower and a Subsidiary to the extent otherwise permitted by this Agreement; provided further, to the extent any such Subsidiary is a Non-Credit Party, such Letter of Credit shall be deemed an Investment in such Subsidiary and shall only be issued so long as it is permitted hereunder), Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the date that is seven (7) days prior to the Revolving Termination Date; provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:
(A)(i) Availability would be less than zero, or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed $5,000,000 (the “L/C Sublimit”);

(B)the expiration date of such Letter of Credit (i) is not a Business Day, or (ii) is more than one year after the date of issuance thereof; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as the Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period; provided, further, if the expiration date of a Letter of Credit (whether initially or by extension) is later than the date that is seven (7) days prior to the Revolving Termination Date, then the Borrower shall be required to cash collateralize such Letter of Credit no later than the date that is thirty (30) days prior to the Revolving Termination date; or
(C)(i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be Issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrower on behalf of the Credit Parties, the documents that such L/C Issuer generally uses in the Ordinary Course of Business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).
For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letters of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from the Revolver Agent or the Required Revolving Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.
Notwithstanding anything else to the contrary herein, if any Lender is a Non-Funding Lender or Impacted Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless
(w) the Non-Funding Lender or Impacted Lender has been replaced in accordance with Section
9.9 or 9.22, (x) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized, (y) the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy the Revolver Agent that all future Letter of Credit Obligations will be covered by all Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders, or (z) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Revolving Lenders in a manner consistent with subsection 1.11(e)(ii).
(ii)Notice of Issuance. The Borrower shall give the relevant L/C Issuer and the Revolver Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and the Revolver Agent not later than 4:00 p.m. (New York time) on the fifth Business Day prior to the date of such requested Issuance (or such shorter period as agreed to by the Revolver Agent and such L/C Issuer). Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit 1.1(c) duly completed or in a writing in any other form acceptable to such L/C Issuer (an “L/C Request”).
(iii)Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide the Revolver Agent, in form and substance satisfactory to the Revolver Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment, and the Revolver Agent shall provide copies of such notices to each Revolving Lender reasonably promptly after receipt thereof; (B) upon the request of the Revolver Agent (or any Revolving Lender through the Revolver Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by the Revolver Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to the Revolver Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.
(iv)Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.
(v)Reimbursement Obligations of the Borrower. The Borrower agrees to pay to the L/C Issuer of any Letter of Credit, or to the Revolver Agent for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrower receives notice from such L/C Issuer that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Reimbursement Obligation is not repaid by the Borrower as provided in this clause (v) (or any such payment by the Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify the Revolver Agent of such failure (and, upon receipt of such notice, the Revolver Agent shall notify each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable by the Borrower on demand with interest thereon computed at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans.
(vi)Reimbursement Obligations of the Revolving Lenders.
(1)Upon receipt of the notice described in clause (v) above from Revolver Agent, each Revolving Lender shall pay to the Revolver Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations (as such amount may be increased pursuant to subsection 1.11(e)(ii)).
(2)By making any payment described in clause (1) above (other than during the continuation of an Event of Default under subsection 7.1(f) or 7.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt thereof by the Revolver Agent for the benefit of such L/C Issuer, the Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to the Revolver Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by the Revolver Agent for the benefit of such L/C Issuer, the Revolver Agent shall promptly pay to such Lender all amounts received by the Revolver Agent for the benefit of such L/C Issuer) with respect to such portion.
(vii)Obligations Absolute. The obligations of the Borrower and the Revolving Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of Revolver Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Borrower or any Revolving Lender hereunder. No provision hereof shall be deemed to waive or limit the Borrower’s right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law.
(d)[Reserved].
(e)[Reserved].
(f)[Reserved].
(g)Amounts repaid or prepaid in respect of the Delayed Draw Term Loans may not be reborrowed.
1.2Notes.
(a)The Term Loan made by each Lender with a Term Loan Commitment shall be evidenced by this Agreement and, if requested by such Lender, a Term Note payable to such Lender in an amount equal to the unpaid balance of the Term Loan held by such Lender.
(b)The Revolving Loans made by each Revolving Lender shall be evidenced by this Agreement and, if requested by such Lender, a Revolving Note payable to such Lender in an amount equal to such Lender’s Commitment Percentage of the Aggregate Revolving Loan Commitment.

1.3Interest.
(a)Subject to subsections 1.3(c) and 1.3(d), the Term Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to Adjusted Term SOFR or the Base Rate, as the case may be, plus the Applicable Margin. The Revolving Loans shall bear interest on the outstanding principal amount thereof at a rate per annum equal to Adjusted Term SOFR or the Base Rate, as the case may be, plus the Applicable Margin. Each determination of an interest rate by the Applicable Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed (or, in the case of Base Rate Loans, a 365/366-day year and actual days elapsed). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.
(b)Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Loans in full. Notwithstanding the foregoing, any portion of interest accruing pursuant to the Margin PIK Component shall be paid in kind by increasing the principal balance of the Term Loan by the amount of such interest rather than being paid in cash, unless the Borrower shall elect (through written notice to the Administrative Agent at least five (5) Business Days prior to the relevant payment date) to pay the same in cash when due, in its discretion; provided that, notwithstanding the foregoing, the interest payment with respect to any Interest Period that commences prior to the Fourth Amendment Effective Date and/or October 1, 2023, as applicable, and ends after such date shall be calculated, commencing on the Fourth Amendment Effective Date, by applying the percentage of Margin PIK Component applicable to the actual number of days elapsed during such Interest Period.
(c)The Borrower shall pay interest on (i) all past due amounts owing by it hereunder and (ii) at the written election of (A) the Required Lenders, on all Obligations outstanding after the occurrence and during the continuance of an Event of Default or (B) the Required Revolving Lenders, on all the Revolving Credit Obligations outstanding after the occurrence and during the continuance of an Event of Default, in each case, at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws; provided that no interest at the Default Rate shall accrue or be payable to a Non-Funding Lender or Impacted Lender so long as such Lender shall be a Non-Funding Lender or Impacted Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.
(d)Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Applicable Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

(e)Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent shall have the right, with the prior written consent of the Required Lenders and in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
1.4Loan Accounts.
(a)(1) The Administrative Agent, on behalf of the Lenders, shall record on its books and records the amount of each Term Loan made, the interest rate applicable thereto, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding and (2) the Revolver Agent, on behalf of the Revolving Lenders, shall record on its books and records the amount of each Revolving Loan made, the interest rate applicable thereto, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Each of the Administrative Agent and the Revolver Agent shall deliver to the Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (or under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against the Administrative Agent or the Revolver Agent. Without limitation of the foregoing, the Revolver Agent shall furnish to the Administrative Agent on a monthly basis, and at such other times as the Administrative Agent may request, a copy of the Register maintained by the Revolver Agent.
(b)Each Agent, acting as a non-fiduciary agent of the Borrower, in each case, solely for tax purposes and solely with respect to the actions described in this subsection 1.4(b), shall establish and maintain at its address referred to in Section 9.2(a) (or at such other address as the Administrative Agent or Revolver Agent, as applicable, may notify the Borrower in writing) (A) a record of ownership (a “Register”) in which (1) the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Administrative Agent, each Lender in the Term Loan, each of their obligations under this Agreement to participate in each Term Loan and any assignment of any such interest, obligation or right and (2) the Revolver Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Revolver Agent, each Lender and each L/C Issuer in the Revolving Loans, L/C Reimbursement Obligations and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Revolving Loan, Letter of Credit, Letter of Credit Obligations and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the applicable Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers, as applicable, (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Commitments of each applicable Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above and, for SOFR Loans, the Interest Period applicable thereto,
(4) the amount of any principal or interest due and payable or paid with respect to Loans recorded in the applicable Register, (5) solely with respect to the Revolver Agent, the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by the Administrative Agent or Revolver Agent, as applicable, from the Borrower and the application of such payment to the Obligations.

(c)Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the applicable Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 9.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
(d)The Credit Parties, the Agents, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in any Register as a Lender or L/C Issuer, as applicable, for all purposes of the Loan Documents. Information contained in any Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrower, the Agents, such Lender or such L/C Issuer during normal business hours and from time to time upon at least one (1) Business Day’s prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in any Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by the Applicable Agent.
1.5Procedure for Revolving Credit Borrowing.
(a)Each Borrowing of a Revolving Loan shall be made upon the Borrower’s irrevocable (subject to Section 10.5) written notice delivered to the Revolver Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Revolver Agent, which notice must be received by the Revolver Agent prior to 3:00 p.m. (New York time) on the requested Borrowing date.
(b)Upon receipt of a Notice of Borrowing, the Revolver Agent will promptly notify each Revolving Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.
(c)Unless the Revolver Agent is otherwise directed in writing by the Borrower, the proceeds of each requested Borrowing after the Closing Date will be promptly made available to the Borrower by the Revolver Agent by deposit into the Borrower’s operating account with Revolver Agent.
1.6Conversion and Continuation Elections.
(a)The Borrower shall have the option to (i) request that any Revolving Loan or Term Loan be made as a SOFR Loan, (ii) convert at any time all or any part of outstanding Revolving Loans or Term Loans from Base Rate Loans to SOFR Loans, (iii) convert any SOFR Loan to a Base Rate Loan (subject to Section 10.4) if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Revolving Loan or Term Loan as a SOFR Loan upon the expiration of the applicable Interest Period. For the avoidance of doubt, the Borrower shall not have the option to convert any Revolving Loans from SOFR Loans to Base Rate Loans prior to the expiration of the Interest Period applicable thereto. Any Term Loan or group of Term Loans having the same proposed Interest Period to be made or continued as, or converted into, a SOFR Loan must be in a minimum amount of $250,000. Any such election must be made by the Borrower by 2:00 p.m. (New York time) on the third (3rd) Business Day prior to (1) the date of any proposed Revolving Loan which is to bear interest at SOFR (2) the end of each Interest Period with respect to any SOFR Loans to be continued as such, or (3) the date on which the Borrower wishes to convert any Base Rate Loan to a SOFR Loan for an Interest Period designated by the Borrower in such election. If no election is received with respect to a SOFR Loan by 2:00 p.m. (New York time) on the third (3rd) Business Day prior to the end of the Interest Period with respect thereto, that SOFR Loan shall be converted to a Base Rate Loan at the end of its Interest Period. The Borrower must make such election by notice to the Revolver Agent with respect to Revolving Loans and the Administrative Agent with respect to Term Loans in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in a writing in any other form acceptable to the Applicable Agent. No Revolving Loan or Term Loan shall be made, converted into or continued as a SOFR Loan if an Event of Default has occurred and is continuing and the Applicable Agent or Required Lenders have determined by notice to the Borrower not to make or continue any Revolving Loans or Term Loan as a SOFR Loan as a result thereof.
(b)Notwithstanding anything to the contrary, as of the 1st day of each month, the Borrower shall have the option to request that all Revolving Loans accrue interest as either a SOFR Loan or Base Rate Loan. For the avoidance of doubt, the Borrower shall not have the option to convert any Revolving Loans from SOFR Loans to Base Rate Loans, or vice versa, prior to the expiration of that month. Any such election must be made by the Borrower by 2:00 p.m. (New York time) on the third (3rd) Business Day prior to the end of each month. The Borrower must make such election by notice to the Revolver Agent with respect to Revolving Loans in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in a writing in any other form acceptable to the Applicable Agent. If no election is received with respect to the Revolving Loans by 2:00 p.m. (New York time) on the third (3rd) Business Day prior to the end of the month with respect thereto, such Revolving Loans shall continue to accrue interest as either SOFR Loans or Base Rate Loans, with SOFR or the Base Rate, as applicable, being adjusted to reflect the rate of the 1st Business Day of that month.
(c)Upon receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Term Lender thereof or the Revolver Agent will promptly notify each Revolving Lender thereof, as the case may be. In addition, the Applicable Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of SOFR; provided, however, that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against any Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans or Term Loans held by each Lender with respect to which the notice was given.
(d)Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than eight (8) different Interest Periods in effect.
1.7Optional Prepayments of Loans and Commitment Reductions.
(a)The Borrower may, at any time, prepay the Revolving Loans in whole or in part, without penalty or premium.
(b)The Borrower may, at any time upon at least two (2) Business Days’ (or one (1) Business Day’s notice in the case of Base Rate Loans, such notice to be delivered by 1:00 p.m. (New York time)) prior written notice by the Borrower to the Administrative Agent, prepay any Class or Classes of Term Loans in whole or in part in an amount greater than or equal to $100,000, in each instance, upon payment of the amounts payable as provided in Section 10.4. Optional partial prepayments of any Class of Term Loan shall be applied in the manner set forth in subsection 1.8(h).

Optional partial prepayments of any Class of Term Loan in amounts less than $100,000 shall not be permitted unless such prepayment is of the entire outstanding principal balance of such Class of Term Loans.
(c)The Borrower may, at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Revolver Agent) prior notice by the Borrower to Revolver Agent, permanently reduce the Aggregate Revolving Loan Commitment; provided that (A) such reductions shall be in an amount greater than or equal to $500,000. Other than any reduction in connection with the Eighth Amendment, all reductions of the Aggregate Revolving Loan Commitment shall be allocated pro rata among all Lenders with a Revolving Loan Commitment. If, after giving effect to any permanent reduction of the Aggregate Revolving Loan Commitments, the L/C Sublimit exceeds the amount of the Aggregate Revolving Loan Commitment, such sublimit shall be automatically reduced by the amount of such excess.
(d)The notice of any prepayment and any permanent reduction of the Aggregate Revolving Loan Commitment shall not thereafter be revocable by the Borrower (other than any such prepayment or permanent reduction that is intended to occur in connection with a refinancing of all outstanding Loans and the concurrent permanent reduction of all Commitments, including in connection with a transaction resulting in a Change of Control), and the Applicable Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment or reduction, as applicable. The payment amount specified in such notice shall be due and payable on the date specified therein. Together with each prepayment under this Section 1.7, the Borrower shall pay any amounts required pursuant to Section 1.9(e) and Section 10.4.
(e)[Reserved].
(f)[Reserved].
(g)Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of voluntary prepayment under this Section 1.7 if such voluntary prepayment would have resulted from a refinancing of all or a portion of the applicable Facility, which refinancing shall not be consummated or shall otherwise be delayed.
(h)Notwithstanding anything to the contrary contained in this Agreement, during the continuance of any Event of Default, the Borrower may not make any voluntary prepayment of Term Loans under this Section 1.7 unless either (i) the Required Revolving Lenders have consented to such voluntary prepayment or (ii) the Revolving Loans and all other Obligations that are accrued and payable under the Revolving Credit Facility have been repaid in full, the Revolving Loan Commitment has been terminated, and all outstanding Letters of Credit have been terminated (or the L/C Obligations related thereto have been cash collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer).
1.8Mandatory Prepayments of Loans and Commitment Reductions.
(a)Scheduled Term Loan Payments.
(i)The Borrower shall repay to the Administrative Agent:
(A)on the last Business Day of each Fiscal Quarter ending on or prior to June 30, 2022, (i) an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Initial Term Loans outstanding as of the Closing Date, for the ratable account of the Lenders holding Initial Term Loans, (ii) an aggregate principal amount equal to 0.25% of the aggregate principal amount of all First Amendment Incremental Term Loans outstanding as of the First Amendment Effective Date, for the ratable account of the Lenders holding First Amendment Incremental Term Loans, and
(iii) an aggregate principal amount equal to 0.25% (or such greater percentage as Borrower determines is necessary to cause the Delayed Draw Term Loans to be fungible with the Initial Term Loans) of the aggregate principal amount of Delayed Draw Term Loans outstanding that have been outstanding for a full First Quarter prior to such date of payment, for the ratable account of the Lenders holding such Delayed Draw Term Loans;
(B)on the last Business Day of each Fiscal Quarter ending after June 30, 2022 and on or prior to June 30, 2023, an aggregate principal amount equal to 0.625% of the aggregate principal amount of all Term Loans outstanding as of the Fourth Amendment Effective Date, for the ratable account of the Lenders holding Term Loans;
(C)on the last Business Day of each Fiscal Quarter ending after June 30, 2023, an aggregate principal amount equal to 1.1875% of the aggregate principal amount of all Term Loans outstanding as of the Fourth Amendment Effective Date, for the ratable account of the Lenders holding Term Loans (it being understood that the ~~Eighth~~Ninth Amendment Consenting Loans shall be deemed to have been outstanding on the Fourth Amendment Effective Date for purposes of this clause (C)); and
(D)for the ratable account of the Appropriate Lenders, on the Term Loan Maturity Date for any Class of Term Loans, the aggregate principal amount of all Term Loans of such Class outstanding on such Term Loan Maturity Date.
(ii)The amount of any such payment set forth in clause (i) above shall be adjusted to account for the application of any prepayments in accordance with Section 1.8(h) and the addition of any Extended Term Loans to contemplate (A) the reduction in the aggregate principal amount of any Class of Term Loans that were paid down in connection with the incurrence of such Extended Term Loans and (B) any increase to payments to the extent and as required pursuant to the terms of any applicable Extension Amendment.
(b)Revolving Loan. The Borrower shall repay to the Lenders in full on the Revolving Termination Date the aggregate principal amount of the Revolving Loans outstanding on the Revolving Termination Date.
(c)Asset Dispositions. If a Credit Party or any Subsidiary of a Credit Party shall at any time or from time to time:
(i)makes a Disposition (other than Dispositions permitted under clause (a), (c), (d), (e), (f), (g) (only to the extent the proceeds are reinvested as contemplated in such section), (h), (i), (k), or (n) of subsection 5.2); or
(ii)suffer an Event of Loss;
promptly (and, in any event, by no later than three (3) Business Days thereof) upon receipt by any Credit Party and/or any Subsidiary of the Net Proceeds of such pledge, Disposition or Event of Loss, the Borrower shall deliver, or cause to be delivered, an amount equal to such Net Proceeds to the Applicable Agent, which shall be applied by the Revolver Agent to the prepayment of Revolving Loans (with a corresponding permanent reduction of the Revolving Loan Commitments on a dollar-for-dollar basis) and by the Administrative Agent to the Term Loans on a Pro Rata Basis; provided that to the extent the portion of such Net Proceeds to be applied to Revolving Loans exceeds the aggregate principal amount of Revolving Loans outstanding at such time, such excess amount shall be deposited into a deposit account subject to a deposit account control agreement in favor of the Revolver Agent and applied to repay Revolving Loans that are outstanding in the future within one (1) Business Day thereof (for the avoidance of doubt, with a corresponding permanent reduction of the Revolving Loan Commitments on a dollar-for-dollar basis).
(d)Issuance of Indebtedness. Immediately upon the receipt by any Credit Party or any Subsidiary of any Credit Party of the Net Proceeds of the issuance and/or incurrence of Indebtedness (other than Net Proceeds from the issuance and/or incurrence of Indebtedness permitted hereunder), the Borrower shall deliver, or cause to be delivered, in each case promptly (and, in any event, by no later than one (1) Business Day thereof) upon receipt by any Credit Party or any Subsidiary of any Credit Party, to the Applicable Agent an amount equal to such Net Proceeds, which shall be applied by the Revolver Agent to the prepayment of Revolving Loans (with a corresponding permanent reduction of the Revolving Loan Commitments on a dollar-for-dollar basis) and by the Administrative Agent to the Term Loans on a Pro Rata Basis; provided that to the extent the portion of such Net Proceeds to be applied to Revolving Loans exceeds the aggregate principal amount of Revolving Loans outstanding at such time, such excess amount shall be deposited into a deposit account subject to a deposit account control agreement in favor of the Revolver Agent and applied to repay Revolving Loans that are outstanding in the future within one (1) Business Day thereof (for the avoidance of doubt, with a corresponding permanent reduction of the Revolving Loan Commitments on a dollar-for-dollar basis).
(e)Excess Cash Flow. Within ten (10) Business Days after the annual financial statements are required to be delivered pursuant to subsection 4.1(a) hereof (commencing with such annual financial statements for the Fiscal Year of the Borrower ending June 30, 2021) the Borrower shall cause to be prepaid an aggregate principal amount of the Term Loans in an amount equal to
(A) 50% of Excess Cash Flow (the “Excess Cash Flow Prepayment Amount”), if any, for the Excess Cash Flow Period then ended, minus (B) the sum of (1) all voluntary prepayments of Term Loans and
(2)all voluntary prepayments of Revolving Loans during such Excess Cash Flow Period or, without duplication across Excess Cash Flow Periods, after the end of such Excess Cash Flow Period and prior to when such Excess Cash Flow prepayment is due, to the extent the Revolving Loan Commitments are permanently reduced by the amount of such payments and, in the case of each of the immediately preceding clauses (1) and (2), to the extent such prepayments are not funded with the proceeds of long term Indebtedness or Revolving Loans.
(f)Junior Financing Transaction. Immediately upon the receipt by any Credit Party or any Subsidiary of any Credit Party of the Net Proceeds of the issuance of Equity Interests and/or from any capital contributions in respect of Equity Interests (other than on account of investments by any Credit Party or Subsidiary thereof) and/or the issuance and/or incurrence of Permitted Junior Indebtedness, the Borrower shall deliver, or cause to be delivered, in each case promptly (and, in any event, by no later than three (3) Business Days thereof) upon receipt by any Credit Party or any Subsidiary of any Credit Party, to the Applicable Agent an amount equal to 50% of such Net Proceeds, which shall be applied by the Revolver Agent to the prepayment of Revolving Loans (with a corresponding permanent reduction of the Revolving Loan Commitments on a dollar-for-dollar basis) and by the Administrative Agent to the Term Loans on a Pro Rata Basis; provided that to the extent the portion of such Net Proceeds to be applied to Revolving Loans exceeds the aggregate principal amount of Revolving Loans outstanding at such time, such excess amount shall be deposited into a deposit account subject to a deposit account control agreement in favor of the Revolver Agent and applied to repay Revolving Loans that are outstanding in the future within one (1) Business Day thereof (for the avoidance of doubt, with a corresponding permanent reduction of the Revolving Loan Commitments on a dollar-for-dollar basis); provided, this clause (f) shall not apply to the Net Proceeds of Permitted Junior Indebtedness incurred for the purpose of, and actually applied, to the refinancing or replacement of existing Permitted Junior Indebtedness.
(g)[Reserved].
(h)Application of Prepayments.
(i)Any prepayments of Term Loan pursuant to Section 1.7 shall be (A) applied ratably to each Class of Term Loans then outstanding, (B) with respect to each such Class for which prepayments will be made, as directed by the Borrower (and absent such direction, in direct order of maturity) to repayments thereof required pursuant to Section 1.8(a) and (C) paid to the Appropriate Lenders in accordance with their respective pro rata share (or other applicable share provided by this Agreement) of each such Class of Term Loans.
(ii)Prepayments of Term Loans pursuant to clauses (c) through (f) of Section 1.8 shall be (A) applied ratably to each Class of Term Loans then outstanding, (B) applied, with respect to each such Class for which prepayments will be made, in direct order of maturity to repayments thereof required pursuant to Section 1.8(a), and (C) paid to the Appropriate Lenders in accordance with their respective pro rata share (or other applicable share provided by this Agreement) of each such Class of Term Loans.
(iii)To the extent permitted by the foregoing clauses, amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding SOFR Loans with the shortest Interest Periods remaining.
(iv)Together with each prepayment under this Section 1.8, the Borrower shall pay any amounts required pursuant to Section 10.4 hereof.
(i)[Reserved].
(j)No Implied Consent. Provisions contained in this Section 1.8 for application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.
(k)Automatic Reductions to Aggregate Revolving Loan Commitment. Notwithstanding anything to the contrary in the Loan Documents, the Aggregate Revolving Loan Commitment shall be automatically reduced, ratably among the Revolving Lenders, to the amount set forth as of each corresponding date set forth below, to the extent it has not been reduced to a lower amount prior to such date.

Date	Aggregate Revolving Loan Commitment
December 31, 2023	$99,375,000
March 31, 2024	$72,986,111

June 30, 2024	$72,361,111
September 30, 2024	$71,736,000

If, as of any such date set forth above, the Total Revolving Exposure exceeds the corresponding Aggregate
Revolving Loan Commitment set forth above, the Borrowers shall immediately make payment to the Revolver
Agent for distribution to the Revolving Lenders an amount equal to such excess.
1.9Fees.
(a)Administrative Agent’s and Revolver Agent’s Fees. The Borrower shall pay
(i)to the Administrative Agent the fees separately agreed to by the Borrower and the Administrative Agent in the amounts and at the times set forth in (x) for any date prior to February 24, 2022, in paragraph 3, clause (c) of the 2019 Engagement Letter, and (y) for any date after February 24, 2022, the Administrative Agency Fee Letter, the provisions of which are hereby incorporated by reference, and
(ii)to the Revolver Agent the fees in the amounts and at the times set forth in the 2019 Revolver Agent Fee Letter.
(b)Unused Commitment Fee. The Borrower shall pay to the Revolver Agent a fee (the “Unused Commitment Fee”) for the ratable account of each Revolving Lender in an amount equal to:
(i)the daily balance of the Aggregate Revolving Loan Commitment during the preceding calendar month, less
(ii)the sum of (x) the daily balance of all Revolving Loans plus (y) the daily amount of aggregate Letter of Credit Obligations during such preceding calendar month,
(iii)multiplied by 50 basis points (0.50%) per annum.
The total Unused Commitment Fee paid by the Borrower will be equal to the sum of all of the Unused Commitment Fees due to the Lenders, subject to subsection 1.11(e)(vi). Such fee shall be payable quarterly in arrears on the last Business Day of each Fiscal Quarter, commencing with the first full Fiscal Quarter to occur after the Closing Date. The Unused Commitment Fee provided in this subsection 1.9(b) shall accrue at all times from and after the execution and delivery of this Agreement.
(c)Letter of Credit Fee. The Borrower agrees to pay (i) without duplication of costs and expenses otherwise payable to Revolver Agent or Lenders hereunder or fees otherwise paid by the Borrower, all reasonable costs and expenses incurred by Revolver Agent or any L/C Issuer on account of any Letter of Credit Obligations, and (ii) to Revolver Agent for the ratable benefit of the Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, for each calendar quarter during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all outstanding Letters of Credit multiplied by a per annum rate equal to the Applicable Margin with respect to Revolving Loans which are SOFR Loans; provided, however, during the continuance of any Event of Default under subsection 7.1(a), such rate shall bear interest at such rate plus an additional 2.0% per annum. Such fee shall be paid to Revolver Agent for the benefit of the Revolving Lenders in arrears, on the last Business Day of each Fiscal Quarter, commencing with the Issuance of such Letter of Credit, and on the date on which all L/C Reimbursement Obligations have been discharged. In addition, the Borrower shall pay to any L/C Issuer, on demand, such L/C Issuer’s customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer in respect of the application for, and the issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is Issued.
(d)Revolving Credit Termination Fee. Upon the termination of all Revolving Loan Commitments, the Borrower shall pay to the Revolver Agent a fee for the ratable account of each Revolving Lender in an amount equal to $500,000.
(e)Prepayment Fee. In the event that the Borrower (w) makes a voluntary prepayment of any Term Loans pursuant to Section 1.7(b), (x) makes a mandatory prepayment of any Term Loans pursuant to Section 1.8(c)(iii) or 1.8(d) (but not, for the avoidance of doubt, any other mandatory prepayment), (y) make any prepayment of any Term Loans in connection with a Change of Control (including any refinancing of any portion of the Term Loans), or (z) if the Obligations are accelerated for any reason, including, but not limited to, acceleration in accordance with Section 7.2, or as a result of the commencement of any bankruptcy or insolvency proceeding, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Term Lenders of the applicable Class, if such prepayment or acceleration occurs on or prior to (A) with respect to any Initial Term Loans, First Amendment Incremental Term Loans or First Amendment Delayed Draw Term Loans, the first anniversary of the First Amendment Effective Date or (B) with respect to any Second Delayed Draw Term Loans A, January 15, 2023 (each date set forth in the foregoing clauses (A) and (B), a “Prepayment Premium Termination Date”), a prepayment premium of 1.0% of the aggregate principal amount of the Term Loans of such Class so prepaid or accelerated (the “Prepayment Premium”). For the avoidance of doubt, no Prepayment Premium or other premium shall be payable in respect of a prepayment in respect of a Class of Term Loans after the applicable Prepayment Premium Termination Date with respect to such Class of Term Loans. If, on or prior to the applicable Prepayment Premium Termination Date with respect to a Class of Term Loans, any Term Lender of such Class that is a non-consenting Lender is replaced pursuant to Section 9.22 in connection with any amendment, amendment and restatement or other modification of this Agreement, such Lender (and not any Person who replaces such Lender pursuant to Section 9.22) shall receive the Prepayment Premium described in the preceding sentence with respect to the amount of Term Loans of such Class held by it immediately prior to such replacement. Such amounts shall be due and payable on the date of effectiveness of such prepayment, refinancing, substitution, replacement, amendment, amendment and restatement or other modification.
1.10Payments by the Borrower.
(a)All payments (including prepayments) to be made by each Credit Party on account of principal, interest, Prepayment Premium, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to the Applicable Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to such Applicable Agent (or such other address as such Applicable Agent may from time to time specify in accordance with Section 9.2), and shall be made in Dollars and by wire transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 2:00 p.m. (New York time) on the date due. Any payment which is received by an Agent later than 2:00 p.m. (New York time) may in Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. The Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. The Borrower hereby authorizes the Revolver Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan) to pay (i) interest, principal, L/C Reimbursement Obligations, the Administrative Agent’s fees, Unused Commitment Fees and Letter of Credit Fees, in each instance if not otherwise paid on the date due, or (ii) after five (5) Business Days’ prior notice to the Borrower, other fees, costs or expenses payable by Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.
(b)The ledger balance of the Borrower held in its operating account with the Revolver Agent as of the end of each Business Day shall be applied to the Revolving Credit Obligations at the beginning of the next Business Day. If a credit balance results from such application, it shall not accrue interest in favor of the Borrower and shall be made available to the Borrower.
(c)Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall not in such case be included in the computation of interest or fees, as the case may be.
(d)During the continuance of an Event of Default, Administrative Agent may, and shall upon the direction of Required Revolving Lenders, apply any and all payments, amounts, or distributions of any kind or nature received by Administrative Agent in respect of any Obligation (including without limitation any payments pursuant to any guarantees, any adequate protection payments paid during any Insolvency Proceeding, and any plan distributions in any Insolvency Proceeding) and all proceeds of Collateral received by the Administrative Agent as a result of the exercise of its remedies under the Collateral Documents after the occurrence and during the continuation of an Event of Default in accordance with clauses first through ninth below. Notwithstanding any provision herein to the contrary, all proceeds of Collateral and all payments, amounts, or distributions of any kind or nature collected or received by Administrative Agent in respect of any Obligation (including without limitation any payments pursuant to any guarantees, any adequate protection payments paid during any Insolvency Proceeding, and any plan distributions in any Insolvency Proceeding), including all payments made by Credit Parties to Administrative Agent, after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), shall be applied as follows:
first, to payment of costs and expenses, including Attorney Costs, of the Agents payable or reimbursable by the Credit Parties under the Loan Documents;
second, to payment of Attorney Costs of the Revolving Lenders in respect of the Revolving Credit Facility payable or reimbursable by the Borrower under this Agreement;
third, to payment of all accrued unpaid interest on the Revolving Loans and fees owed to the Revolver Agent, Revolving Lenders and L/C Issuers (regardless of whether such interest, and fees, costs and charges incurred subsequent to the commencement of an applicable Insolvency Proceeding are allowed as part of the claims of the Revolving Creditors under section 506(b) of the Bankruptcy Code or otherwise);
fourth, to payment of principal of the Revolving Loans and L/C Reimbursement Obligations then due and payable until paid in full, and to any Obligations under any Secured Rate Contract or Secured Cash Management Agreement owing to any Secured Swap Provider or Secured Cash Management Provider that is a Revolving Creditor, and cash collateralization of undrawn Letters of Credit;
fifth, to the payment of all other Revolving Credit Obligations owing to the Revolving Lenders then due and payable;

sixth, to payment of Attorney Costs of the Term Lenders payable or reimbursable by the Borrower under this Agreement;
seventh, to payment of all accrued unpaid interest on the Term Loan and fees owed to the Administrative Agent and Term Lenders;
eighth, to payment of principal of the Term Loan then due and payable and to any obligations then due and owing under any Secured Rate Contract or Secured Cash Management Agreement owing to any Secured Swap Provider or Secured Cash Management Provider that is a Term Creditor;
ninth, to all other Obligations owing to the Term Lenders then due and payable; and tenth, any remainder shall be for the account of and paid to the Borrower or any other
Person lawfully entitled thereto.
In carrying out the foregoing, (i) amounts received shall be applied to each category in numerical order until amounts in such category have been paid in full in cash prior to the application to the next succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth, fifth, seventh, eighth and ninth above and (iii) no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Excluded Rate Contract Obligations of such Guarantor. If any Lender receives a payment or distribution to which it is not entitled or permitted to receive pursuant to the foregoing or that is otherwise to be made to a different Lender pursuant to this Agreement, then the Lender wrongfully receiving such payment or distribution shall (i) hold it separate from all of its assets,
(ii) not commingle it with any of the assets of such Lender, (iii) hold such payment or distribution in trust for the benefit of the Lender entitled to such payment or distribution, and (iv) promptly pay the payment or distribution over to the Lender entitled to such payment or distribution or to the Applicable Agent for payment to such Lender.
1.11Payments by the Lenders to the Agents; Settlement.
(a)Disbursements.
(i)Administrative Agent may, on behalf of Term Lenders, disburse funds to the Borrower for Term Loans requested. Each Term Lender shall reimburse Administrative Agent on demand for all funds disbursed on its behalf by Administrative Agent, or if Administrative Agent so requests, each Term Lender will remit to Administrative Agent its Commitment Percentage of any Loan before Administrative Agent disburses same to the Borrower. If Administrative Agent elects to require that each Term Lender make funds available to Administrative Agent prior to disbursement by Administrative Agent to the Borrower, Administrative Agent shall advise each Term Lender by telephone or fax of the amount of such Term Lender’s Commitment Percentage of the Loan requested by the Borrower no later than the Business Day prior to the scheduled Borrowing date applicable thereto, and each such Term Lender shall pay Administrative Agent such Term Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Administrative Agent’s account as set forth on Administrative Agent’s signature page hereto no later than 1:00 p.m. (New York time) on such scheduled Borrowing date. If any Term Lender fails to pay its Commitment Percentage within one (1) Business Day after Administrative Agent’s demand, Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately repay such amount to

Administrative Agent. Any repayment required pursuant to this subsection 1.11(a) shall be without premium or penalty. Nothing in this subsection 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Administrative Agent or Borrower may have against any Term Lender as a result of any default by such Term Lender hereunder .
(ii)Revolver Agent may, on behalf of Revolving Lenders, disburse funds to the Borrower for Loans requested. Each Revolving Lender shall reimburse Revolver Agent on demand for all funds disbursed on its behalf by Revolver Agent, or if Revolver Agent so requests, each Revolving Lender will remit to Revolver Agent its Commitment Percentage of any Loan before Revolver Agent disburses same to the Borrower. If Revolver Agent elects to require that each Revolving Lender make funds available to Revolver Agent prior to disbursement by Revolver Agent to the Borrower, Revolver Agent shall advise each Revolving Lender by telephone or fax of the amount of such Revolving Lender’s Commitment Percentage of the Loan requested by the Borrower no later than 1:00 p.m. (New York time) on the scheduled Borrowing date applicable thereto, and each such Revolving Lender shall pay Revolver Agent such Revolving Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Revolver Agent’s account on such scheduled Borrowing date. If any Revolving Lender fails to pay its Commitment Percentage within one (1) Business Day after Revolver Agent’s demand, Revolver Agent shall promptly notify the Borrower, and the Borrower shall immediately repay such amount to Revolver Agent. Any repayment required pursuant to this subsection 1.11(a) shall be without premium or penalty. Nothing in this subsection 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require Revolver Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Revolver Agent, or Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder.
(b)Settlements. At least once each calendar week or more frequently at Revolver Agent’s election (each, a “Settlement Date”), Revolver Agent shall advise each Revolving Lender by telephone or fax of the amount of such Revolving Lender’s Commitment Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Revolver Agent shall pay to each Revolving Lender such Lender’s Commitment Percentage (except as otherwise provided in subsection 1.1(c)(vi) and subsection 1.11(e)(iv)) of principal, interest and fees paid by the Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.
(c)Availability of Lender’s Commitment Percentage. Revolver Agent may assume that each Revolving Lender will make its Commitment Percentage of each Revolving Loan available to Revolver Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to Revolver Agent by such Revolving Lender when due, Revolver Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Commitment Percentage forthwith upon Revolver Agent’s demand, Revolver Agent shall promptly notify the Borrower and the Borrower shall promptly, and in any event within one (1) Business Day of such notification, repay such amount to Revolver Agent. Any repayment required by this subsection 1.11(c) shall be without premium or penalty. Nothing in this subsection 1.11(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Revolver Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. Without limiting the provisions of subsection 1.11(b), to the extent that Revolver Agent advances funds to the Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such advance is made, Revolver Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Revolving Lender.
(d)Return of Payments.
(i)If Applicable Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Applicable Agent from the Borrower and such related payment is not received by Applicable Agent, then Applicable Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.
(ii)If Applicable Agent determines at any time that any amount received by Applicable Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Applicable Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Applicable Agent on demand any portion of such amount that Applicable Agent has distributed to such Lender, together with interest at such rate, if any, as Applicable Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Applicable Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.
(e)Non-Funding Lenders.
(i)Responsibility. The failure of any Non-Funding Lender to make any Revolving Loan, to fund any purchase of any participation to be made or funded by it, or to make any payment required by it hereunder on the date specified therefor shall not relieve any other Lender of its obligations to make such loan, fund the purchase of any such participation, or make any other payment required hereunder on such date, and no Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other payment required hereunder.
(ii)Reallocation. If any Revolving Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s Letter of Credit Obligations (unless such Lender is the L/C Issuer that Issued such Letter of Credit) shall, at Revolver Agent’s election at any time or upon any L/C Issuer’s written request delivered to Revolver Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment (calculated as if such Non-Funding Lender’s Commitment Percentage was reduced to zero and each other Revolving Lender’s (other than any other Non-Funding Lender’s and any Impacted Lender’s) Commitment Percentage had been increased proportionately), provided, however, that no Revolving Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans and outstanding Letter of Credit Obligations to exceed its Revolving Loan Commitment.
(iii)Voting Rights. Notwithstanding anything set forth herein to the contrary, including Section 9.1, a Non-Funding Lender (other than a Non-Funding Lender who only holds Term Loans) shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders”, “Required Revolving Lenders” or “Lenders directly affected” pursuant to Section 9.1) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Commitment of a Non-Funding Lender may not be increased, extended or reinstated, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced by an amendment, waiver or consent under any Loan Documents, in each case, without the consent of such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders and Required Revolving Lenders, the Loans, Letter of Credit Obligations, and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.
(iv)Borrower Payments to a Non-Funding Lender. Each Applicable Agent is hereby authorized to use all portions of any payments received by such Agent for the benefit of any Non-Funding Lender pursuant to this Agreement as cash collateral. Each Applicable Agent is hereby authorized to use such cash collateral or any portion thereof to pay in part or in full the Aggregate Excess Funding Amount to the appropriate Secured Parties entitled thereto. Each Applicable Agent is hereby authorized and is entitled to hold as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s pro rata share, without giving effect to any reallocation pursuant to subsection 1.11(e)(ii), of all Letter of Credit Obligations until the Facility Termination Date. Upon any unfunded obligations owing by a Non-Funding Lender becoming due and payable, each Applicable Agent is hereby authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. With respect to any Non-Funding Lender’s failure to fund Revolving Loans or purchase participations in Letters of Credit or Letter of Credit Obligations, any amounts applied by any Applicable Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Revolving Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit participation interests from the other Revolving Lenders until such time as the aggregate amount of the Revolving Loans and participations in Letters of Credit and Letter of Credit Obligations are held by the Revolving Lenders in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment. Any amounts owing by a Non-Funding Lender to any Applicable Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans. In the event that any Applicable Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, such Applicable Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to the Agents, L/C Issuers and other Lenders under the Loan Documents, including such Lender’s share of all Revolving Loans, Letter of Credit Obligations, plus, without duplication, (B) all amounts of Letter of Credit Obligations of such Non-Funding Lender reallocated to other Lenders pursuant to subsection 1.11(e)(ii).

(v)Cure. A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender fully pays to the Administrative Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.
(vi)Fees. A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and Borrower shall not be required to pay, such Lender’s portion of the Unused Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof. In the event that any reallocation of Letter of Credit Obligations occurs pursuant to subsection 1.11(e)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to the reallocated portion of the Letter of Credit Obligations shall be payable to all Revolving Lenders based on their pro rata share of the amount of the Letter of Credit Obligations reallocated. So long as a Lender is a Non-Funding Lender, the Letter of Credit Fee payable with respect to any Letter of Credit Obligations of such Non-Funding Lender that has not been reallocated pursuant to subsection 1.11(e)(ii) shall be payable to the L/C Issuer.
(f)Procedures. Each Agent is hereby authorized by each Credit Party and each Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, each Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion, on E-Systems.
1.12[Reserved].
1.13Extensions of Term Loans.
(a)The Borrower may at any time and from time to time request that all or a portion of the Term Loans of one or more given Classes (the “Existing Term Loan Tranche”) be amended to extend the scheduled Term Loan Maturity Date(s) with respect to the Term Loans of such Existing Term Loan Tranche (any such Term Loans that have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 1.13. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other similar fees payable in connection therewith that are not generally shared with all applicable Lenders) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are intended to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Extended Term Loans hereunder that have more than three (3) different Term Loan Maturity Dates;
(ii) the economic terms of the Extended Term Loans (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the economic terms for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided, that no Extended Term Loans may be optionally prepaid prior to the Term Loan Maturity Date of the Initial Term Loans, unless such optional prepayment is accompanied by a pro rata optional prepayment of all outstanding Term Loans; provided, however, that (A) no Event of Default shall have occurred and be continuing at the time an Extension Request is delivered to Lenders, (B) in no event shall the Term Loan Maturity Date of any Extended Term Loans of a given Extension Series at the time of establishment thereof be earlier than the Term Loan Maturity Date of the Existing Term Loan Tranche, (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of the Existing Term Loan Tranche, (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (E) any Extended Term Loans may participate on a pro rata basis or less than (but not greater than a pro rata basis) in any voluntary repayments or prepayments of principal of Term Loans hereunder and on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis), in any mandatory repayments or prepayments of Term Loans hereunder, in each case as specified in the respective Extension Request. Any Extended Term Loans amended pursuant to any Extension Request shall be designated a series (each, a “Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Term Loan Tranche (in which case scheduled amortization with respect thereto shall be proportionately increased). Each request for an Extension Series of Extended Term Loans proposed to be incurred under this Section 1.13 shall be in an aggregate principal amount that is not less than
$5,000,000 (it being understood that the actual principal amount thereof provided by the applicable
Lenders may be lower than such minimum amount) and the Borrower may impose an Extension Minimum Condition with respect to any Extension Request, which may be waived by the Borrower in its sole discretion.
(b)Extension Request.    The Borrower shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the Existing Term Loan Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 1.13. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche which it has elected to request be amended into Extended Term Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche in respect of which applicable Term Lenders shall have accepted the applicable Extension Request exceeds the amount of Extended Term Loans requested to be extended pursuant to the Extension Request, Term Loans subject to Extension Elections shall be amended to Extended Term Loans on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans included in each such Extension Election.

(c)Extension Amendment. Extended Term Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender providing an Extended Term Loan thereunder, which shall be consistent with the provisions set forth in Section 1.13(a) above (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the applicable conditions set forth in Section 2.2 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 1.8(a) with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans required to be paid thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 1.8(a)), (iii) otherwise modify the prepayments set forth in Section 1.8 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) address technical issues relating to funding and payments and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 1.13, and each Lender hereby expressly authorizes the Administrative Agent to enter into any such Extension Amendment.
(d)No conversion of Loans pursuant to any Extension in accordance with this Section 1.13 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.
(e)This Section 1.13 shall supersede any provisions in Section 9.11(b) or 9.1 to the contrary.
(f)The Required Lenders hereby consent to the incurrence of the Eighth Amendment Consenting Loans.

(g)The Required Lenders hereby consent to the incurrence of the Ninth Amendment Consenting Loans.
ARTICLE II    - CONDITIONS PRECEDENT
1.1Conditions to Closing. The effectiveness of this Agreement as of the Closing Date is subject to satisfaction of the following conditions, except as otherwise agreed between the Borrower and Administrative Agent:

(a)Loan Documents. The Administrative Agent shall have received on or before the Closing Date all of the agreements, documents, instruments and other items set forth on the Closing Checklist attached hereto as Exhibit 2.1(a) unless otherwise agreed by the Administrative Agent each in form and substance reasonably satisfactory to the Administrative Agent and executed and delivered by an authorized representative of each party hereto.

(b)Solvency. The Administrative Agent shall have received a solvency certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrower (after giving effect to the Transactions) substantially in the form attached hereto as Annex A.
(c)Fee and Expenses. Payment of all fees and expenses due to the Administrative Agent, the Revolver Agent and the Lenders and required to be paid on the Closing Date, to the extent invoiced at least three Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower).
(d)Representations and Warranties. The representations and warranties by any Credit Party contained herein or in any other Loan Document shall be true and correct in all material respects as of such date with the same effect as though made on and as of such date, except to the extent that such representation or warranty expressly relates to an earlier date, in which event such representations and warranties shall be true and correct in all material respects on and as of such earlier date; provided, however, that, any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
(e)No Default. No Default or Event of Default has occurred and is continuing.
(f)PATRIOT Act. The Lenders shall have received, at least five (5) days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been requested in writing at least ten (10) days prior to the Closing Date.
(g)Certificate of Beneficial Ownership. The Administrative Agent and each Lender shall have received, for any Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, in form and substance acceptable to the Administrative Agent, a Certificate of Beneficial Ownership duly authorized, executed and delivered by each Credit Party.
(h)No Material Adverse Effect. Since June 30, 2019, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(i)The Refinancing. The Refinancing shall have been (or substantially simultaneously be) consummated, and the Borrower shall have delivered (or caused to be delivered) to Administrative Agent all payoff letters, documents or instruments reasonably necessary to release all Liens securing, and cause the termination or release of all guarantees in respect of, the Existing Credit Agreement on or before or substantially simultaneously with, the Closing Date.
(j)Financial Statements. The Arrangers shall have received (a) the audited consolidated balance sheet of the Borrower and its consolidated subsidiaries for the Fiscal Year ended June 30, 2019, and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the Fiscal Year then ended, (b) an unaudited consolidated statement of profit and loss of the Borrower and its consolidated subsidiaries for the fiscal months ended July 31, 2019, and August 31,

2019, and (c) a pro forma consolidated balance sheet and related pro forma consolidated statement of operations of the Borrower and its consolidated subsidiaries as of and for the twelve-month period ending on the last day of the twelve-month period ended June 30, 2019, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statement of income).
Without limiting the generality of the provisions of Section 8.5, for purposes of determining compliance with the conditions specified in this Section 2.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
1.2Conditions to All Borrowings after the Closing Date. The obligation of each Lender to make any Loans (other than a conversion or continuation election pursuant to a Notice of Conversion/Continuation) and of each L/C Issuer to Issue, or cause to be Issued, a Letters of Credit hereunder, in each case after the Closing Date, is subject to satisfaction of the following conditions:
(a)The representations and warranties by any Credit Party contained herein or in any other Loan Document shall be true and correct in all material respects as of such date with the same effect as though made on and as of such date, except to the extent that such representation or warranty expressly relates to an earlier date, in which event such representations and warranties shall be true and correct in all material respects as of such earlier date; provided, however, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
(b)No Default or Event of Default has occurred and is continuing or would result from giving effect to such Loan (or the incurrence of such Letter of Credit Obligation);
(c)the Borrower shall have delivered to the Applicable Agent a duly executed Notice of Borrowing; and
(d)with respect to any Borrowing of Revolving Loans and/or any Issuance of a Letter of Credit that would result in the Total Revolving Exposure exceeding $50,000,000 after giving effect to such Borrowing of Revolving Loans and/or Issuance of Letter of Credit, as applicable, the Asset Coverage Ratio, after giving effect to such Borrowing of Revolving Loans and/or Issuance of Letter of Credit, as applicable, on a Pro Forma Basis, shall not be less than the minimum ratio set forth in the table below for the most recently ended month prior to the date of such Borrowing:

Date	Minimum Asset Coverage Ratio
July 31, 2022	1.337:1.000
August 31, 2022	1.337:1.000
September 30, 2022	1.284:1.000
October 31, 2022	1.243:1.000
November 30, 2022	1.139:1.000
December 31, 2022	1.192:1.000

January 31, 2023	1.303:1.000
February 28, 2023	1.278:1.000
March 31, 2023	1.405:1.000
April 30, 2023	1.405:1.000

Date	Minimum Asset Coverage Ratio
May 31, 2023	1.399:1.000
June 30, 2023	1.280:1.000
July 31, 2023	1.237:1.000
August 31, 2023	1.237:1.000
September 30, 2023	1.222:1.000
October 31, 2023; November, 30, 2023; and December 31, 2023	1.422:1.000
January 31, 2024; February 29, 2024; and March 31, 2024	1.622:1.000
April 30, 2024; May 31, 2024 and June 30, 2024	1.822:1.000
July 31, 2024; August 31, 2024; and September 30, 2024	2.022:1.000
October 31, 2024 and the last date of each month ending thereafter	2.222:1.000

provided, that the accounting and calculation methodology, principles and assumptions used by the Borrower to calculate the Asset Coverage Ratio for the applicable period above shall be a Conforming Calculation as set forth in a certificate of a Responsible Officer delivered to the Administrative Agent and Revolver Agent with the applicable Notice of Borrowing, it being understood and agreed that such calculation shall be deemed to be a Conforming Calculation (i) to the extent determined to be a Conforming Calculation in connection with the Compliance Certificate related to the applicable Test Period in accordance with Section 6.1, and (ii) otherwise unless the Administrative Agent or the Required Lenders or Required Revolving Lenders have notified the Borrower in writing within three (3) Business Days following delivery of the applicable Borrowing Notice.

The request by the Borrower and acceptance by the Borrower of proceeds of any Loans or the incurrence of any Letter of Credit Obligations (other than a conversion or continuation election pursuant to a Notice of Conversion/Continuation) shall be deemed to constitute, as of the date thereof, a representation and warranty by the Borrower that the conditions specified in Sections 2.2(a) and (b) have been satisfied.
ARTICLE III    - REPRESENTATIONS AND WARRANTIES
The Credit Parties, jointly and severally, represent and warrant to the Agents and each Lender at the time of each Credit Extension (to the extent required to be true and correct for such Credit Extension pursuant to Article II) that:
1.1Corporate Existence and Power. Each Credit Party and each Subsidiary:
(a)is a corporation, limited liability company or limited partnership, as applicable, duly organized or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;
(b)(x) (i) has the requisite power and authority and (ii) all governmental licenses, authorizations, Permits, consents and approvals, in each case, to own its assets, carry on its business and, (y) in the case of the Credit Parties, execute, deliver, and perform its obligations under the Loan Documents to which it is a party;
(c)is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and
(d)is in compliance with all Requirements of Law;
except, in each case referred to in clause (b)(x)(ii), clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
1.2Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Credit Parties of this Agreement, and by each Credit Party and each of their respective Subsidiaries of any other Loan Document to which such Person is a party:
(a)have been duly authorized by all necessary action;
(b)do not contravene the terms of any of that Person’s Organization Documents;
(c)do not (i) conflict with or result in any breach or contravention of or (ii) result in the creation of any Lien under, in each case, any document (other than under the Collateral Documents or as permitted hereunder) evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; and
(d)do not violate any Requirement of Law;
except in each case referred to in clause (c)(i) or clause (d), to the extent that such conflict, breach, contravention or violation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

1.3Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to the Administrative Agent under the Collateral Documents, (b) those obtained or made on or prior to the Closing Date or (c) those approvals, consents, exemptions, authorizations, or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

1.4Binding Effect. This Agreement and each other Loan Document to which any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, (ii) the need for recordings and filings in connection with the Liens granted to the Administrative Agent under the Collateral Documents and (iii) the effect of foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries.
1.5Litigation. Except as specifically disclosed in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of any Credit Party, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority against any Credit Party, any Subsidiary of any Credit Party that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
1.6ERISA Compliance. As of the Closing Date, no ERISA Affiliate sponsors or has ever sponsored; has or has ever had an obligation to contribute to; or has incurred or reasonably expects to incur any material liability under any Title IV Plan or Multiemployer Plan. Except as would not have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur. No Credit Party is or will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, Letter of Credit or the Commitments.
1.7Margin Regulations. Proceeds of the Loans shall not be used for the purpose of purchasing or carrying Margin Stock. As of the Closing Date, except as set forth in Schedule 3.7, no Credit Party and no Subsidiary of any Credit Party owns any Margin Stock.
1.8Title to Properties. As of the Closing Date, the Real Estate listed in Schedule 3.8 constitutes all of the Real Estate owned by, or that is used or intended to be used in the business of, each Credit Party and each of their respective Subsidiaries. Each of the Credit Parties and each of their respective Subsidiaries has good and marketable indefeasible title in fee simple to, or valid leasehold interests in (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and as limited by general principles of equity that restrict the availability of equitable remedies), all Real Estate, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses except where the failure to have such title or interest would not reasonably be expected to have a Material Adverse Effect. None of the Property of any Credit Party or any Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens.
1.9Taxes. All federal, state, local and foreign income and franchise and other tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are correct in all material respects, and all Taxes reflected therein or otherwise due and payable (including in its capacity as a withholding agent) have been timely paid, except for those (a) contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP or (b) for which the failure to file or pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

1.10Financial Condition.
(a)The audited consolidated balance sheet of the Borrower and its consolidated subsidiaries for the Fiscal Year ended June 30, 2019 and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the Fiscal Year then ended:
(i)were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and
(ii)present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.
(b)Since June 30, 2019, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(c)All financial performance projections delivered to the Administrative Agent, including the financial performance projections delivered on or prior to the Closing Date and all Projections delivered pursuant to Section 4.2, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made, it being acknowledged and agreed by the Administrative Agent and Lenders that projections by their nature are inherently uncertain and not to be viewed as facts and no assurances are made that actual results reflected in such projections will be achieved and actual results may vary from such projections and that such variances may be material.
1.11Environmental Matters.
Except as set forth in Schedule 3.11 and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and no Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice, in each case relating in any manner to any Environmental Law, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that would reasonably be expected to result in any such Lien attaching to any such property, (d) no Credit Party and no Subsidiary of any

Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (e) all Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Subsidiary of each Credit Party is free of contamination by any Hazardous Materials, except as would not reasonably be expected to result in an Environmental Liability, and (f) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation by any Credit Party or any Subsidiary of any Credit Party of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws.
1.12Regulated Entities. None of the Credit Parties nor any of their Subsidiaries is or is required to be registered as an “investment company” under Investment Company Act of 1940.
1.13Solvency. On the Closing Date, Borrower and its Subsidiaries on a consolidated basis, are Solvent.
1.14Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Subsidiary, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.14, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary.
1.15Intellectual Property. Each Credit Party and each Subsidiary of each Credit Party owns, is licensed to use or otherwise has the right to use all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own, license or otherwise have the right to use would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party does not infringe, misappropriate, dilute or violate any Intellectual Property owned by any other Person and (b) no other Person has threatened in writing any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in any Intellectual Property owned or licensed by any Credit Party or any Subsidiary of any Credit Party, other than, in each case, as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
1.16Subsidiaries; Outstanding Equity Interests. Except as set forth in Schedule 3.16, as of the Closing Date (after giving effect to the Transactions), no Credit Party and no Subsidiary of any Credit Party has any Subsidiaries or is engaged in any joint venture or partnership with any other Person. All issued and outstanding Equity Interests of each of the Credit Parties and each of their respective Subsidiaries that are Subsidiaries are duly authorized and validly issued, fully paid and, if applicable, non-assessable, and all Equity Interests owned by a Credit Party (or a Subsidiary) in such Subsidiaries are owned free and clear of all Liens other than, (i) Liens in favor of Administrative Agent, for the benefit of the Secured Parties and (ii) any Lien that is permitted under Section 5.1. As of the Closing Date, Schedule 3.16 (a) sets forth the name and jurisdiction of each Domestic Subsidiary that is a Credit Party, (b) sets forth the ownership interest of the Credit Parties and any other Subsidiary thereof in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the

Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.
1.17Perfection. Except as otherwise contemplated hereby or under any other Loan Documents (including Section 4.13), as of the Closing Date, all filings and other actions necessary to perfect and protect the Liens on the Collateral created under, and as required by, the Collateral Documents have been duly made or taken or otherwise provided for (to the extent required hereby or by the applicable Collateral Documents) and are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions (to the extent required hereby or by the applicable Collateral Documents), a perfected first priority Lien in the Collateral, securing the payment of the Obligations, subject to Liens permitted by Section 5.1.
Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, neither the Borrower nor the other Credit Parties make any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement.
1.18Full Disclosure. The reports, financial statements, certificates and other written information furnished by or on behalf of any Credit Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement when taken as a whole did not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading.
1.19Sanctions. (i) None of the Borrower or its Subsidiaries will directly or, to the knowledge of the Borrower or such Subsidiary, indirectly, use the proceeds of the Loans in violation of applicable Sanctions or otherwise knowingly make available such proceeds to any Person for the purpose of financing the activities of any Sanctioned Person, except to the extent licensed, exempted or otherwise approved by a competent governmental body responsible for enforcing such Sanctions, (ii) none of the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary, their respective directors, officers or employees or, to the knowledge of the Borrower, any controlled Affiliate of the Borrower or its Subsidiaries that will act in any capacity in connection with or benefit from any Facility, is a Sanctioned Person and (iii) none of the Borrower, its Subsidiaries or, to the knowledge of the Borrower or such Subsidiary, their respective directors, officers and employees, are in violation of applicable Sanctions in any material respect.
1.20Patriot Act and Anti-Corruption Laws.
(a)To the extent applicable, each of the Borrower and its Subsidiaries is in compliance, in all material respects, with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the Patriot Act.
(b)(i) No part of the proceeds of any Loan (or any Letter of Credit) will be used directly or, to the knowledge of the Borrower and its Subsidiaries, indirectly, (A) for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or (B) except as would not reasonably be expected to have a Material Adverse Effect, in violation of any other Anti-Corruption Laws and (ii) the Borrower, its Subsidiaries and, to the knowledge of the Borrower or such Subsidiary, their respective directors, officers and employees, are currently in compliance with (A) the FCPA in all material respects and (B) except as would not reasonably be expected to have a Material Adverse Effect, any other Anti-Corruption Laws.

1.21Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to the Administrative Agent and Lenders for each Credit Party on or prior to the Closing Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered.
ARTICLE IV    - AFFIRMATIVE COVENANTS
From and after the Closing Date and until the Facility Termination Date, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 4.1, 4.2 and 4.3) cause each of its Subsidiaries to:
1.1Financial Statements.    Deliver to the Administrative Agent for prompt further distribution to each Lender:
(a)commencing with the Fiscal Year ending June 30, 2022, within sixty (60) days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year setting forth in each case in comparative form the figures for the previous Fiscal Year and accompanied by the report of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report shall (i) be prepared in accordance with generally accepted auditing standards,
(ii) state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP and (iii) not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as a result of the impending maturity of any Facility or any other Indebtedness); and
(b)commencing with the Fiscal Quarter ending September 30, 2022, within forty-five (45) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter) of each Fiscal Year, a copy of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries, and the related consolidated statements of income and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrower by an appropriate Responsible Officer of the Borrower as fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures; provided that, such balance sheet and/or related consolidated statements of income and cash flows shall not contain any statement (including in any footnote and/or commentary thereto) that there is substantial doubt or similar disclosure about the Borrower’s ability to continue or operate as a going concern or the Borrower’s inability to comply with any applicable financial covenants or otherwise be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope (in each case, except as a result of the impending maturity of any Facility or any other Indebtedness).

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 4.1 shall be deemed to have been satisfied with respect to financial information of the Borrower and the Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC on the date (i) on which the Borrower posts such information, or provides a link thereto, on the Borrower’s website, (ii) on which such information is posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which the Borrower (or a parent company thereof) publicly files such information with the SEC; provided that, with respect to clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by unaudited consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent of the Borrower, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 4.1(a), such materials are, to the extent applicable, accompanied by a report of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report shall (x) be prepared in accordance with generally accepted auditing standards, (y) state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP and (z) not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as a result of the impending maturity of any Facility or any other Indebtedness).
1.2Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:
(a)(i) together with each delivery of financial statements pursuant to subsections 4.1(a)and 4.1(b), a Narrative Report, and (ii) together with each delivery of financial statements pursuant to subsections 4.1(a) and 4.1(b), a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year;
(b)concurrently with the delivery of the financial statements referred to in subsections 4.1(a) and 4.1(b) above, a fully and properly completed Compliance Certificate in the form of Exhibit 4.2(b), certified by a Responsible Officer of the Borrower, which shall include a certification from such Responsible Officer as to compliance with subsection 6.1 and that such financial statements accurately reflect any cohort tail adjustments for the period covered by such financial statements;
(c)no later than sixty (60) days after the last day of each Fiscal Year of the Borrower, a reasonably detailed annual budget of the Borrower and its Subsidiaries for the next Fiscal Year on a month by month basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of projected cash flow and projected income for such Fiscal Year and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material;
(d)together with each delivery of any financial statement for any Fiscal Year pursuant to subsection 4.1(a), each certified as complete and correct by a Responsible Officer of the

Borrower, a reasonably detailed summary of all material insurance coverage maintained as of the date thereof by any Credit Party;
(e)within thirty (30) days after the end of each month, deliver to the Agents an aged schedule of the accounts of the Borrower, listing the name and amount due from each account debtor and showing the aggregate amounts due from (i) 0-30 days, (ii) 31-60 days, (iii) 61-90 days and
(iv) more than 90 days, and certified as accurate by the Borrower’s treasurer or chief financial officer;
(f)within five (5) Business Days after the end of each month, a certificate of a Responsible Officer of the Borrower certifying (i) that no Default or Event of Default has occurred and is then continuing and (ii) as to compliance with subsection 6.2 for such month and a reasonably detailed calculation of Liquidity for such month;
(g)within fifteen (15) days after the delivery of the Compliance Certificate with respect to each Fiscal Quarter (commencing with the Fiscal Quarter ending September 30, 2022), an actuarial report from an independent actuary reasonably acceptable to the Required Lenders that is engaged by the Borrower on terms reasonably acceptable to the Required Lenders with respect to the Commission Receivables of the Borrower and its Subsidiaries included in the calculation of the Asset Coverage Ratio for the most recently ended Test Period;
(h)within five (5) Business Days after the end of each month, deliver to the Administrative Agent and the Lenders a scorecard report substantially in the form attached hereto as Schedule 4.2(h) with respect to non-financial key performance indicators described in such Schedule 4.2(h) for such month;
(i)within sixteen (16) Business Days after the end of each month, deliver to the Administrative Agent (i) a 13-week cash flow forecast of receipts and disbursements in form and substance reasonably acceptable to the Required Lenders and certified by the Chief Financial Officer of the Borrower as prepared in good faith, set forth on a weekly basis, (ii) a variance report showing actual cash receipts and disbursements for the four (4) week period ending as of the end of such month and providing an explanation to all material variances to the applicable 13-week cash flow forecast and (iii) an income statement, balance sheet and cash flow statement for such month in forms consistent with the budget prepared by the Company for the Fiscal Year ending June 30, 2023, along with variance calculations with respect to such budget (or other budget delivered pursuant to Section 4.2(c) above, as applicable); and (iv) a policy count by cohort, in form reasonably satisfactory to the Required Lenders; and
(j)promptly, such additional business, financial, corporate affairs, perfection certificate and other information as the Administrative Agent or Revolver Agent may from time to time reasonably request.
1.3Notices. The Borrower shall notify promptly the Administrative Agent, Revolver Agent and each Lender of each of the following (and in no event later than five (5) Business Days after a Responsible Officer becoming aware thereof):
(a)the occurrence or existence of any Default or Event of Default;
(b)(i) any breach or non-performance of, or any default under, any Contractual Obligation by any Credit Party or any Subsidiary of any Credit Party, or (ii) any violation of, or non-compliance with, any Requirement of Law, in either case which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(c)of the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against any Credit Party or any of its Subsidiaries, that could in each case reasonably be expected to result in a Material Adverse Effect;
(d)the commencement of any litigation or proceeding against any Credit Party or any Subsidiary of any Credit Party (i) that has resulted or is reasonably likely to result in liability of a Credit Party or any Subsidiary in excess of $5,000,000, as determined in good faith by the Borrower, or
(ii) in which injunctive or similar relief is sought which could reasonably be expected to have a Material Adverse Effect;
(e)(i) the receipt by any Credit Party of any notice of violation by a Credit Party or any Subsidiary of any Credit Party or potential liability of a Credit Party or any Subsidiary of any Credit Party under Environmental Law, (ii) (A) unpermitted Releases by a Credit Party or any Subsidiary of any Credit Party, (B) the existence of any condition that could reasonably be expected to result in violations by a Credit Party or any Subsidiary of any Credit Party of any Environmental Law or result in any Environmental Liabilities or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation by a Credit Party or any Subsidiary of any Credit Party of any Environmental Law or any Environmental Liabilities, which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in a Material Adverse Effect, and (iii) the receipt by any Credit Party of notification that any property owned by any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities, which would reasonably be expected to result in a Material Adverse Effect;
(f)the occurrence of an ERISA Event which would reasonably be expected to result in a Material Adverse Effect;
(g)any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and
(h)any fact, event or circumstance that would be reasonably expected to have a material effect on cohort tail adjustments or policy renewals and that would be reasonably expected to be reflected in a future financial reporting period, together with a reasonably detailed summary of such material fact, event or circumstances (provided that, solely with respect to this Section 4.3(h), the five
(5) Business Day period described in the first paragraph of Section 4.3 shall only commence once the Company has determined that such a fact, event or circumstance would reasonably be expected to have such a material effect).
Each notice pursuant to this Section 4.3 shall be in electronic form accompanied by a statement by a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein, and stating what action the Borrower or other Person proposes to take with respect thereto. Each notice under subsection 4.3(a) shall describe with reasonable particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.
1.4Preservation of Corporate Existence. Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a)preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except, with respect to the Borrower’s Subsidiaries, in connection with transactions permitted by Section 5.3;
(b)preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2;

(c)use its commercially reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it;
(d)preserve or renew all of its registered trademarks, trade names and service marks; and
(e)conduct its business and affairs without the knowing infringement, misappropriation or dilution of any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its IP Licenses;
except, in the case of clause (a) (other than with respect to the Borrower), (b), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
1.5Maintenance of Property. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its material tangible Property which is used or useful in its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted, and shall make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
1.6Insurance. Each Credit Party shall, and shall cause each of its Subsidiaries to,
(i) maintain or cause to be maintained in full force and effect all policies of insurance with respect to the property and businesses of the Credit Parties and such Subsidiaries against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by each other Persons, with insurance companies or associations (in each case that are not Affiliates of Borrower) that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed and (ii) cause all such insurance relating to any property or business of any Credit Party to name Administrative Agent as additional insured or loss payee, as appropriate. All policies of insurance on real and personal property of the Credit Parties will contain an endorsement, in form and substance reasonably acceptable to Administrative Agent, showing loss payable to Administrative Agent (Form CP 1218 or equivalent) and extra expense and business interruption endorsements. Notwithstanding the requirement in clause (i) above, Federal Flood Insurance shall not be required for (x) Real Estate not located in a Special Flood Hazard Area, or (y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.
1.7Payment of Taxes. Such Credit Party shall, and shall cause of each of its Subsidiaries, to pay, discharge or otherwise satisfy, as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (a) any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (b) the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
1.8Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
1.9Inspection of Property and Books and Records; Lender Financial Advisor.
(a)Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which entries in accordance with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).
(b)Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice, provide access to such property to the Administrative Agent and Revolver Agent and any of their Related Persons; provided that only the Administrative Agent and Revolver Agent on behalf of the Lenders may exercise rights under this Section 4.9(b) and the Administrative Agent and Revolver Agent shall not exercise such rights more than two (2) times, in aggregate, during any calendar year and only one (1) such time shall be at the Borrower’s expense (in each case, unless an Event of Default shall have occurred and be continuing, in which event the Administrative Agent and Revolver Agent shall have access during normal business hours and upon reasonable advance notice and may exercise such as frequently as the Administrative Agent and Revolver Agent determine to be appropriate). Each Agent shall consult with the other Agent on the timing of such inspections. The Administrative Agent and Revolver Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Any Agent and any Lender may accompany any other Agent or its Related Persons in connection with any inspection, in the case of a Lender, at such Lender’s expense. Notwithstanding anything to the contrary in this Section 4.9, none of the Borrower or any of the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to any Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.
(c)The Borrower shall, and the Borrower shall cause an appropriate Responsible Officer to, participate in discussions with the Lenders and/or the Lender Financial Advisor, on behalf of the Required Lenders, subject to Section 9.5, as may be reasonably requested by the Required Lenders and/or the Lender Financial Advisor (with reasonable prior notice to the Borrower) concerning the Borrower’s assets (including the calculation of the Asset Coverage Ratio), operations, financial condition and performance or any other matter reasonably requested by the Required Lenders or the Lender Financial Advisor following the delivery of information by the Borrower pursuant to Section 4.2(a), 4.2(b), 4.2(h) and/or 4.2(i).
1.10Use of Proceeds.

(a)The Borrower shall use the proceeds of the Term Loans funded on the Closing Date (i) to finance the Specified Equity Payments, (ii) to fund cash to the balance sheet of the Borrower of which at least $68.0 million shall be deposited on the Closing Date in the specified deposit account,
(iii) to effect the Refinancing, as applicable, (iv) to pay the Transaction Expenses and (v) otherwise for general corporate purposes.
(b)The Borrower shall use the proceeds of First Amendment Incremental Term Loans to finance Capital Expenditures, and to pay fees and expenses incurred in connection therewith.
(c)After the Closing Date, the Borrower shall use any Borrowing of Revolving Loans or Letter of Credit for any purpose not otherwise prohibited under this Agreement, including for general corporate purposes, working capital needs, the repayment of Indebtedness and the making of Investments.
(d)The Borrower shall use the proceeds of the Delayed Draw Term Loans for general corporate purposes and working capital needs.
1.11Additional Collateral; Additional Guarantors. At the Borrower’s expense, subject to the limitations and exceptions of this Agreement, including, without limitation, the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:
(a)Upon the formation or acquisition of any new direct or indirect Subsidiary (in each case, other than an Excluded Subsidiary) by any Credit Party or any Subsidiary becoming a Subsidiary (in each case, other than an Excluded Subsidiary) or solely at the option of the Borrower, any other Subsidiary that is not a Subsidiary:
(i)within 30 days after such formation, acquisition or designation, or such longer period as the Administrative Agent may agree in its discretion:
(A)cause each such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement or any Subsidiary that the Borrower intends to join as a Guarantor to duly execute and deliver to the Administrative Agent, other than with respect to any Excluded Assets, joinders to relevant Collateral Documents, joinders to other security agreements and documents as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent, in each case granting Liens required by the Collateral and Guarantee Requirement;
(B)cause each such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement (and the parent of each such Subsidiary that is a Guarantor) or any Subsidiary that the Borrower intends to join as a Guarantor to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement or the Guaranty and Security Agreement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;
(C)take and cause such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement and the parent of such

Subsidiary or any Subsidiary that the Borrower intends to join as a Guarantor to take whatever action (including the recording of Mortgages, the filing of UCC financing statements and delivery of stock and membership interest certificates to the extent certificated) as may be required pursuant to the terms of the Collateral Documents or as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;
(ii)if reasonably requested by the Administrative Agent, within thirty (30) days after such request (or such longer period as the Administrative Agent may agree in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Credit Parties to the Administrative Agent as to such customary matters set forth in this Section 4.11(a) as the Administrative Agent may reasonably request;
(iii)as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent with respect to each Material Real Property, any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Borrower; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and
(iv)if reasonably requested by the Administrative Agent, within thirty (30) days after such request (or such longer period as the Administrative Agent may agree in its discretion), deliver to the Administrative Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i), (ii) or (iii) or clause (b) below.
(b)Not later than ninety (90) days after the acquisition by any Credit Party of Material Real Property as determined by the Borrower (acting reasonably and in good faith) (or such longer period as the Administrative Agent may agree in its discretion) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, which property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, cause such property to be subject to a Lien and Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties and take, or cause the relevant Credit Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of this Agreement, including, without limitation, the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.
1.12Further Assurances. Promptly upon reasonable request by the Administrative Agent, the Credit Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement. If the Administrative Agent reasonably determines that it is required by applicable law to have appraisals prepared in respect of the Real Property of any Credit Party subject to a mortgage constituting Collateral, the Borrower shall comply with all applicable requirements imposed by law to enable the Administrative Agent to obtain appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.
1.13Environmental Matters. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.
1.14Certificate of Beneficial Ownership and Other Additional Information. Provide to Administrative Agent and each Lender: (i) upon request of the Administrative Agent, confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Administrative Agent or a new Certificate of Beneficial Ownership specifying the individual(s) to be identified as a Beneficial Owner; and (ii) such other information and documentation as may reasonably be requested by Administrative Agent and each Lender from time to time for purposes of compliance by Administrative Agent or Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Administrative Agent or such Lender to comply therewith.
1.15Board Observation. Until the Facility Termination Date, the Borrower shall permit (x) one representative of up to three (3) Term Lenders holding (together with their affiliates) an aggregate of at least $100,000,000 of Term Loans outstanding at the applicable time and (y) one representative of the Revolving Lenders (each a “Board Observer” and, collectively, the “Board Observers”) to attend as an observer, each meeting (whether telephonic, by video conference or in-person) of Borrower’s board of directors, and each meeting of the audit committee thereof and of any executive committee to which material decision-making responsibilities of the exiting board are delegated thereof (other than the HealthCare Oversight Committee). In connection with the foregoing, Borrower shall provide the Board Observers with notice of any such meeting, and with any and all materials, correspondence or communications provided to the board of directors (or applicable committee) with respect to each such meeting, substantially concurrently with notice and with the distribution of such materials to the members of the board of directors (or applicable committee). Notwithstanding the foregoing, neither the Administrative Agent nor any Lender nor any such Board Observer designated shall have the right to receive (and Board Observers may be recused from discussion regarding) (A) information directly and exclusively pertaining to strategy, negotiating positions or similar matters relating to the this Agreement (or other related documents or obligations), any refinancing or restructuring of the Obligations, any change of control transaction or shareholder activist matter, or any other transaction or matter in which the Administrative Agent, Lenders or any of their respective Affiliates is adverse to the Credit Parties,
(B) any information that would jeopardize, in the opinion of counsel, any Credit Party’s attorney-client privilege and any non-financial information that is competitively sensitive, including trade secrets, or (C) any information to the extent contrary to applicable law or applicable stock exchange rules. Neither the Administrative Agent nor any Lender nor any such Board Observer shall be entitled to be present (in-person, by videoconference or telephonically) at that portion of any meeting when any such information is discussed. The reasonable travel expenses incurred by the Board Observer in attending any board or committee meeting held in-person shall be promptly reimbursed by the Credit Parties to the

Administrative Agent or the Lenders, as applicable, unless reasonable provision is made for the Board Observers to attend by video-conference. Each applicable Lender may elect, at its option, to have its respective Board Observer attend each meeting in-person, by videoconference or telephonically. The Board Observers shall be bound by the confidentiality obligations applicable to all other members of the board of directors of the Borrower. At any time and from time to time while such a Lender has the right to designate a Board Observer, the Board Observer appointed by such Lender may be removed or replaced by such Lender in its sole discretion. The Borrower agrees to take all necessary actions to effect such removal and/or replacement promptly following written notice by a Lender to the Borrower of such removal or replacement. No Board Observer shall, by virtue of his or her capacity as such, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to any of the Credit Parties or their shareholders or any other person or entity or any duties (fiduciary or otherwise) otherwise applicable to the members of any board of directors (or similar governing body or committee).
1.16Post-Closing Matters. Each Credit Party shall, and shall cause each of its Subsidiaries to, satisfy the requirements set forth on Schedule 4.16 on or before the date specified for such requirement or such later date as agreed to by the Administrative Agent in its sole discretion.
ARTICLE V    - NEGATIVE COVENANTS
From and after the Closing Date and until the Facility Termination Date:
1.1Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
(a)any Lien existing on the Property of any Credit Party or any Subsidiary of any Credit Party on the Closing Date and set forth in Schedule 5.1 securing Indebtedness outstanding on such date permitted by subsection 5.5(c), and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 5.5, and (B) proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 5.5;
(b)any Lien created under any Loan Document;
(c)Liens for taxes, fees, assessments or other governmental charges (i) which are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction;
(d)carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business securing obligations which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction;

(e)Liens consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, health, disability or employee benefits, unemployment insurance and other social security laws or similar legislation or regulation or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;
(f)Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 7.1(h);
(g)zoning, building codes and other land use laws regulating the use or occupancy of such Real Estate or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Estate that are not violated by the use or occupancy of such Real Estate by, or the operation and conduct of the businesses of, any Credit Party or any Subsidiary of any Credit Party, or any violation which would not have a Material Adverse Effect on the businesses of any Credit Party or any Subsidiary of a Credit Party;
(h)easements, covenants, conditions, rights-of-way and other restrictions, defects, encroachments, protrusions and other similar encumbrances and minor title defects affecting title, matters that would be shown on a survey and other similar encumbrances incurred in the Ordinary Course of Business which do not in the aggregate materially interfere with the ordinary conduct of the business of the Credit Parties and the Subsidiaries of any Credit Party, taken as a whole, or the use of the property for its intended purpose;
(i)Liens on any Property acquired, held or improved by any Credit Party or any Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring, holding or improving such Property and permitted under subsection 5.5(d); provided that (i) any such Lien is created within 90 days of the acquisition, construction, repair, lease or improvement of the property subject to such Lien (or is a Lien securing a Permitted Refinancing of Indebtedness secured by Liens so created), (ii) such Lien attaches solely to the Property so acquired (except for replacements, additions and accessions to such property) in such transaction and the proceeds and products thereof, and the proceeds and products thereof and customary security deposits and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any Property (except for replacements, additions and accessions to such assets) other than to the Property so acquired and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(j)Liens securing Capital Lease Obligations permitted under subsection 5.5(d);
(k)any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license entered into by the Borrower or any of its Subsidiaries in the Ordinary Course of Business;
(l)Liens arising from precautionary uniform commercial code financing statements or similar filings;
(m)non-exclusive licenses and sublicenses granted by a Credit Party or any Subsidiary of a Credit Party, and leases and subleases (by a Credit Party or any Subsidiary of a Credit

Party, as lessor or sublessor) to third parties in the Ordinary Course of Business of the Credit Parties or any of their Subsidiaries;

(n)Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under Section 4-208 of the Uniform Commercial Code;
(o)Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;
(p)Liens arising out of consignment or similar arrangements for the sale of goods entered into by any Credit Party or any Subsidiary of a Credit Party in the Ordinary Course of Business;
(q)Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;
(r)Liens consisting of prepayments and security deposits in connection with leases, utility services and similar transactions entered into by any Credit Party or any Subsidiary of a Credit Party in the Ordinary Course of Business and not required or created as a result of any breach of any Contractual Obligation or default in payment of any obligation;
(s)Liens imposed by law or incurred pursuant to customary reservations or retentions of title (including contractual Liens in favor of sellers and suppliers of goods) incurred in the Ordinary Course of Business for sums that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings diligently prosecuted and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction; provided, however, that in each case the obligations secured by such Liens do not constitute Indebtedness;
(t)Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Credit Party in connection with any letter of intent or purchase agreement with respect to any Investment expressly permitted hereunder;
(u)other Liens securing obligations (other than Indebtedness) in an aggregate principal amount outstanding at any time not to exceed $5,000,000, in each case determined as of the date of incurrence;
(v)Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 5.4(a);
(w)Liens consisting of Contractual Obligations of any Credit Party to sell or otherwise Dispose of Property; provided that (i) such sale or disposition is permitted under Section 5.2,
(ii) such Liens extend only to the Property that is the subject of such sale or disposition and (iii) such Contractual Obligations do not constitute Indebtedness;

(x)Liens for the benefit of insurance companies and insurance brokers on rights under insurance policies and proceeds thereof securing obligations permitted by subsection 5.5(h);

(y)Liens on the Collateral securing Indebtedness permitted by Section 5.5(b), so long as such Liens are subject to an Acceptable Intercreditor Agreement;
(z)Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 5.4 to be applied against the purchase price for such Investment or other acquisition, and (ii) consisting of an agreement to dispose of any property in a Disposition permitted under Section 5.2, in each case, solely to the extent such Investment or other acquisition or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(aa) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Credit Party or any Subsidiary of a Credit Party in the Ordinary Course of Business;
(bb) Liens encumbering customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the Ordinary Course of Business and not for speculative purposes;
(cc) Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Credit Party or any Subsidiary of a Credit Party to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of any Credit Party or any Subsidiary of a Credit Party or (iii) relating to purchase orders and other agreements entered into with customers of any Credit Party or any Subsidiary of a Credit Party in the Ordinary Course of Business;
(dd)    [reserved];
(ee) Liens on specific items of goods and the proceeds thereof of any Person securing such Person’s obligations in respect of letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods in the Ordinary Course of Business;
(ff)    [reserved]; and
(gg) deposits of cash with the owner or lessor of premises leased and operated by any Credit Party or any Subsidiary of any Credit Party to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises.
The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of OID and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 5.1.
1.2Disposition of Assets. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition, except:

(a)(i) Dispositions of inventory, or used, worn-out, obsolete or surplus property, whether now owned or hereafter acquired, (ii) Dispositions of Property that are no longer used or useful in the Credit Parties’ or their Subsidiaries’ business, and (iii) Dispositions to landlords of improvements made to leased Real Property pursuant to customary terms of leases entered into, in each case in the Ordinary Course of Business;
(b)Dispositions of property (excluding Equity Interests in Subsidiaries) not otherwise permitted hereunder which are made for fair market value; provided that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than 75% of the aggregate sales price from such disposition shall be paid in cash or Cash Equivalents, and (iii) the aggregate fair market value of all assets so sold by the Credit Parties and their Subsidiaries, together, shall not exceed (x) $10,000,000 in any Fiscal Year or (y) $20,000,000 in the aggregate following the Fourth Amendment Effective Date;
(c)Dispositions of cash and Cash Equivalents in the Ordinary Course of Business;
(d)sales, lapses, abandonments or other Dispositions of any immaterial Intellectual Property in the Ordinary Course of Business;
(e)transactions permitted under Sections 5.1 (other than subsections 5.1(w) and/or 5.1(z)(ii)), 5.3 (other than subsection 5.3(e)), 5.4 (other than subsections 5.4(d) and/or 5.4(y)), 5.6 (other than subsection 5.6(a)) and 5.7 (other than subsection 5.7(g));
(f)licenses, sublicenses, leases or subleases (including any license or sublicense of Intellectual Property) granted to third parties that do not materially interfere with the business of the Credit Parties and their Subsidiaries;
(g)Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Credit Party or any Subsidiary of any Credit Party; provided that the proceeds thereof are applied in accordance with subsection 1.8(c) to the extent not employed for the purpose of replacing the assets subject to such events;
(h)sales or discounting, on a non-recourse basis to any Credit Party, and in the Ordinary Course of Business, of past due Accounts in connection with the collection or compromise thereof that are not undertaken for the primary purpose of financing the Credit Parties;
(i)[reserved];
(j)[reserved];
(k)the unwinding of any Rate Contract pursuant to its terms;
(l)[reserved];
(m)[reserved]; and
(n)to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by any Credit Party or any Subsidiary of any Credit Party that is not in contravention of Section 5.8.

1.3Consolidations and Mergers. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:
(a)any Subsidiary may merge, amalgamate or consolidate with (i) the Borrower (including by way of a merger, the purpose of which is to reorganize the Borrower into a new domestic jurisdiction), so long as the Borrower shall be the continuing or surviving Person or (ii) one or more other Subsidiaries; provided that when any Person that is a Credit Party (other than the Borrower) is merging with a Subsidiary, a Credit Party shall be the continuing or surviving Person unless the resulting Investment made in connection with a Credit Party merging with a Non-Credit Party shall otherwise be an Investment permitted by Section 5.4 (other than subsection 5.4(y));
(b)(i) any Subsidiary that is a Non-Credit Party may merge, amalgamate or consolidate with or into any other Subsidiary that is a Non-Credit Party, (ii) any Subsidiary (other than the Borrower) may liquidate or dissolve and (iii) the Borrower or any Subsidiary may change its legal form if, (A) with respect to clauses (ii) and (iii), the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and if not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, the Borrower will remain the Borrower and a Subsidiary that is a Guarantor will remain a Subsidiary Guarantor unless such Subsidiary Guarantor is otherwise permitted to cease being a Guarantor under this Agreement), (B) with respect to clause (iii), the Administrative Agent shall have been provided with at least 10 days’ written notice after such change (or such other later period acceptable to the Administrative Agent in its sole discretion) and (C) each Credit Party shall take all such actions, executed all such documents, made all such filings as the Administrative Agent may reasonably request in connection therewith in furtherance of satisfaction of the Collateral and Guarantee Requirement;
(c)any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that (A) (i) if the transferor in such a transaction is a Credit Party, then the transferee must be a Credit Party and (ii) if the transferor in such a transaction is a Subsidiary of the Borrower then the transferee must be either the Borrower or one of its Subsidiaries or (B) to the extent constituting an Investment, such Investment must be an Investment permitted by Section 5.4 (other than subsection 5.4(y));
(d)[reserved];
(e)so long as no Event of Default has occurred and is continuing or would result therefrom (in the case of a merger, amalgamation or consolidation involving a Credit Party), any Subsidiary may merge, amalgamate or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 5.4 (other than subsection 5.4(y)); provided that the continuing or surviving Person shall be a Subsidiary of the Borrower, which together with each of its Subsidiaries, shall have complied with the requirements of Section 4.11 to the extent required pursuant to the Collateral and Guarantee Requirement;
(f)[reserved]; and
(g)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, a merger, consolidation, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition permitted pursuant to Section 5.2.
The Borrower shall not become a direct Subsidiary of any other Person.

1.4Loans and Investments. No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to make any Investments, except for:
(a)Investments in cash and Cash Equivalents;
(b)Investments (i) by the Borrower or any other Credit Party in the Borrower or any Credit Party and (ii) by any Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party;
(c)loans or advances to officers, directors and employees of any Credit Party or any Subsidiary of any Credit Party (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (ii) in connection with such Person’s purchase of Equity Interests of Borrower (or any direct or indirect parent that wholly-owns the Borrower) to the extent the amount of such loans and advances shall be substantially contemporaneously contributed to the Borrower in cash as common equity, or substantially contemporaneously paid to the Borrower in connection with such purchase of Equity Interests; provided, that, the aggregate principal amount of all loans and advances made pursuant to this clause (c) shall not exceed $2,500,000 at any time outstanding;
(d)Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to subsection 5.2(b);
(e)Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;
(f)Investments consisting of non-cash loans made to officers, directors and employees of any Credit Party or any of their Subsidiaries that are used by such Persons to purchase simultaneously Equity Interests of any direct or indirect parent of the Borrower;
(g)Investments existing on the Closing Date and set forth in Schedule 5.4 or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any such Investment;
(h)guarantees of Indebtedness permitted under Section 5.5(k), performance guarantees and Contingent Obligations incurred in the Ordinary Course of Business (as long as the primary obligor with respect to such Contingent Obligation is the Borrower or any Subsidiary) and the creation of Liens on the assets of the Borrower or any Subsidiary in compliance with Section 5.1 (other than subsection 5.1(v) and/or 5.1(z)(i));
(i)[reserved];
(j)[reserved];
(k)the maintenance of deposit accounts and securities accounts in the Ordinary Course of Business;
(l)Investments constituting (i) accounts receivable arising, (ii) trade debt granted or
(iii) deposits made in connection with the purchase price of goods or services, in each case, in the Ordinary Course of Business;

(m)[reserved];
(n)Investments by way of contributions to capital or purchases of Equity Interests by any Credit Party in any of its Subsidiaries that are Credit Parties;
(o)Investments in hedging contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;
(p)so long as no Event of Default shall have occurred and be continuing or would occur as a result thereof, other Investments in an aggregate amount not to exceed at any time outstanding $5,000,000, in each case determined as of the date of such Investment;
(q)Investments in Non-Credit Parties in an amount not to exceed $3,000,000 in the aggregate;
(r)Rate Contract obligations;
(s)[reserved];
(t)[reserved];
(u)Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the Ordinary Course of Business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(v)endorsements of negotiable instruments for deposit or collection in the Ordinary Course of Business;
(w)deposits of cash made in the Ordinary Course of Business to secure performance of leases;
(x)Investments to the extent that payment for such Investments is made solely with Equity Interests (other than any Disqualified Equity) of the Borrower (or Equity Interests of any direct or indirect parent of the Borrower, or with the proceeds of any substantially contemporaneous sale of Equity Interests, other than Disqualified Equity, of the Borrower or any direct or indirect parent of the Borrower) not resulting in a Change of Control;
(y)to the extent constituting Investments, the creation of Liens, the making of fundamental changes, the consummation of Dispositions, and the making of Restricted Payments permitted under Sections 5.1 (other than subsections 5.1(v) and/or 5.1(z)(i)), 5.2, 5.3 (other than subsections 5.3(a), 5.3(c) and/or 5.3(e)) and 5.7 (other than subsection 5.7(g)), respectively; and
(z)Guarantees by any Credit Party or any of its Subsidiaries of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness.
Notwithstanding anything in this Section 5.4 to the contrary, no Credit Party shall make, and no Credit Party shall suffer or permit any of its Subsidiaries to make, Investments in any Person who is an Affiliate of the Borrower, other than the Borrower and its Subsidiaries.

1.5Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
(a)Indebtedness under the Loan Documents;
(b)other Indebtedness (which shall be unsecured or secured by Liens on the Collateral that are junior to the Liens on the Collateral securing the Obligations pursuant to the terms of an Acceptable Intercreditor Agreement) (and any Permitted Refinancing thereof) (any Indebtedness incurred pursuant to this subclause 5.5(b), “Permitted Junior Indebtedness”); provided that any such Indebtedness shall:
(i)have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans (without giving effect to any prepayments that would otherwise modify the Weighted Average Life to Maturity of the Initial Term Loans or such other Indebtedness);
(ii)not have a final scheduled maturity date earlier than the date that is 91 days after the Term Loan Maturity Date of the Initial Term Loans;
(iii)not require payment of interest in cash in excess of 7% per annum and shall not require the payment of interest in cash unless the Junior Financing Cash Pay Conditions are satisfied on a Pro Forma Basis;
(iv)otherwise be subject to terms (excluding pricing, fees, rate floors and optional prepayment or redemption terms) no more favorable to the Credit Parties, taken as a whole (as reasonably determined by the Borrower), than the terms of this Agreement and the other Loan Documents; provided that any maintenance covenant levels in the definitive documentation governing such Indebtedness are set at a cushion of not less than 20% to the corresponding maintenance covenant levels set forth in this Agreement;
(v)the Net Proceeds thereof shall be applied to prepay Term Loans, and Revolving Loans (or deposit proceeds with the Revolver Agent) and reduce the Revolving Loan Commitments, in each case, in accordance with subsection 1.8(f);
(vi)have no obligors other than the Credit Parties existing under the Loan Documents at the time of incurrence; and
(vii)shall, to the extent secured, (x) only be secured by assets that constitute Collateral and (y) be subject to an Acceptable Intercreditor Agreement;
(c)Indebtedness existing on the Closing Date and set forth in Schedule 5.5, and Permitted Refinancings thereof;
(d)Indebtedness consisting of Capital Lease Obligations or other Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring, holding or improving Property, and any Permitted Refinancing thereof, not to exceed $5,000,000 in the aggregate at any time outstanding;
(e)unsecured intercompany Indebtedness permitted pursuant to subsection 5.4(b);

(f)[reserved];
(g)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business;
(h)Indebtedness owed to insurance companies or insurance brokers incurred in the Ordinary Course of Business with respect to financing of insurance premiums;
(i)other unsecured Indebtedness not exceeding in the aggregate at any time outstanding $15,000,000; provided that (x) such Indebtedness shall not require payment of interest in cash in excess of 7% per annum and the principal amount thereof shall not amortize, (y) such Indebtedness shall not require the payment of interest in cash unless the Junior Financing Cash Pay Conditions are satisfied on a Pro Forma Basis and (z) no Event of Default shall have occurred and be continuing at the time of incurrence thereof;
(j)obligations (contingent or otherwise) existing or arising under any Rate Contracts; provided that such obligations are (or were) entered into by such Person for the purpose of mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated to be held by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;”;
(k)Guarantees by the Borrower and the Subsidiaries in respect of Indebtedness of the Borrower or any Subsidiary otherwise permitted hereunder;
(l)[reserved];
(m)[reserved];
(n)[reserved];
(o)Indebtedness in respect of netting services, overdraft protections and similar services in connection with deposit accounts to the extent incurred in the Ordinary Course of Business;
(p)Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, directors, employees and consultants, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 5.7;
(q)Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;
(r)[reserved];
(s)[reserved];
(t)[reserved];
(u)Indebtedness incurred by any Credit Party or any Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the Ordinary Course of Business or consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims to the extent such Indebtedness is not outstanding more than 30 days; and
(v)Indebtedness which may be deemed to exist pursuant to any performance and completions guaranties, surety bonds, performance bonds, appeal bonds or similar obligations incurred in the Ordinary Course of Business and consistent with past practices.
For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including OID) incurred in connection with such refinancing.
The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 5.5. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower prepared in accordance with GAAP as of the date of incurrence thereof.
1.6Transactions with Affiliates. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Borrower or any of its Subsidiaries involving aggregate payments or consideration in excess of $2,500,000 for any individual transaction or series of related transactions, whether or not in the Ordinary Course of Business, except:
(a)as expressly permitted by this Agreement;
(b)pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon terms substantially as favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary and which, to the extent involving an amount in excess of $2,500,000, are disclosed in writing to the Administrative Agent;
(c)as set forth on Schedule 5.6;
(d)indemnification payments (including customary fees and reasonable out-of-pocket costs) by such Person to its officers, directors, employees and consultants of the Borrower and any of its Subsidiaries (or any direct or indirect parent of the Borrower) in the Ordinary Course of Business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries;
(e)issuances of Equity Interests not otherwise prohibited by this Agreement;

(f)travel and entertainment advances and relocation costs and expenses; provided that the principal amount of all such travel and entertainment advances and relocation costs and expenses is permitted by Section 5.4 (other than subsection 5.4(y));
(g)[reserved];
(h)the consent by the Borrower to any assignment or sale of a participation to an Affiliate pursuant to, and subject to the limitations in, Section 9.9;
(i)transactions among one or more of the Borrower and its Subsidiaries or any entity that becomes a Subsidiary as a result of such transaction to the extent not otherwise expressly limited by the terms of this Agreement;
(j)the issuance of Equity Interests or equity-based awards to any officer, director, employee or consultant of the Borrower or any of its Subsidiaries;
(k)[reserved]; and
(l)employment, consulting, severance and other service or benefit related arrangements between any Credit Party and its Subsidiaries and their respective officers and employees in the Ordinary Course of Business and transactions pursuant to stock option and other equity award plans and employee benefit plans and arrangements in the Ordinary Course of Business.
1.7Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to make, directly or indirectly, Restricted Payments, except that any Subsidiary of the Borrower may declare and pay dividends to the Borrower and to any other Person who owns such Equity Interests to the extent made on a pro rata basis, and except that:
(a)the Borrower may (i) declare and make dividend payments or other Restricted Payments payable solely in its Equity Interests (other than any Disqualified Equity);
(b)the Borrower and its Subsidiaries may (i) pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests or settlement of equity-based awards or the settlement or vesting of other equity-based awards if such Equity Interests represent a portion of the exercise price of, or tax withholdings with respect to, such options, warrants or other equity-based awards of such Subsidiary (or of the Borrower) held by any future, present or former employee, officer, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) of such Subsidiary (or the Borrower) or any of its Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (b) shall not exceed $3,000,000 in any calendar year; provided further that cancellation of Indebtedness owing to the Borrower or any Subsidiary from members of management of the Borrower, any of the Borrower’s direct or indirect parent companies or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of the Borrower’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;
(c)the Borrower may make distributions to make cash payments in lieu of issuing fractional shares in connection with the exercise of Equity Interests of such parent convertible into or exchangeable for Equity Interests of such parent; provided, however, that any such cash payment shall not be for the purpose of evading the limitations of this Agreement;

(d)[reserved];
(e)[reserved];
(f)repurchases of Equity Interests in the Borrower or any Subsidiary of the Borrower deemed to occur upon exercise of stock options or warrants or the settlement or vesting of other equity-based awards if such Equity Interests represent a portion of the exercise price of, or tax withholdings with respect to, such options, warrants or other equity-based awards; and
(g)to the extent constituting Restricted Payments, the Credit Parties and their Subsidiaries may enter into transactions expressly permitted by Sections 5.2, 5.3 and 5.6.
1.8Change in Business. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any line of business substantially different from those lines of business carried on by it on the Closing Date or that are natural expansions thereof.
1.9Changes in Accounting, Name and Jurisdiction of Organization. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any material change in accounting treatment or reporting practices, except as required (or, other than with respect to any methodology, principle or assumption used in preparing any Conforming Calculation, permitted) by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization, in the case of clauses (iii) and (iv), without at least fifteen (15) days’ prior written notice to the Administrative Agent and the acknowledgement of Administrative Agent that all actions required by the Administrative Agent, including those to continue the perfection of its Liens, have been completed; provided, however, that the Borrower and any Subsidiary may, upon written notice to the Administrative Agent, change its Fiscal Year notwithstanding clause (ii) above to any other Fiscal Year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year. Notwithstanding the foregoing, without the prior written consent of the Required Lenders and Required Revolving Lenders, no Credit Party shall make any material change in the accounting and/or calculation methodology, principles and/or assumptions used by the Borrower to calculate the Asset Coverage Ratio for any reason if such change would result in the Asset Coverage Ratio being calculated in manner that is not a Conforming Calculation.
1.10No Negative Pledges.
(a)No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party (other than the Borrower) or Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Subsidiary’s Equity Interests or to pay fees, including management fees, or make other payments and distributions to the Borrower or any other Credit Party except (i) pursuant to the Loan Documents, (ii) required by any applicable Requirements of Law, (iii) [reserved] or (iv) with respect to any Property subject to a Permitted Lien.
(b)No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of the Administrative

Agent, whether now owned or hereafter acquired, except (1) in connection with any document or instrument governing Liens permitted pursuant to subsections 5.1(i) and 5.1(j), provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Liens,
(2) customary restrictions in leases, subleases, licenses, cross-licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the property interest, rights or the assets subject thereto, (3) pursuant to the requirements of any applicable Requirements of Law, (4) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary, (5) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 5.2 pending the consummation of such sale with respect to the property covered thereby, (6) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary of Borrower, (7) restrictions or prohibitions existing on the Closing Date and (to the extent not otherwise permitted by this Section 5.10) listed on Schedule 5.10, (8) customary provisions restricting assignment of any agreement entered into in the Ordinary Course of Business, (9) restrictions on cash or other deposits imposed by customers under contracts entered into in the Ordinary Course of Business and (10) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 5.5 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Subsidiary than customary market terms for Indebtedness of such type, so long as such restrictions do not impair in the ability of the Credit Parties to perform their obligations under the Loan Documents, or require the grant of any security for any obligation if such property is given as security for the Obligations, other than on a subordinated basis.
(c)No Credit Party shall issue any Equity Interests (i) if such issuance would result in an Event of Default under subsection 7.1(j) and (ii) in the case of any Subsidiary Guarantor, unless such Equity Interests are pledged to the Administrative Agent, for the benefit of the Secured Parties, as security for the Obligations, on substantially the same terms and conditions as, and to the extent that, the Equity Interests of the Credit Parties are pledged to the Administrative Agent as of the Closing Date.
1.11Prepayments of Junior Financing; Amendments of Certain Agreements. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to:
(a)prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that, subject to clause (b) below, payments of regularly scheduled interest shall be permitted) any Indebtedness for borrowed money of a Credit Party or any of their Subsidiaries that is (w) Permitted Junior Indebtedness, (x) subordinated in right of payment or Collateral to the Obligations expressly by its terms, (y) secured by a Lien on any Collateral that is junior to the Lien of the Administrative Agent on such Collateral that secures the Obligations or
(z) unsecured (collectively, “Junior Financing”), except (i) the refinancing thereof with any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing), (ii) the conversion or exchange of any Junior Financing to Equity Interests (other than Disqualified Equity) of the Borrower, (iii) [reserved], (iv) [reserved], and (v) the prepayment of the principal of Capital Lease Obligations permitted hereunder in amounts equal to the allocable portion of ordinary course lease payments;
(b)make any cash payment of interest on any Junior Financing unless, on a Pro Forma Basis after giving effect to such cash payment of interest, (i) the Asset Coverage Ratio for the most recently ended Test Period is equal to or greater than (x) for each Test Period ending on or prior to December 31, 2022, 1.65 to 1.00, (y) for each Test Period ending after December 31, 2022 and on or prior to December 31, 2023, 1.90 to 1.00 and (z) for each Test Period ending after December 31, 2023,
2.60 to 1.00, (ii) the Consolidated Fixed Charge Coverage Ratio for the most recently ended Test Period shall be equal to or greater than 1.75:1.00 and (iii) the Borrower shall be in compliance with Section 6.2
(this clause (b), the “Junior Financing Cash Pay Conditions”);
(c)amend, modify or change in any manner materially adverse to the interests of the Lenders, as determined in good faith by the Borrower, any term or condition of any Junior Financing Documentation in respect of any Junior Financing (other than as a result of any Permitted Refinancing in respect thereof) without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that, in respect of any Junior Financing, the following shall not, in and of themselves, be deemed materially adverse to the interests of the Lenders:
(1) any increase in the aggregate principal amount to the extent otherwise permitted by this Agreement;
(2) any extension of maturity date or increase to Weighted Average Life to Maturity; and (3) any amendment, modification or change to any terms applicable only to periods after the Latest Maturity Date at the time of such amendment, modification or change; or
(d)amend, modify or change in any manner materially adverse to the interests of the Lenders, as determined in good faith by the Borrower, any term or condition of the Amended and Restated Series D Preferred Stock Investors’ Rights and Stockholders Agreement, dated as of November 5, 2019, without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), it being agreed and understood that any amendment reducing the time to maturity of such Equity Interests to a date that occurs prior to the Latest Maturity Date or providing for any “put” right to holders thereof prior to the payment in full in cash of the Obligations and termination of Commitments hereunder shall be deemed materially adverse to the interests of the Lenders.
ARTICLE VI    - FINANCIAL COVENANTS
Each Credit Party covenants and agrees that until the Facility Termination Date:
1.1Asset Coverage Ratio. The Credit Parties shall not permit the Asset Coverage Ratio as of the last day of the Test Period set forth below to be less than the minimum ratio set forth in the table below opposite such date:

Date	Minimum Asset Coverage Ratio
September 30, 2022	1.341:1.00
December 31, 2022	1.322:1.00
March 31, 2023	1.324:1.00
June 30, 2023	1.284:1.00
September 30, 2023	1.246:1.00
December 31, 2023	1.446:1.00
March 31, 2024	1.480:1.00
June 30, 2024	1.480:1.00
September 30, 2024	1.480:1.00
December 31, 2024	1.480: 1.00
March 31, 2025	1.480:1.00

provided that the accounting and calculation methodology, principles and assumptions used by the Borrower to calculate the Asset Coverage Ratio for the applicable Test Period shall be a Conforming Calculation as set forth in a Compliance Certificate or certificate of a Responsible Officer delivered pursuant to Section 4.2(b), it being understood and agreed that if the Required Lenders reasonably determine that the Borrower’s reported Asset Coverage Ratio for any Test Period is not a Conforming Calculation, then the Required Lenders will notify the Borrower in writing of the inaccuracy identified in such Conforming Calculation and if the Borrower is unable to cure such inaccuracy within 3 Business Days from the date of receipt of notice thereof, then the Borrower shall be in violation of this Section 6.1; provided that, the delivery of any supplements and updates to the Compliance Certificate that cure the inaccuracy identified by the Required Lenders shall (to the extent the revised calculation demonstrates compliance with the minimum Asset Coverage Ratio) automatically cure any Default or Event of Default then existing with respect to any violation of this Section 6.1. The calculation of the Asset Coverage Ratio shall be deemed to be a Conforming Calculation to the extent the Borrower does not receive a notice to the contrary from the Administrative Agent or the Required Lenders within five (5) Business Days following delivery of the applicable Compliance certificate.
1.2Liquidity. The Credit Parties shall not permit Liquidity as of any date set forth below to be less than the amount set forth in the table below opposite such date:

Date	Minimum Liquidity
August 31, 2022 and September 30, 2022	$100,000,000
October 31, 2022; November 30, 2022; and December 31, 2022	$15,000,000
January 31, 2023; February 28, 2023; and March 31, 2023	$50,000,000
April 30, 2023; May 31, 2023; and June 30, 2023	$40,000,000
July 31, 2023; August 31, 2023; and September 30, 2023	$15,000,000
October 1, 2023 and November 30, 2023	$75,000,000
December 31, 2023	$62,500,000
January 31, 2024, February 29, 2024, March 31, 2024, April 30, 2024 and May 31, 2024	$47,986,111

June 30, 2024, July 31, 2024 and August 31, 2024	$47,361,111
September 30, 2024, October 31, 2024 and November 30, 2024	$47,736,111
December 31, 2024, January 31, 2025	$46,111,111

Date	Minimum Liquidity
February 28, 2025, March 31, 2025 and April 30, 2025	$46,111,111

ARTICLE VII    - EVENTS OF DEFAULT
1.1Event of Default. Any of the following shall constitute an “Event of Default”:
(a)Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans or (ii) to pay within five (5) Business Days after the same shall become due, interest on any Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document (including payment of any L/C Reimbursement Obligation); or
(b)Representation or Warranty. Any representation, warranty or certification by or on behalf of any Credit Party made or deemed made herein, in any other Loan Document, or which is contained in any certificate or document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (or, with respect to any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language, in any respect (after giving effect to any qualification therein)) when made or deemed made; or
(c)Specific Defaults. Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Sections 4.3(a), 4.4(a) (solely with respect to the Borrower), 4.10, Article V or Article VI; or
(d)Other Defaults. Any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days (or, solely with respect to the failure by any Credit Party to perform its obligations under (x) Sections 4.1(a), 4.1(b) or 4.2(b), fifteen (15) days and (y) Sections 4.2(f), 4.2(h) or 4.2(i), five (5) days) after the earlier of (i) the date upon which any Credit Party first had knowledge thereof and (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent; or

(e)Cross-Default. Any Credit Party or any Subsidiary of any Credit Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation or Obligations in respect of any Secured Cash Management Agreements having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of the Threshold Amount (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation or Obligations in respect of any Secured Cash Management Agreements in excess of the Threshold Amount (other than (i) Contingent Obligations owing by one Credit Party with respect to the obligations of another Credit Party permitted hereunder or earnouts permitted hereunder and (ii) with respect to Indebtedness consisting of Secured Rate Contracts, termination events or equivalent events pursuant to the terms of such Secured Rate Contracts and not as a result of any other default thereunder by any Credit Party), if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or Obligations in respect of any Secured Cash Management Agreements or beneficiary or beneficiaries of such Indebtedness or Obligations in respect of any Secured Cash Management Agreements (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness or Obligations in respect of any Secured Cash Management Agreements to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation or such Indebtedness consisting of Secured Rate Contracts to become payable or cash collateral in respect thereof to be demanded; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 7.2; or
(f)Insolvency; Voluntary Proceedings. Any Credit Party or any Subsidiary (i) generally fails to pay its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; or
(iii) commences any Insolvency Proceeding with respect to itself; or
(g)Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or any Subsidiary of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or
(h)Monetary Judgments. One or more final judgments or order for the payment of money against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate an amount in excess of the Threshold Amount (excluding amounts covered by insurance to the extent the relevant independent third-party insurer has not denied coverage therefor) is entered by a court of competent jurisdiction, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of sixty (60) days after the entry thereof; or
(i)Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party thereto or any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral (other than any portion of the Collateral having a fair market value that does not exceed the Threshold Amount in the aggregate) purported to be covered thereby or such security interest shall for any reason (other than the failure of the Administrative Agent to take any action the Administrative Agent is obligated to take in accordance with the Loan Documents) cease to be a perfected and first priority security interest (to the extent required by the Collateral Documents), subject only to Permitted Liens, and except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or
(j)Change of Control. There shall occur any Change of Control.

(k)ERISA. An ERISA Event shall have occurred that, when taken alone or together with all other ERISA Events, would reasonably be expected to result in a Material Adverse Effect.
1.2Remedies. Upon the occurrence and during the continuance of any Event of Default:
(a)the Revolver Agent may, and shall at the request of the Required Revolving Lenders, declare all or any portion of the Revolving Loan Commitment of each Lender to make Loans or of the L/C Issuer to issue Letters of Credit to be suspended or terminated, whereupon such Revolving Loan Commitments shall forthwith be suspended or terminated;
(b)the Administrative Agent shall at the request of the Required Lenders declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, in which case, the Revolving Loan Commitment of each Lender shall immediately terminate; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or
(c)the Administrative Agent shall at the request of the Required Lenders exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; provided that, upon the occurrence of a Specified Event of Default, Revolver Agent shall be permitted to exercise remedies as a secured creditor and/or depositary institution, as applicable, solely with respect to any and all deposit accounts of the Credit Parties (other than any deposit account that constitutes Excluded Assets) pursuant to this Agreement, any applicable deposit account control agreement over any such deposit account or the applicable Uniform Commercial Code (and not, for the avoidance of doubt, any other secured creditor remedies);
provided, however, that upon the occurrence of any event specified in subsection 7.1(f) or 7.1(g) above (in the case of clause (i) of subsection 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent, Revolver Agent any Lender or the L/C Issuer.

1.3Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.
1.4Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing, this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason or if otherwise required by the terms hereof, the Administrative Agent may, and upon request of Required Revolving Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2), and the Borrower shall thereupon deliver to the Administrative Agent, to be held for the benefit of the L/C Issuer, the Agents and the Lenders entitled thereto, an amount of cash equal to 105% of the amount of Letter of Credit Obligations as additional collateral security for Obligations in respect of any outstanding Letter of Credit. The Administrative Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations in respect of any Letters of Credit. Pending such application, the Administrative Agent may (but shall not be obligated to) invest the same in an interest bearing account in the Administrative Agent’s name, for the benefit of the L/C Issuers, the Agents and the Lenders entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as the L/C Issuer and the Administrative Agent may, in their discretion, select.
ARTICLE VIII - THE ADMINISTRATIVE AGENT AND THE REVOLVER AGENT
1.1Appointment and Duties.
(a)Appointment of Administrative Agent and Revolver Agent. (i) Each Lender and each L/C Issuer hereby appoints, (I) from the Closing Date to February 24, 2022, MSCA and (II) on and after February 24, 2022, Wilmington Trust (together with any successor Administrative Agent pursuant to Section 8.9) as the Administrative Agent hereunder and authorizes the Administrative Agent to (x) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party,
(y) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (z) exercise such powers as are reasonably incidental thereto and (ii) each Revolving Lender and L/C Issuer hereby appoints UMB (together with any successor Revolver Agent pursuant to Section 8.9) as the Revolver Agent hereunder and authorizes the Revolver Agent to (x) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (y) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Revolver Agent under such Loan Documents and (z) exercise such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize and instruct the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by the Administrative Agent shall bind the Lenders.
(b)Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above:
(i)the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers and except as otherwise provided in clause (ii) below as to the rights and authority of the Revolver Agent), and is hereby authorized, to (t) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsection 7.1(f) or 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (u) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in subsection 7.1(g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (v) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (w) manage, supervise and otherwise deal with the Collateral, (x) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (y) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Credit Parties and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (z) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Administrative Agent hereby appoints, authorizes and directs Revolver Agent, each Lender and L/C Issuer to act as collateral sub-agent for the Administrative Agent, Revolver Agent, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, Revolver Agent, such Lender or L/C Issuer, and may further authorize and direct Revolver Agent, such Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, Revolver Agent, each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed; and
(ii)the Revolver Agent shall have the sole and exclusive right and authority (to the exclusion of the Administrative Agent, the Lenders and L/C Issuers), and is hereby authorized, to (x) act as the disbursing and collecting agent for the Revolving Lenders and the L/C Issuers with respect to all payments made in respect of the Revolving Loans and Letter of Credit Obligations and fees related thereto, all as more specifically provided in Article I and (y) to perform such other duties and exercise such other powers as are specifically provided to the Revolver Agent in this Agreement.
(c)Notwithstanding the foregoing, the Administrative Agent shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, the Collateral Documents, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, refiling, recording, re-recording or continuing or any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral.
(d)Limited Duties. Under the Loan Documents, each of the Agents (i) is acting solely on behalf of the Lenders or the Revolving Lenders and the L/C Issuers, as applicable (except to the limited extent provided in subsection 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined terms “Administrative Agent” and “Revolver Agent” or the terms “agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent or Revolver Agent, as applicable, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other

Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party by accepting the benefits of the Loan Documents hereby waives and agrees not to assert any claim against the Administrative Agent or the Revolver Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above. The Agents undertake to perform such duties and only such duties as are specifically and expressly set forth in this Agreement. The permissive rights of the Agents to do things enumerated in this Agreement shall not be construed as a duty and, with respect to such permissive rights, the Agents shall not be liable other than as a result of their gross negligence or willful misconduct.
1.2Binding Effect. Each Secured Party by accepting the benefits of the Loan Documents agrees that (i) any action taken by any Agent or the Required Lenders, Required Revolving Lenders or Required Term Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by any Agent in reliance upon the instructions of Required Lenders, Required Revolving Lenders or Required Term Lenders (or, where so required, such greater proportion) and (iii) the exercise by any Agent or the Required Lenders, Required Revolving Lenders or Required Term Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.
1.3Use of Discretion.
(a)No Action without Instructions. Neither Agent shall be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders). Each Agent shall be entitled to request and receive written instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) and shall have no responsibility or liability for any losses or damages of any nature that may arise from any action taken or not taken by such in accordance with the written direction of the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).
(b)Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, neither Agent shall be required to take, or to omit to take, any action (i) unless, upon demand, the Applicable Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Applicable Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Applicable Agent or any Related Person thereof or (ii) that is, in the opinion of the Applicable Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.
(c)Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Applicable Agent in accordance with the Loan Documents for the benefit of all the Lenders and the L/C Issuer; provided that the foregoing shall not prohibit (a) the Applicable Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent or the Revolver Agent, as the case may be) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.11 or (d)

any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as the Revolver Agent or the Administrative Agent, as the case may be, hereunder and under the other Loan Documents, then (i) the Required Revolving Lenders shall have the rights otherwise ascribed to the Revolver Agent pursuant to Section 7.2, (ii) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7.2 and (iii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
1.4Delegation of Rights and Duties. Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party); provided, however, that any such trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party) receiving payments from the Borrower shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1. Any such Person shall benefit from this Article VIII to the extent provided by any Agent. Each Agent shall not be responsible for the acts or omissions of any such trustee, co-agent, employee, attorney-in-fact and any other Person appointed with due care.
1.5Reliance and Liability.
(a)Each Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party), and shall be entitled to rely upon, and shall not be liable for any action taken or omitted to be taken in accordance with, the advice of such advisors, accountants and other experts, and (iv) rely and act upon any certificate, instruction, statement, order, judgment, document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.
(b)No Agent and none of the Related Persons of any Agent shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party and each other Credit Party hereby waive and shall not assert (and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of such Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, each Agent:
(i)shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders, the Required Revolving Lenders or the Required Term Lenders, as applicable, or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the such Agent, when acting on behalf of the such Agent);
(ii)shall not be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;
(iii)makes no warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by such Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by such Agent in connection with the Loan Documents; and
(iv)shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case such Agent shall promptly give notice of such receipt to all Lenders); and, for each of the items set forth in clauses (i) through (iv) above, each Lender, each L/C Issuer, the Borrower and each other Credit Party hereby waives and agrees not to assert (and Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against the any Agent based thereon.
(c)No Agent shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Agents shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution, or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution. Nothing in this Agreement shall require the Agents to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties or in the exercise of any of their rights or powers hereunder. No Agent shall have any liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless such Agent shall have been negligent in ascertaining the pertinent facts, has omitted to perform its duties or if such liability resulted from its wilful misconduct.
(d)Neither of the Agents nor any of their Related Persons shall be responsible for nor have any duty to monitor the performance or any action of the Borrower, the other Credit Parties, or any of their directors, members, officers, agents, affiliates or employee, nor shall any of the Agents or their Related Persons have any liability in connection with the malfeasance or nonfeasance by such party. The Agents may assume performance by all such Persons of their respective obligations. The Agents shall have no enforcement or notification obligations relating to breaches of representations or warranties of any other Person. The Agents shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; pandemics; riots; which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents or loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility; it being understood that each Agent shall use its best efforts to resume performance as soon as practicable under the circumstances.
1.6Administrative Agent and Revolver Agent Individually. Each Agent and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Administrative Agent or Revolver Agent, as the case may be, and may receive separate fees and other payments therefor. To the extent any Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Lender”, “Required Revolving Lender”, “Term Lender”, “Required Term Lenders” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include the Administrative Agent, the Revolver Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender, Term Lender or as one of the Required Lenders, Required Revolving Lenders or Required Term Lenders, respectively.
1.7Lender Credit Decision. (a) Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon any Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by an Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by an Agent to the Lenders or L/C Issuers, such Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of any Agent or any of its Related Persons.
(b) If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Agents and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agents and the Credit Parties upon request therefor by Agents or the Credit Parties. Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with Agents, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.
1.8Expenses; Indemnities.
(a)Each Lender agrees to reimburse the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) and each Revolving Lender agrees to reimburse the Revolver Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), in each case, promptly upon demand, severally and ratably, of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by such Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.
(b)Each Lender further agrees to indemnify the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) and each Revolving Lender further agrees to indemnify the Revolver Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), in each case, severally and ratably, from and against Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against such Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by any Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to any Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the such Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.
(c)To the extent required by any applicable law, the Applicable Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Applicable Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify the Applicable Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or the Applicable Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender shall promptly indemnify the Applicable Agent fully for all amounts paid, directly or indirectly, by the Applicable Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by the Applicable Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. The Applicable Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which such Agent is entitled to indemnification from such Lender under this Section 8.8(c).
1.9Resignation of Agents or L/C Issuer.
(a)Any Agent may resign upon thirty (30) days’ notice to the Lenders and the Borrower by delivering notice of such resignation to the Lenders and the Borrower. If any Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent and the Required Revolving Lenders shall have the right to appoint a successor Revolver Agent, as the case may be who, in each case shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1. If, within 30 days after the retiring Administrative Agent or Revolver Agent, as the case may be, having given notice of resignation, no successor Administrative Agent or Revolver Agent, as the case may be, has been appointed by the Required

Lenders or the Required Revolving Lenders, as applicable, that has accepted such appointment, then the retiring Administrative Agent or Revolver Agent, as the case may be, may, (i) on behalf of the Lenders, appoint a successor Administrative Agent or Revolver Agent, as the case may be, from among the Lenders or (ii) deliver any Collateral held hereunder to the Required Lenders, and thereafter shall have no further duties, responsibilities or obligations hereunder. Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.
(b)Effective on the tenth day after notice is provided in accordance with clause (a) above, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the retiring Administrative Agent and the Revolving Lenders shall assume and perform all of the duties of the retiring Revolver Agent, in each case, until a successor Administrative Agent or Revolver Agent, as applicable, shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provisions of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such retiring Agent had been, validly acting as Administrative Agent or Revolver Agent, as the case may be, under the Loan Documents and
(iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent or Revolver Agent, as applicable, a successor Administrative Agent or Revolver Agent, as applicable, shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent or Revolver Agent, as the case may be, under the Loan Documents. Any corporation or association into which any Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which such Agent is a party, will be and become the successor Agent under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.
(c)Any L/C Issuer may resign at any time by delivering notice of such resignation to the Agents, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.
1.10Release of Collateral or Guarantors. Each Lender and L/C Issuer hereby consents to the release and hereby directs the Administrative Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:
(a)[reserved]; and
(b)any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent) to a Person other than another Credit Party, (ii) any property subject to a Lien permitted hereunder in reliance upon subsection 5.1(i) or (j) and (iii) all of the Collateral and all Credit Parties, upon the Facility Termination Date.
Each Lender and L/C Issuer hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.
1.11Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto, provided that, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article VIII, Section 9.3, Section 9.9, Section 9.10, Section 9.11, Section 9.17, Section 9.24 and Section 10.1 (and, solely with respect to L/C Issuers, subsection 1.1(c)) and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) the Administrative Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.
ARTICLE IX    - MISCELLANEOUS
1.1Amendments and Waivers.
(a)No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Administrative Agent, the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders), and the Borrower, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly and adversely affected thereby (or by the Administrative Agent with the consent of all the Lenders directly and adversely affected thereby), in addition to the Borrower and the Administrative Agent, but in lieu of the Required Lenders, do any of the following:
(i)increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to subsection 7.2(a));
(ii)postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.8 (other than scheduled installments under subsection 1.8(a)) may be postponed, delayed, reduced, waived or modified with the consent solely of Required Lenders);
(iii)reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the obligation to pay interest at the Default Rate shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;
(iv)change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;
(v)amend this Section 9.1 or the definition of Required Lenders or any provision providing for consent or other action by all or all directly and adversely affected Lenders;
(vi)discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;
(vii)(A) change or have the effect of changing the priority or pro rata treatment of any payments (including voluntary and mandatory prepayments), Liens on/proceeds of all or substantially all of the Collateral or reductions in Commitments (including as a result in whole or in part of allowing the issuance or incurrence, pursuant to this Agreement or otherwise, of new loans or other Indebtedness having any priority over any of the Obligations in respect of payments, Liens on/ proceeds of all or substantially all of the Collateral, in exchange for any Obligations or otherwise), or (B) advance the date fixed for, or increase, any scheduled installment of principal due to any of the Lenders under any Loan Document (other than to each applicable Lender ratably); it being agreed that all Lenders shall be deemed to be directly and adversely affected by an amendment or waiver of the type described in the preceding clauses (iv), (v), (vi) and (vii).
(b)No amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, the Revolver Agent, or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby or all the Lenders or the Required Revolving Lenders, as the case may be (or by the Administrative Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, or by the Revolver Agent with the consent of the Required Revolving Lenders, as the case may be), affect, amend or modify the rights, protections, immunities, indemnities, obligations or duties of, or any fees or other amounts payable to, the Administrative Agent, the Revolver Agent, or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts and/or Secured Cash Management Agreements resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider and/or any Secured Cash Management Provider (as applicable) becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider and/or any Secured Cash Management Provider (as applicable), shall be effective without the written consent of such Secured Swap Provider and/or such Secured Cash Management Provider (as applicable), or, in the case of a Secured Rate Contract or Secured Cash Management Agreement for which UMB or an Affiliate of

UMB has provided credit enhancement through either an assignment right or a letter of credit in favor of the Secured Swap Provider or Secured Cash Management Provider (as applicable), UMB.
(c)No amendment or waiver shall, unless signed by the Revolver Agent and Required Revolving Lenders (or by the Revolver Agent with the consent of Required Revolving Lenders) in lieu of the Required Lenders: (i) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any L/C Issuer to issue any Letter of Credit) in Section 2.2 (provided that amendments or waivers of Section 2.2(d) shall also require the consent of the Required Lenders) or any provision of subsections 1.5(a), 1.5(b) or 1.5(c); (ii) amend or waive non-compliance with any provision of subsections 1.1(b), 1.1(c), 1.6 (as related to the Revolving Loans), 1.7(h), 1.8(b), 1.10(d) (including the right to rescind any acceleration), 1.11(a)(ii), 1.11(b), 1.11(c), 4.14, 4.15 (as related to the Board Observer appointed by the Revolving Lenders) or 5.5(b)(v); (iii) amend or waive this subsection 9.1(c) or the definitions of the terms used in this subsection 9.1(c) insofar as the definitions affect the substance of this subsection 9.1(c); (iv) change the definition of “Availability,” “Maximum Revolving Loan Balance” or any other definition used in the determination of the amount of credit available under the Revolving Credit Facility, (v) change the definition of “Required Revolving Lenders” or any specific right of Required Revolving Lenders to grant or withhold consent or take or omit to take any action hereunder; (vi) change the definition of “Event of Default” or Section 9.25; (vii) amend, modify or waive any Default or Event of Default under or pursuant to Section 7.1(a) (solely with respect to a payment Default or Event of Default with respect to Letters of Credit or Revolving Loans), 7.1(f), 7.1(g) or 7.1(j) (solely to the extent that such amendment, modification or waiver would cause the Revolver Agent not to be in compliance with the Patriot Act, “know your customer regulations”, “Beneficial Ownership Regulation”, “Certificate of Beneficial Ownership” and similar regulatory requirements), (viii) amend, modify or waive any Event of Default under or pursuant to Section 7.1(d) (solely with respect to a failure to deliver any financial statements (and corresponding compliance certificates) required to be delivered pursuant to Section 4.1(a), 4.1(b) or 4.2(d) (with respect to 4.2(d), solely in connection with the delivery of financial statements required to be delivered pursuant to Section 4.1(a) or 4.1(b)) after the date that is 30 days after the occurrence of such Event of Default (i.e. after giving effect to the expiration of the 30 day period referred to in Section 7.1(d)); (ix) waive any Event of Default arising from the failure to comply with Section 6.1 or amend or modify Section 6.1 or the definition of Asset Coverage Ratio (or any defined terms used in Section 6.1 or Section 6.2), in a manner which results in the required levels contained therein being reduced by more than 20% of the levels as in effect on the Fourth Amendment Effective Date; (x) waive any Event of Default arising from the failure to comply with Section 6.2 or amend or modify Section 6.2 (or any defined terms used in Section 6.2) (xi) amend or waive non-compliance with Section 3.19, 3.20 or 3.21 or any defined terms used therein or Section 9.5, or Section 9.25; (xii) amend Section 1.8(a) to increase the amount of amortization payable thereunder; or (xiii) amend Section 5.2 in a manner that would permit the Disposition of any Commission Receivables. For the purposes of determining whether any prepayment in respect of the Term Loan may be made under subsection 1.7(h) or whether proceeds of Collateral or payments must be applied pursuant to subsection 1.10(d), no amendment or waiver of any Event of Default shall be taken into account unless such amendment or waiver shall have been signed by the Required Revolving Lenders (or by the Revolver Agent with the consent of the Required Revolving Lenders). No Credit Party shall consent to any amendment or other modification of Article V (or any defined terms used in Article V) unless the Required Revolving Lenders have been provided with three
(3) Business Days’ prior written notice of such amendment or modification and have been offered the opportunity to consent to such amendment or modification and receive the same economic consideration that is being offered to other consenting Lenders.
(d)No amendment or waiver shall, unless signed by Required Term Lenders (or by the Administrative Agent with the consent of Required Term Lenders) in lieu of the Required Lenders:

(i) amend or waive Section 9.25 or (ii) change the definition of “Event of Default,” “Required Term Lenders” or this Section 9.1(d).
(e)Delayed Draw Class Voting Provisions.
(i)No amendment or waiver shall, unless signed by Lenders then holding at least 50% of the First Amendment Delayed Draw Term Loan Commitments (provided that if at any time there are two or more unaffiliated Lenders holding First Amendment Delayed Draw Term Loan Commitments, then the consent of at least two such Lenders who are not Affiliates shall additionally be required under this clause (e)(i)), amend or waive Section 1.1(d), 1.5(d), 1.7(e), 1.9(d), Section 2.2 (solely as it relates to the conditionality of making a First Amendment Delayed Draw Term Loan) or 4.10(d), in each case, with respect to such Class of Commitments.
(ii)No amendment or waiver shall, unless signed by Lenders then holding at least 50% of the Second Amendment Delayed Draw Term Loan A Commitments (provided that if at any time there are two or more unaffiliated Lenders holding Second Amendment Delayed Draw Term Loan A Commitments, then the consent of at least two such Lenders who are not Affiliates shall additionally be required under this clause (e)(ii)), amend or waive Section 1.1(e), 1.5(d), 1.7(e), 1.9(d), Section 2.2 (solely as it relates to the conditionality of making a Second Amendment Delayed Draw Term Loan A) or 4.10(d), in each case, with respect to such Class of Commitments.
(iii)No amendment or waiver shall, unless signed by Lenders then holding at least 50% of the Second Amendment Delayed Draw Term Loan B Commitments (provided that if at any time there are two or more unaffiliated Lenders holding Second Amendment Delayed Draw Term Loan B Commitments, then the consent of at least two such Lenders who are not Affiliates shall additionally be required under this clause (e)(iii)), amend or waive Section 1.1(f), 1.5(d), 1.7(e), 1.9(d), Section 2.2 (solely as it relates to the conditionality of making a Second Amendment Delayed Draw Term Loan B) or 4.10(d), in each case, with respect to such Class of Commitments.
(f)[Reserved].
(g)Notwithstanding anything to the contrary contained in this Section 9.1, without the consent of any other Persons, (x) the Borrower may amend Schedule I upon notice to the Administrative Agent, (y) the Agents may amend Schedule 1.1(a) or Schedule 1.1(b) to reflect Sales entered into pursuant to Section 9.9 or Section 9.25, and (z) Agents and the Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Credit Parties.
(h)Notwithstanding anything to the contrary herein, no Non-Funding Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Non-Funding Lenders), except that (x) the Commitment of any such Non-Funding Lender may not be increased or extended without the consent of such Lender, (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Non-Funding Lender to a greater extent than other affected Lenders shall require the consent of such Non-Funding

Lender and (x) the consent of any Non-Funding Lender shall be required in respect of any amendments referred to in Section 9.1(a)(ii).
(i)Notwithstanding the foregoing, no Lender consent, other than from the Administrative Agent, is required to effect any amendment or supplement to any Subordination Agreement or other intercreditor agreement or arrangement permitted under this Agreement (i) [reserved] or (ii) that is expressly contemplated by any Subordination Agreement or other intercreditor agreement or arrangement permitted under this Agreement; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.
(j)Notwithstanding anything to the contrary contained in this Section 9.1, guarantees, collateral security documents and related documents executed by the Borrower and/or any of its Subsidiaries in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Requirement of Law or advice of local counsel, (ii) to cure ambiguities or defects or
(iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.
1.2Notices.
(a)Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Administrative Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of the Administrative Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower and Agents, to the other parties hereto and (B) in the case of all other parties, to the Borrower and the Administrative Agent. Transmissions made by electronic mail or E-Fax to the Administrative Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement and (y) if such transmission is delivered in compliance with procedures of the Administrative Agent applicable at the time and previously communicated to Borrower.
(b)Effectiveness.
(i)All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery,
(ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to any Agent pursuant to Article I shall be effective until received by such Agent.
(ii)The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.
(c)Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

(d)Each Revolving Lender shall notify the Revolver Agent in writing of any changes in the address to which notices to such Revolving Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Revolver Agent shall reasonably request.
1.3Electronic Transmissions.
(a)Authorization. Subject to the provisions of subsection 9.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.
(b)Signatures. Subject to the provisions of subsection 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Agent, each other Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by any Agent and Credit Parties in connection with the use of such E-System.
(d)LIMITATION OF LIABILITY.        ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF ANY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY ANY AGENT, ANY LENDER OR ANY OF THEIR RELATED    PERSONS    IN    CONNECTION    WITH    ANY    E-SYSTEMS    OR    ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM
FROM VIRUSES OR OTHER CODE DEFECTS. The Borrower and each other Credit Party executing this Agreement and each Secured Party agrees that the Agents have no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
1.4No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, any Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.
1.5Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Agent or Required Lenders made in accordance with this Agreement or any Loan Document, shall be at the expense of such Credit Party, and neither any Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrower agrees to pay or reimburse within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request): (a) each Agent and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs (limited, in the case of legal counsel, to one legal counsel for each Agent and Akin Gump Strauss Hauer & Feld LLP, as counsel for the Lenders, one counsel for the Revolving Lenders, and, to the extent necessary, one local counsel in each relevant jurisdiction and regulatory counsel for each of the Administrative Agent and Revolver Agent if reasonably required by the Administrative Agent or the Revolver Agent) and, in the case of the Lenders, all reasonable and documented fees and expenses of the Lender Financial Advisor (including fees and expenses associated with work performed by the Lender Financial Advisor in connection with Section 4.9(c)), (b) subject to Section 4.9, each Agent for all reasonable invoiced out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with environmental audits, field examinations and Collateral examinations, Collateral audits and appraisals, background checks and similar expenses, to the extent required or permitted hereunder, (c) each Agent, L/C Issuer and their respective Related Persons, for all reasonable invoiced out-of-pocket costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, Obligation or Transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including Attorney Costs and (d) fees and disbursements of Attorney Costs of Akin Gump Strauss Hauer & Feld LLP, as counsel to the Lenders (other than Administrative Agent and Revolver Agent) and the Lender Financial Advisor incurred in connection with any of the matters referred to in clause (c) above.
1.6Indemnity.
(a)Each Credit Party agrees to indemnify, hold harmless and defend each Agent, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding relating to any of the foregoing, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from (i) the gross negligence, bad faith (except with respect to the Agents acting in their capacity as such) or willful misconduct of such Indemnitee (ii) except with respect to the Agents acting in their capacities as such, a material breach by an Indemnitee of its obligation under this Agreement or any Loan Documents (in the case of clauses (i) and (ii), as determined by a court of competent jurisdiction in a final non-appealable judgment or order) or (iii) a dispute solely among Indemnitees other than in their capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates (as determined in a final and non-appealable judgment of a court of competent jurisdiction). Furthermore, the Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person. This subsection 9.6(a) shall not apply with respect to Taxes other than any taxes that represent Liabilities arising from any non-tax claim. Payments under this

Section 9.6 shall be made by the Borrower to the Administrative Agent for the benefit of the relevant indemnitee.
(b)Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee, including those arising from, or otherwise involving, any property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (A) resulted solely from the gross negligence or willful misconduct of such Indemnitee, or (B) (i) are incurred solely following foreclosure by Administrative Agent or following Administrative Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.
1.7Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.
1.8Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided further that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.
1.9Assignments and Participations; Binding Effect.
(a)Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the other Credit Parties signatory hereto, the Revolver Agent and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrower, the other Credit Parties hereto (in each case except for Article VIII), the Administrative Agent, the Revolver Agent, each Lender and each L/C Issuer receiving benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 8.9), none of the Borrower, any other Credit Party, any L/C Issuer, the Revolver Agent or the Administrative Agent shall have the right to assign any rights or obligations hereunder or any interest herein.
(b)Right to Assign. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender (other than a Non-Funding Lender or Impacted Lender), (ii) any Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender or Impacted Lender) or (iii) any other Person (other than the Borrower and its Subsidiaries, a natural Person or, so long as no Event of Default is then continuing, a Disqualified Institution) with the prior written consent (which consent shall not be unreasonably withheld or delayed, except in connection with a proposed assignment to any Disqualified Institution) of the Administrative Agent, and, as long as no Event of Default is continuing, the prior written consent of the Borrower, and, in the case of any Sale of a Revolving Loan, Letter of Credit or Revolving Loan Commitment, the Revolver Agent and each L/C Issuer that is a Lender (which such consent of L/C Issuer and the Borrower shall be deemed to have been given unless an objection is delivered to the Administrative Agent within ten (10) Business Days after notice of a proposed Sale is delivered to the Borrower) (each of the Persons described in clauses (i), (ii) and (iii) being called herein an “Eligible Assignee”); provided, however, that (w) such Sales do not have to be ratable between the Revolving Loan and the Term Loan but must be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Loans or the Term Loan, (x) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior written consent of the Borrower (to the extent Borrower’s consent is otherwise required) and the Administrative Agent and, in the case of any Sale of a Revolving Loan, Letter of Credit or Revolving Loan Commitment, the Revolver Agent, (y) interest accrued, prior to and through the date of any such Sale may not be assigned, and (z) such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to the Administrative Agent’s prior written consent in all instances, unless in connection with such sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in subsection 1.11(e)(v). The Administrative Agent’s refusal to accept a Sale to a Credit Party, a holder of other Indebtedness of a Credit Party or an Affiliate of such a holder, or to a Person that would be a Non-Funding or Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable. In no event shall any Lender Sell any Loan or Commitment to Borrower or any Subsidiary thereof and any such purported Sale shall be null and void.
(c)Procedures. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Administrative Agent an Assignment via an electronic settlement system designated by the Administrative Agent (or, if previously agreed with the Administrative Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Administrative Agent), any tax forms required to be delivered pursuant to Section 10.1, an administrative questionnaire, and payment of an assignment fee in the amount of
$3,500, unless waived or reduced by the Administrative Agent in its sole discretion, provided that (1) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (2) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 (unless waived or reduced by the Administrative Agent) shall be due in connection with such Sale. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with Section 9.9(b)(iii), upon the Administrative Agent and, in the case of any Sale of a Revolving Loan, Letter of Credit or Revolving Loan Commitment, the Revolver Agent (and the Borrower, if applicable) consenting to such Assignment, from and after the effective date specified in such

Assignment, the Applicable Agent shall record or cause to be recorded in the Register the information contained in such Assignment.
(d)Effectiveness. Subject to the recording of an Assignment by the Applicable Agent in the Register pursuant to subsection 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).
(e)Grant of Security Interests. In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to any Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to the Administrative Agent and, in the case of any security interest in a Revolving Loan or Letter of Credit Obligations, the Revolver Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.
(f)Participants and SPVs. In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to the Administrative Agent and, in the case of any grant of an option to make a Revolving Loan, the Revolver Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from any Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loan, Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms required pursuant to subsection 10.1(g) as if it were a Lender (it being understood that such tax forms shall be delivered to the Lender that granted the applicable participation or SPV interest) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent and, in the case of any grant of an option to make a Revolving Loan, the Revolver Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of subsection 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of subsection 9.1(a). Each Lender that sells a participation or makes a grant to an SPV shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant or SPV and the principal amounts (and stated interest) of each Participant’s or SPV’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary or is otherwise required to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation or SPV interest for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agents (in their capacity as Agents) shall have no responsibility for maintaining a Participant Register. No party hereto shall institute (and Borrower shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.
1.10Non-Public Information; Confidentiality.
(a)Non-Public Information. Each Agent, each Lender and each L/C Issuer acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations).
(b)Confidential Information. Each Lender, each L/C Issuer and each Agent agrees to, in accordance with its customary practices, maintain the confidentiality of information obtained by it pursuant to any Loan Document, except that such information may be disclosed (i) with the Borrower’s prior written consent, (ii) to Related Persons of such Lender, L/C Issuer or such Agent, as the case may be, or to any Person that any L/C Issuer causes to issue Letters of Credit hereunder, that need to know such information, are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section

9.10 or (B) available to such Lender, L/C Issuer or such Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law, compulsory legal process or demanded by any Governmental Authority having jurisdiction over such Person,
(v) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vi) to current or prospective assignees, SPVs (including the investors and prospective investors therein) or participants, Persons that hold a security interest in any Lender’s rights under this Agreement in accordance with Section 9.9(e) (and those Persons for whose benefit such holder of a security interest is acting), in each case that are Eligible Assignees, and their financing sources and derivative counterparties, in each case pursuant to this clause
(vi) to the extent such assignees, investors, participants, secured parties, financing sources or derivative counterparties agree to be bound by the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (vii) to any other party hereto, and (viii) in connection with the exercise or enforcement of any right or remedy under any Loan Document. In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.
(c)Tombstones. Each Credit Party consents to the publication by the Arrangers and UMB of advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s or any other Credit Party’s name, product photographs, logo or trademark. The Arrangers and UMB shall provide a draft of any advertising material to the Borrower for review and approval prior to the publication thereof (such approval not to be unreasonably withheld).
(d)Press Release and Related Matters. No Credit Party shall issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to any Agent or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which such Agent is party without the prior consent of such Agent except to the extent required to do so under applicable Requirements of Law. In no event shall any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) use the name, logo or otherwise specifically refer to a Lender without the prior consent of such Lender, except to the extent required to do so under applicable Requirements of Law.
(e)Distribution of Materials to Lenders and L/C Issuers. The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agents, and made available, to the Lenders and the L/C Issuers by posting the Borrower Materials on an E-System. The Credit Parties authorize Agents to download copies of their logos from its website and post copies thereof on an E-System.
(f)Material Non-Public Information. The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the United States, they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark the Borrower Materials that contain only information that is publicly available as “PUBLIC”. The Credit Parties agree that by identifying the Borrower Materials as “PUBLIC” or publicly filing the Borrower Materials with the Securities and Exchange Commission, then Agents, the

Lenders and the L/C Issuers shall be entitled to treat the Borrower Materials as not containing any MNPI for purposes of United States federal and state securities laws.
1.11Set-off; Sharing of Payments.
(a)Right of Setoff. Each of each Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by such Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender or L/C Issuer shall exercise any such right of set off without the prior written consent of the Administrative Agent. Each of each Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that the Agents, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.
(b)Sharing of Payments. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 9.9 or Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Applicable Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by the Applicable Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to the Administrative Agent in an amount that would satisfy the cash collateral requirements set forth in subsection 1.11(e).
1.12Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.
1.13Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder. Any Loan Document or other agreement, document or instrument delivered by facsimile transmission shall have the same force and effect as if the original thereof had been delivered.
1.14Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
1.15Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.
1.16Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to the Credit Parties, the Agents, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or any Agent merely because of the Agents’ or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

1.17No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the L/C Issuers party hereto, the Administrative Agent, the Revolver Agent and, subject to the provisions of Section 8.11 hereof, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither any Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.
1.18Governing Law and Jurisdiction.
(a)Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including its validity, interpretation, construction, performance and enforcement (including any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).
(b)Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America sitting in the Southern District of New York and, by execution and delivery of this Agreement, each of the parties hereto executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
(c)Service of Process. Each party hereto hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of such party specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(d)Non-Exclusive Jurisdiction. Nothing contained in this Section 9.18 shall affect the right of any Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.
1.19Waiver of Jury Trial. THE PARTIES HERETO, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.
1.20Entire Agreement; Release; Survival.
(a)THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE 2019 REVOLVER AGENT FEE LETTER, THE 2019 ENGAGEMENT LETTER AND THE ADMINISTRATIVE AGENCY FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).
(b)Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). The Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(c)(i) Any indemnification or other protection provided to any Indemnitee pursuant to Article VIII (The Administrative Agent and the Revolver Agent), Section 9.5 (Costs and Expenses), Section 9.6 (Indemnity), this Section 9.20, and Article X (Taxes, Yield Protection and Illegality) and
(ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, shall inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

1.21Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.
1.22Replacement of Lender. Within forty-five days after (i) receipt by the Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6; (ii) any default by a Lender in its obligation to make Loans hereunder after all conditions thereto have been satisfied or waived in accordance with the terms hereof, provided that such default shall not have been cured, or (iii) any failure by any Lender (other than any Agent or an Affiliate of any Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification (or where in lieu of Required Lender consent) but the consent of each Lender (or each Lender directly and adversely affected thereby, as applicable) is required with respect thereto, the Borrower may, at its option, notify the Administrative Agent and, in the case the Affected Lender is a Revolving Lender, the Revolver Agent and such Affected Lender (or such non-consenting Lender, as the case may be) of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender, as the case may be), which Replacement Lender shall be reasonably satisfactory to the Administrative Agent and, in the case the Affected Lender is a Revolving Lender, the Revolver Agent. In the event the Borrower obtains a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or defaulting or non-consenting Lender, as the case may be) shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower, the Replacement Lender and the Administrative Agent and, in the case the Affected Lender is a Revolving Lender, the Revolver Agent, shall be effective for purposes of this Section 9.22 and Section 9.9. Notwithstanding the foregoing, (A) with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, the Administrative Agent may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three (3) Business Days’ prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par or (B) with respect to a Lender that does not consent to the amendments set forth in the First Amendment (so long as the Required Lenders have already consented to such First Amendment), (i) the Administrative Agent may, but shall not be obligated to obtain a Replacement Lender and execute an Assignment on behalf of such non-consenting Lender without prior notice to such Lender on the First Amendment Effective Date and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par, or (ii) the Borrower may terminate the Commitments of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive as to such replaced Lender.

1.23Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to Article II of the Guaranty and Security Agreement, to which the obligations of Borrower and the other Credit Parties are subject.
1.24Creditor-Debtor Relationship. The relationship between the Administrative Agent, the Revolver Agent each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.
1.25Purchase Option.
(a)Termination Notice; Purchase Notice. Solely as among the Administrative Agent, the Revolver Agent, the Revolving Lenders and the Term Lenders (and whether or not the Administrative Agent is directed to terminate the Revolving Loan Commitments by the Required Revolving Lenders), the Administrative Agent or Revolver Agent, as applicable, shall, absent Exigent Circumstances give to the Term Lenders, at least five (5) Business Days prior written notice, or, should Exigent Circumstances arise or exist, such prior or contemporary notice as may be practicable under the circumstances before terminating the Revolving Loan Commitments pursuant to Section 7.2. On one occasion exercised at any time, the Term Lenders shall have the option, but not the obligation, to (x) purchase from the Revolving Lenders all, but not less than all, of the Revolving Loans and other Obligations arising under the Revolving Credit Facility owing to the Revolving Lenders, (y) assume all, but not less than all, of the then existing Revolving Loan Commitments, and (z) name a successor Revolver Agent and, if the Administrative Agent and Revolver Agent are the same Person, a successor Administrative Agent, that is or are acceptable to the Required Term Lenders and, if no Event of Default is continuing, to the Borrower. Such right shall be exercised by the applicable Term Lenders giving a written notice (the “Purchase Notice”) to the Agents. A Purchase Notice once delivered shall be irrevocable and must contain the name of the successor Revolver Agent and, if required, the successor Administrative Agent. Each Term Lender shall have the right to purchase its pro rata share of the Revolving Credit Obligations and assume its pro rata share of the Revolving Loan Commitments, and Term Lenders exercising such rights may exercise the rights of non-exercising Term Lenders, in each case on a pro rata basis as among exercising Term Lenders until such rights have been exercised as to all Revolving Credit Obligations and all Revolving Loan Commitments (in any case, prior to issuance of the Purchase Notice).
(b)Purchase Option Closing. On the date specified in the Purchase Notice (which shall not be less than 3 Business Days nor more than 5 Business Days, after delivery to the Agents of the Purchase Notice), the Revolving Lenders shall sell to the exercising Term Lenders, and the exercising Term Lenders shall purchase from the Revolving Lenders all, but not less than all, of the Revolving Credit Obligations, and the Revolving Lenders shall assign to the exercising Term Lenders, and the exercising Term Lenders shall assume from the Revolving Lenders all, but not less than all, of the then existing Revolving Loan Commitments, and, with the effect and as more particularly provided in subsection 8.9(b), the Revolver Agent and L/C Issuer and, if applicable, the Administrative Agent, shall resign and shall be succeeded by the successor Revolver Agent and L/C Issuer and, if applicable, the Administrative Agent, nominated by the exercising Term Lenders, who shall assume the duties of Revolver Agent and, if applicable, Administrative Agent, as a successor Revolver Agent or Administrative Agent, as applicable.

(c)Purchase Price. The purchase, sale and assumption pursuant to this Section 9.25 shall be made by execution and delivery by the Administrative Agent, the Revolver Agent, Revolving Lenders, and exercising Term Lenders of an Assignment. Upon the date of such purchase and sale, the exercising Term Lenders shall (a) pay to the Revolver Agent for the benefit of the Revolving Lenders as the purchase price therefor the sum of (i) the full amount of all the Revolving Credit Obligations then outstanding and unpaid (including principal, interest, fees, indemnities and expenses, including reasonable attorneys’ fees and legal expenses), (b) furnish cash collateral to the Revolver Agent with respect to the outstanding Letter of Credit Obligations in such amounts as are required under Section 7.4 (to the same extent as if an Event of Default were continuing) and (c) agree to reimburse the Revolving Lenders for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding Letter of Credit Obligations as described above and any checks or other payments provisionally credited to the Revolving Credit Obligations, and/or as to which the Revolving Lenders have not yet received final payment. Such purchase price and cash collateral shall be remitted by wire transfer of immediately available funds to the Revolver Agent in accordance with Section 1.11(a), solely for the account of the Revolving Lenders. Interest and fees shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Term Lenders are received by the Revolver Agent prior to 1:00 p.m. (New York time) and interest and fees shall be calculated to and including such Business Day if the amounts so paid by the Term Lenders are received by the Revolver Agent later than 1:00 p.m. (New York time).
(d)Nature of Sale. The purchase and sale pursuant to this Section 9.25 shall be expressly made without representation or warranty of any kind by the Revolving Lenders as to the Revolving Credit Obligations or otherwise and without recourse to the Revolving Lenders, except for representations and warranties as to the following: (a) the amount of the Revolving Credit Obligations being purchased (including as to the principal of and accrued and unpaid interest on such Revolving Credit Obligations, fees and expenses thereof), (b) that the Revolving Lenders own the Revolving Credit Obligations free and clear of any Liens and (c) each Revolving Lender has the full right and power to assign its Revolving Credit Obligations and such assignment has been duly authorized by all necessary corporate action by such Revolving Lender.
ARTICLE X    - TAXES, YIELD PROTECTION AND ILLEGALITY
1.1Taxes.
(a)Except as required by any Requirement of Law or as otherwise provided in this Section 10.1, each payment by or on behalf of any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges, withholdings (including backup withholding), assessments or fees, including any interest, additions to tax or penalties with respect thereto (collectively, the “Taxes”).
(b)If any Taxes shall be required by law to be withheld or deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) if such Tax is an Indemnified Tax, then the relevant amount payable by the applicable Credit Party shall be increased as necessary to ensure that, after all required withholding or deductions for Taxes are made (including such with deductions and withholdings applicable to any increases to any amount under this Section 10.1), such Secured Party receives the amount it would have received had no such deductions been made, and
(ii) the applicable withholding agent shall make such deductions and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)The Credit Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes. Within 30 days after the date of any payment of Taxes or Other Taxes by any Credit Party pursuant to this Section 10.1, the Borrower shall furnish to the Applicable Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)The Credit Parties shall, jointly and severally, reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Agents), each Secured Party for any Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Secured Party and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the Secured Party (or of the Applicable Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to the Agents, shall be conclusive absent manifest error. In determining such amount, the Applicable Agent and such Secured Party may use any reasonable averaging and attribution methods.
(e)Any Lender claiming any additional amounts payable pursuant to this Section
10.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.
(f)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and Agent, at the time or times reasonably requested by the Borrower or Agent, such properly completed and executed documentation reasonably requested by the Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or Agent as will enable the Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.1(g)(i), Section 10.1(g)(ii) and Section 10.1(g)(v) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(g)Each Non-U.S. Lender Party, to the extent it is legally entitled to do so, shall
(w)on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder,
(x)on or prior to the date on which any such form or certification delivered pursuant to this clause (i) expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or any Agent (or, in the case of a participant or SPV, the relevant Lender), provide such Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two properly completed copies of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN or W-8BEN-E, as appropriate (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty), and/or W-8IMY, accompanied by Form W-8ECI, Form

W-8BEN or W-8BEN-E, a certificate substantially in the form of the relevant exhibit contained in Exhibit H (as described in (B) below), Form W-9, and/or other certification documents from each beneficial owner as applicable or any successor forms, or (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Forms W-8BEN or W-8BEN-E, as appropriate (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor forms and a certificate in form and substance of the applicable Exhibit H acceptable to such Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code. Unless the Borrower and the Agents have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and the Agents shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.
(i)Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification delivered pursuant to this clause (ii) expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (ii) and (D) from time to time if requested by the Borrower or any Agent (or, in the case of a participant or SPV, the relevant Lender), provide such Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two properly completed copies of Form W-9 or any successor thereto (certifying that such U.S. Lender Party is entitled to an exemption from U.S. federal backup withholding tax).
(ii)Any Non-U.S. Lender Party shall, to the extent it is legally entitled to do so, deliver to the Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender Party becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent), executed copies of any other form prescribed by any Requirement of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by any Requirement of Law to permit the Borrower or Agent to determine the withholding or deduction required to be made.
(iii)[Reserved].
(iv)If a payment made to a Non-U.S. Lender Party or U.S. Lender Party would be subject to United States federal withholding tax imposed by FATCA if such Non-U.S. Lender Party or U.S. Lender Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Non-U.S. Lender Party or U.S. Lender Party shall deliver to the Applicable Agent and the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Applicable Agent or the Borrower such documentation prescribed by any Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Applicable Agent or the Borrower as may be necessary for the Applicable Agent or the Borrower to comply with their obligations under FATCA and to determine that such Non-U.S. Lender Party or U.S. Lender Party has complied with such Non-U.S. Lender Party’s or U.S. Lender Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (v), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(v)[Reserved].
Each Secured Party agrees that if any form or certification it previously delivered pursuant to this paragraph (g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and Agent in writing of its legal inability to do so.
(h)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes or Other Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax or Other Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax or Other Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)The Borrower shall not be required to compensate a Secured Party pursuant to this Section for any interest or penalties suffered more than 180 days prior to the date that such Secured Party notifies the Borrower of the relevant Taxes or Other Taxes, and of such Secured Party’s intention to claim compensation therefore (except that, if a change in any Requirement of Law giving rise to such taxes is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof). Each party’s obligations under this Section 10.1 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(j)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.9(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (j).

1.2Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Applicable Agent) (an “Illegality Notice”),
(a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Applicable Agent without reference to clause (c) of the definition of “Base Rate”, in each case until each affected Lender notifies the Applicable Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Applicable Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Applicable Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case until the Applicable Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 10.4.
(a)Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any SOFR Loan, the Borrower shall prepay in full all SOFR Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.
(b)If the obligation of any Lender to make or maintain SOFR Loans has been terminated, the Borrower may elect, by giving notice to such Lender through the Applicable Agent that all Loans which would otherwise be made by any such Lender as SOFR Loans shall be instead Base Rate Loans.
(c)Before giving any notice to the Applicable Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its SOFR Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.
1.3Increased Costs and Reduction of Return.
(a)If any Change in Law shall (i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or L/C Issuer; (ii) subject any Recipient to any Taxes (other than
(A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Tax and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on any Lender or L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender, L/C Issuer or L/C Issuer, and the result of any of the foregoing shall be to increase the cost to such Lender, L/C Issuer or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, L/C Issuer, or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, the Borrower will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender or L/C Issuer shall have determined that:
(i)the introduction of any Capital Adequacy Regulation;
(ii)any change in any Capital Adequacy Regulation;

(iii)any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or
(iv)compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation;
affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to the Applicable Agent), the Borrower shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this subsection 10.3(b) for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(c)Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change in a Requirement of Law under subsection (a) above and/or a change in a Capital Adequacy Regulation under subsection (b) above, as applicable, regardless of the date enacted, adopted or issued.

1.4Funding Losses.    The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:
(a)the failure of the Borrower to make any payment or mandatory prepayment of principal of any SOFR Loan (including payments made after any acceleration thereof);
(b)the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;
(c)the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 1.7;
(d)the prepayment (including pursuant to Section 1.8) of a SOFR Loan on a day which is not the last day of the Interest Period with respect thereto; or
(e)the conversion pursuant to Section 1.6 of any SOFR Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period (including as a result of an Event of Default); including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its SOFR Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified the Applicable Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. For the avoidance of doubt, the Administrative Agent shall have no responsibility for calculating any amount due pursuant to this Section 10.4. Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 10.4 and under subsection 10.3(a): each SOFR Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the SOFR used in determining the interest rate for such SOFR Loan by a matching deposit or other borrowing in the interbank market for a comparable amount and for a comparable period, whether or not such SOFR Loan is in fact so funded.
1.5Inability to Determine Rates. Subject to Section 10.8, if, on or prior to the first day of any Interest Period for any SOFR Loan:
(a)the Applicable Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or
(b)the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Applicable Agent, the Applicable Agent will promptly so notify the Borrower and each Lender.
Upon notice thereof by the Applicable Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Applicable Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 10.4. Subject to Section 10.8, if the Applicable Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Applicable Agent without reference to clause (c) of the definition of “Base Rate” until the Applicable Agent revokes such determination.
1.6Reserves on SOFR Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including SOFR funds or deposits (currently known as “SOFR liabilities”), additional costs on the unpaid principal amount of each SOFR Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to the Applicable Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.
1.7Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower (with a copy to the Applicable Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.
1.8Benchmark Replacement Setting.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent, Revolver Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Applicable Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Applicable Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 10.8(a) will occur prior to the applicable Benchmark Transition Start Date.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent and Revolver Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Applicable Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Applicable Agent will notify the

Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 10.8(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Applicable Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 10.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 10.8.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Applicable Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Applicable Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Applicable Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
ARTICLE XI    - DEFINITIONS
1.1Defined Terms. The following terms have the following meanings:
“2019 Engagement Letter” shall mean that certain Engagement Letter, dated as of August 20, 2019, among the Borrower, MSCA and Ares Capital Management LLC.
“2019 Revolver Agent Fee Letter” shall mean the Fee Letter, dated as of the Closing Date, among the Borrower and UMB.
“Acceptable Intercreditor Agreement” shall mean, with respect to any Indebtedness, (x) a intercreditor agreement that subordinates the Liens securing such Indebtedness to the Liens securing the Obligations or (y) a subordination agreement that subordinates the payment of such Indebtedness to the prior payment in full in cash of the Obligations, in each case, of clauses (x) and (y), that is in form and substance reasonably satisfactory to the Administrative Agent, the Required Lenders and the Required Revolving Lenders.

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Borrower and its Subsidiaries, including the unpaid portion of the obligation of a customer of the Borrower or any of its Subsidiaries in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by the Borrower or such Subsidiary, as stated on the respective invoice of the Borrower or such Subsidiary, net of any credits, rebates or offsets owed to such customer.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Equity Interests of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Applicable Floor, then Adjusted Term SOFR shall be deemed to be the Applicable Floor.
“Administrative Agent” means (i) from the Closing Date to February 24, 2022, MSCA and (ii) on or after February 24, 2022, Wilmington Trust, National Association, in each case, in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.
“Administrative Agency Fee Letter” means the Fee Letter dated as of the date of the Successor Agent Agreement, between the Borrower and the Agent, as amended, supplemented or otherwise modified from time to time.
“Affected Lender” has the meaning set forth in Section 9.22.
“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of ten percent (10%) or more of the Equity Interests of a Person shall for the purposes of this Agreement, be deemed an Affiliate of such other Person. Notwithstanding the foregoing, none of the Administrative Agent, or the Revolver Agent, nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.
“Agents” means each of the Revolver Agent and the Administrative Agent. “Aggregate Excess Funding Amount” has the meaning set forth in Section 1.11(e)(iv).
“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders.
“Aggregate Term Loan Commitment” means the combined Term Loan Commitments of the Lenders. As of the Fourth Amendment Effective Date, the Aggregate Term Loan Commitment is $0.
“Agreement” has the meaning specified in the preliminary statements to this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption applicable to the Borrower or its Subsidiaries by virtue of such Person being organized or operating in such jurisdiction.
“Applicable Agent” means with respect to Term Lenders and Term Loans and all payments and matters relating thereto, the Administrative Agent and, with respect to the Revolving Credit Facility, Revolving Lenders, Revolving Loans, Letters of Credit and L/C Reimbursement Obligations and all payments and matters relating thereto, the Revolver Agent.
“Applicable Floor” means (i) with respect to Term Loans, 0.75% per annum, and (ii) with respect to Revolving Loans, 1.00% per annum.
“Applicable Margin” means a percentage per annum equal to:
(a)[reserved];

(b)with respect to Term Loans, (i) prior to the Fourth Amendment Effective Date,
(A)for LIBOR Loans (as defined in this Agreement immediately prior to the Fourth Amendment Effective Date), 5.00% and (B) for Base Rate Loans, 4.00% and (ii) on and after the Fourth Amendment Effective Date, (A) the Margin Cash Component shall be (x) for SOFR Loans, (1) prior to October 1, 2023, 6.00% and (2) on and after October 1, 2023, 6.50% and (y) for Base Rate Loans, (1) prior to October 1, 2023, 5.00% and (2) on and after October 1, 2023, 5.50% and
(B)the Margin PIK Component shall be (x) prior to October 1, 2023, 2.00% and (y) on and after October 1, 2023, 3.00%; or
(c)with respect to Revolving Loans and Letter of Credit fees, (i) prior to the Fourth Amendment Effective Date, (A) for LIBOR Loans (as defined in this Agreement immediately prior to the Fourth Amendment Effective Date), 4.00% and (B) for Base Rate Loans, 3.00% and
(ii) on and after the Fourth Amendment Effective Date, (A) for SOFR Loans, 5.00% and (B) for Base Rate Loans, 4.00%.
For the avoidance of doubt and notwithstanding anything to the contrary herein, any Loans outstanding as of the Fourth Amendment Effective Date as LIBOR Loans shall continue, other than with respect to the Applicable Margin, to the end of the applicable Interest Period for such LIBOR Loans on the same terms as in this Agreement immediately prior to the Fourth Amendment Effective Date.
“Appropriate Lender” means, at any time, with respect to Term Loans of any Class, the Lenders of such Class of Term Loans.
“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.
“Ares Capital” has the meaning specified in the preliminary statements to this Agreement. “Arranger” means each of MSCA and Ares Capital in its respective capacity as a joint lead arranger and joint bookrunner under this Agreement.

“ASC 606” shall mean ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) issued by the Financial Accounting Standards Board, as amended from time to time.
“Asset Coverage Ratio” means, as of any time of determination, the ratio of (a) Commission Receivables (including the current portion) calculated in accordance with ASC 606 for the most recently ended Test Period to (b) Consolidated Total Debt as of the last day of the most recently ended Test Period; provided that, for purposes of Section 2.2(d), Consolidated Total Debt shall be calculated as of the date of the applicable proposed Borrowing after giving effect such Borrowing, on a Pro Forma Basis. The accounting and calculation methodology, principles and assumptions used by the Borrower to calculate the Asset Coverage Ratio for any period shall be a Conforming Calculation.
“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with consent of any party whose consent is required by Section 9.9), accepted by the Administrative Agent and in the case of any Assignment with respect to a Sale of a Revolving Loan, Letter of Credit or Revolving Loan Commitment, the Revolver Agent, substantially in the form of Exhibit 11.1(a) or any other form reasonably approved by the Agents.
“Attorney Costs” means and includes all reasonable, documented fees and disbursements of any law firm or other external counsel.
“Availability” means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Balance exceeds (b) the aggregate outstanding principal balance of Revolving Loans.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 10.8(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.). “Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Applicable Agent) or any similar release by the Federal Reserve Board (as determined by the Applicable Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate, (c) the sum of (x) SOFR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day (but for the avoidance of doubt, not less than the Applicable Floor) plus (y) 1.0%, in each instance, as of such day, and (d) 2.00% per annum. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate or SOFR for an Interest Period of one month.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 10.8(a).
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Applicable Agent (acting at the direction of the Required Lenders) and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or
(ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to SOFR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Applicable Agent in its sole discretion.
“Benchmark Replacement Adjustment” means, with respect to any replacement of SOFR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Applicable Agent (acting at the direction of the Required Lenders) and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of SOFR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or
(ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of SOFR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time; provided that any such Benchmark Replacement Adjustment shall be administratively feasible as determined by the Applicable Agent in its sole discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Applicable Agent (acting at the direction of the Required Lenders) decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Applicable Agent in a manner substantially consistent with market practice (or, if the Applicable Agent (acting at the direction of the Required Lenders) decides that adoption of any portion of such market practice is not administratively feasible or if the Applicable Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Applicable Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to SOFR:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of SOFR permanently or indefinitely ceases to provide SOFR; or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for SOFR, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Required Lenders, by notice to the Borrower, the Administrative Agent, the Revolver Agent and the Lenders; provided further that any such Benchmark Transition Start Date shall be administratively feasible as determined by the Applicable Agent in its sole discretion.
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 10.8 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 10.8.
“Beneficial Owner” shall mean, for each Credit Party, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Credit Party’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Credit Party.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise), but other than a Multiemployer Plan;
(b) a “plan” as defined in Section 4975 of the Code that is subject to Section 4975 of the Code; or (c) any     Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower.
“Board Observer” has the meaning specified in Section 4.15.
“Borrower” has the meaning specified in the preliminary statements to this Agreement. “Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the
Borrower on the same day by the Lenders pursuant to Article I.
“Business Day” means any day other than a Saturday, Sunday or other day on which federal reserve banks are authorized or required by law to close.
“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.
“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and its Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and its Subsidiaries.
“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is or is required to be recorded as a financing lease; provided that for all purposes hereunder the amount of obligations under any Capital Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.
“Capital Lease Obligations” means at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes) prepared in accordance with GAAP.

“Cash Equivalents” means
(a)any securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency or instrumentality of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government,
(b)any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from Standard & Poor’s or at least “P-1” from Moody’s,
(c)any commercial paper rated at least “A-1” by Standard & Poor’s or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States,
(d)any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) having capital and surplus in excess of $250,000,000 and
(e)shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of
$500,000,000 and (iii) has obtained from either Standard & Poor’s or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.
“Cash Management Agreements ” means agreements pursuant to which a bank or other financial institution provides any of the following products or services to Borrower (or any Subsidiary of the Borrower): (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards;
(d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services.
“Certificate of Beneficial Ownership” means, for each Credit Party, a certificate in form and substance reasonably acceptable to Administrative Agent (as amended or modified by Administrative Agent from time to time in its reasonable discretion), certifying, among other things, the Beneficial Owner of such Credit Party.
“Change of Control” shall be deemed to occur if:
(a)[reserved], or
(b)(1) any person (other than a Permitted Holder) or (2) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power or economic interests represented by the issued and outstanding Equity Interests of the Borrower and the percentage of aggregate ordinary voting power (or economic interests) so held is greater than the percentage of the aggregate ordinary voting power (or economic interests) represented by the Equity Interests of the Borrower beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders; unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of the Borrower.
“Class” means (i) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions (without regard to differences in the type of Loan (i.e., whether such Loan is a SOFR Loan or a Base Rate Loan), Interest Period, upfront fees, OID or similar fees paid or payable in connection with such Commitments or Loans, or differences in tax treatment (e.g., “fungibility”)); provided that such Commitments or Loans may be designated in writing by the Borrower and Lenders holding such Commitments or Loans as a separate Class from other Commitments or Loans that have the same terms and conditions and (ii) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class; provided further that, from and after the Eighth Amendment Effective Date, the Eighth Amendment Consenting Loans and the Eighth Amendment Non-Consenting Loans are separate Classes of Loans; provided further that, from and after the Ninth Amendment Effective Date, the Ninth Amendment Consenting Loans and the Ninth Amendment Non-Consenting Loans are separate Classes of Loans.
“Closing Date” means November 5, 2019.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means the “Pledged Collateral” as defined in the Guaranty and Security Agreement and all the “Collateral” or “Pledged Assets” as defined in any other Collateral Document and any other assets pledged pursuant to any Collateral Document.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(a)the Administrative Agent shall have received each Collateral Document required to be delivered (i) on the Closing Date, pursuant to Section 2.1(a) and (ii) at such time as may be designated therein, pursuant to the Collateral Documents, Section 4.11 or 4.12 subject, in each case, to the limitations and exceptions of this Agreement and the Collateral Documents, duly executed by each Credit Party thereto;
(b)all Obligations (other than, with respect to any Guarantor, any Excluded Rate Contract Obligations of such Guarantor) shall have been unconditionally guaranteed by the Borrower and each Subsidiary of the Borrower that is a Subsidiary (other than any Excluded Subsidiary and the Borrower) including those that are listed on Schedule I hereto (each, a “Guarantor” or a “Subsidiary Guarantor”);
(c)the Obligations and the Guaranty shall have been secured by a perfected first-priority security interest (subject to prior Liens to the extent permitted by Section 5.1) in all Equity Interests of each Subsidiary of the Borrower;
(d)except to the extent otherwise provided hereunder, including subject to prior Liens to the extent permitted by Section 5.1, or under any Collateral Document, the Obligations shall have been secured by a perfected first-priority security interest (to the extent such security interest may be perfected by delivering certificated securities or instruments, filing financing statements under the Uniform Commercial Code or making any necessary filings with the United

States Patent and Trademark Office or United States Copyright Office or to the extent required in the Guaranty and Security Agreement) in substantially all tangible and intangible assets of the Borrower and each Guarantor (including accounts receivable, inventory, equipment, investment property, contract rights, applications and registrations of intellectual property filed in the United States, other general intangibles, Material Real Property, intercompany notes and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents, in each case subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents; and
(e)the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property required to be delivered pursuant to Section 4.11 and Section 4.12 (the “Mortgaged Properties”) duly executed and delivered by the applicable Credit Party, (ii) a title insurance policy or a marked-up commitment or signed pro forma thereof for such property available in each applicable jurisdiction (the “Mortgage Policies”) insuring the Lien of each such Mortgage as a valid first priority Lien on the property described therein, free of any other Liens except as expressly permitted by Section 5.1, together with such endorsements, coinsurance and reinsurance and in such amounts as the Administrative Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the Mortgaged Property is located, (iii) a completed Life-of-Loan Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Credit Party if any improvements on any Mortgaged Property are located within an area designated a Special Flood Hazard Area), and if any improvements on such Mortgaged Property are so located in a Special Flood Hazard Area, a copy of, or a certificate as to coverage under, and a copy of the flood insurance policy and a declaration page relating to, the insurance policies required by Section 4.6 and the applicable provisions of the Collateral Documents and shall be in form and substance reasonably satisfactory to the Administrative Agent, (iv) either ALTA surveys in form and substance reasonably acceptable to the Administrative Agent or such existing surveys together with no change affidavits sufficient for the title company to remove all standard survey exceptions from the Mortgage Policies and issue the endorsements required in (ii) above to the extent such coverage and endorsements are available in the applicable jurisdictions and at commercially reasonable rates, (v) copies of any existing abstracts and existing appraisals, (vi) opinions, addressed to the Administrative Agent and the Lenders, from appropriate counsel regarding the enforceability of the Mortgage and such other matters as may be in form and substance reasonably satisfactory to the Administrative Agent, (vii) evidence reasonably acceptable to the Administrative Agent of payment by obligors of all Mortgage Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Mortgage Policies referred to above and (viii) such other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property;
provided, however, that the foregoing definition shall not require and the Loan Documents shall not contain any requirements as to the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to any Excluded Assets.
The Administrative Agent may grant extensions of time for the perfection of security interests in, or the delivery of the Mortgages and the obtaining of title insurance and surveys with respect to, particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Credit Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents. Notwithstanding any provision of any Loan Document to the contrary, if a mortgage tax or any similar tax or charge will be owed on the entire amount of the Obligations evidenced hereby, then, to the extent permitted by, and in accordance with, applicable law, the amount of such mortgage tax or any similar tax or charge shall be calculated based on the lesser of (x) the amount of the Obligations allocated to the applicable Mortgaged Property and (y) the fair market value of the Mortgaged Property at the time the Mortgage is entered into and determined in a manner reasonably acceptable to Administrative Agent and the Borrower, which in the case of clause (y) will result in a limitation of the Obligations secured by the Mortgage to such amount.
No actions shall be required with respect to Collateral requiring perfection through control agreements or perfection by “control” (as defined in the UCC) or possession, other than in respect of (i) deposit accounts and securities accounts of the Credit Parties, excluding (x) any such account that constitutes Excluded Assets, and (y) any other such accounts, not located at UMB (or any successor Revolver Agent, to the extent applicable), to the extent that cash and/or securities on deposit in such account do not exceed, at any one time, $250,000 as to any one such account of $500,000 as to all such accounts in the aggregate (the accounts described in clause (x) and (y) collectively, the “Excluded Accounts”), (ii) certificated Equity Interests of the Borrower and Subsidiaries directly owned by the Borrower or by any Subsidiary Guarantor otherwise required to be pledged pursuant to the provisions of clause (c) of this definition of “Collateral and Guarantee Requirement” and not otherwise constituting an Excluded Asset and (iii) Pledged Debt Instruments (as defined in the Guaranty and Security Agreement) to the extent required to be delivered to the Administrative Agent pursuant to the terms of the Guaranty and Security Agreement.
“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages and all other security agreements, pledge agreements, patent, trademark and copyright security agreements, lease assignments, acquisition agreement assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a lien on Collateral or guaranteeing the payment and performance of the Obligations, and any Lender or the Administrative Agent for the benefit of the Administrative Agent, the Revolver Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or the Administrative Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or the Administrative Agent for the benefit of the Administrative Agent, the Revolver Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated, amended and restated and/or modified from time to time.
“Commission Receivables” shall mean, with respect to the Borrower and Guarantors, any receivables owed to the Borrower or Guarantor by an insurance carrier for commissions and production bonuses which are recorded as an asset in the books and records of the Borrower or Guarantor.
“Commitment” means, for each Lender, at any time the sum of its Revolving Loan Commitment and Term Loan Commitment.
“Commitment Percentage” means (i) as to any Lender with respect to the Revolving Loan Commitment, the percentage equivalent of such Lender’s Revolving Loan Commitment divided by the Aggregate Revolving Loan Commitment; provided that following acceleration of the Loans, such term means, as to any Lender with respect to the Revolving Loan Commitment, the percentage equivalent of the principal amount of the Revolving Loans held by such Lender, divided by the aggregate principal amount of the Revolving Loans held by all Lenders, and (ii) as to any Lender with respect to the Term Loan Commitment of any Class, the percentage equivalent of such Lender’s Term Loan Commitment of such Class divided by the combined Term Loan Commitment of such Class of the Lenders; provided, further, that such term means, as to any Lender with respect to the Term Loan Commitment of any Class, following the expiration or termination, or otherwise the reduction to $0, of the aggregate Term Loan Commitment of such Class of all Lenders, or the acceleration of the Loans, the percentage equivalent of the principal amount of the Term Loans funded under such Class of Term Loan Commitment held by such Lender, divided by the aggregate principal amount of the Term Loans funded under such Class of Term Loan Commitment held by all Lenders.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended.
“Compliance Certificate” means a certificate substantially in the form of Exhibit 4.2(b) hereto. “Conforming Calculation” means, with respect to each calculation of Commission Receivables for any purpose under this Agreement (including the calculation of the Asset Coverage Ratio) after the
Fourth Amendment Effective Date, such calculation is consistent in all material respects with the methodology, principles and assumptions employed by the parties in connection with setting the minimum Asset Coverage Ratios set forth in Section 6.1“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 10.4 and other technical, administrative or operational matters) that the Applicable Agent reasonably determines to be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Applicable Agent in a manner substantially consistent with market practice (or, if the Applicable Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Applicable Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Applicable Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding, however, any interest expense not payable in cash (including amortization of discount, amortization of debt issuance costs, the Margin PIK Component and interest payable in kind in respect of Permitted Junior Indebtedness).
“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus
(a)without duplication and to the extent deducted (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period with respect to the Borrower and its Subsidiaries:

(i)total interest expense determined in accordance with GAAP,
(ii)provision for taxes based on income, capital stock, net worth, retained earnings, profits or capital gains of the Borrower and the Subsidiaries, and
(iii)depreciation and amortization (including amortization of intangible assets and unfavorable or favorable lease assets),

(iv)non-cash losses,
(v)any loss from disposed, abandoned or discontinued operations,
(vi)the amount of any minority interest expense attributable to minority interests or non-controlling interests of third parties in any non-wholly owned Subsidiary, and
(vii)cash received from renewals of policies or products originally sold in a prior period, less
(b)without duplication and to the extent included in arriving at such Consolidated Net Income,
(i)non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period),
(ii)any gain from disposed, abandoned or discontinued operations (excluding held-for-sale discontinued operations until actually disposed of),
(iii)the amount of any minority interest income consisting of Subsidiary losses attributable to minority interests or non-controlling interests of third parties in any non-wholly owned Subsidiary,
(iv)the expected future Commissions Receivable (calculated in accordance with ASC 606) from policies sold in the period, and
(v)the provision for loss associated with cash renewals from policies originally sold in a prior period.
“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of (a)(i) Consolidated EBITDA for such period, plus or minus (ii) any change in Commission Receivables for such period, minus (iii) Capital Expenditures for such period financed with Internally Generated Cash, minus (iv) tax expense of the Borrower and the Restricted Subsidiaries paid in cash for such period, determined on a consolidated basis in accordance with GAAP, to (b) Consolidated Fixed Charges for such period.
“Consolidated Fixed Charges” means, for any period, the sum of (a) Consolidated Cash Interest Expense (net of interest income received in cash) for such period, plus (b) the principal amount of all regularly scheduled amortization payments in respect of the Term Loans during such period and regularly scheduled principal repayments in respect of any other Indebtedness, including, for the avoidance of doubt, in respect of any Capital Leases.
“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, plus, without duplication:

(a)imputed interest on Capital Lease Obligations and Attributable Indebtedness of the Borrower and the Restricted Subsidiaries for such period;
(b)commissions, discounts and other fees and charges owed by the Borrower and the Restricted Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period; and
(c)amortization of debt discounts incurred by the Borrower and the Restricted Subsidiaries for such period;
provided that Consolidated Interest Expense shall be calculated without giving effect to (i) debt issuance costs, debt discounts or premiums and other financing fees and expenses to the extent directly related to the Transactions and not otherwise included in Consolidated EBITDA and (ii) net payments made or received by any of the Borrower and the Restricted Subsidiaries in respect of Rate Contracts related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to Rate Contracts related to interest rates.
“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, Consolidated Net Income will be calculated in accordance with ASC 606.
“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition accounting in connection with any acquisition constituting an Investment permitted under this Agreement) consisting of Indebtedness for borrowed money, Capital Lease Obligations, and debt obligations evidenced by promissory notes or similar instruments (including purchase money debt) and all Guarantees of Indebtedness of such type that is the primary obligation of a Person that is not the Borrower or a Subsidiary; provided that Consolidated Total Debt shall not include (x) Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder or (y) Permitted Junior Indebtedness and other Junior Financing; provided, further, that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until 3 Business Days after such amount is drawn; it being understood, for the avoidance of doubt, that Swap Obligations do not constitute Consolidated Total Debt.
“Consolidated Working Capital” means, with respect to the Borrower and its Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any Rate Contracts; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.
“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.
“Conversion Date” means any date on which the Borrower converts a Base Rate Loan to a SOFR Loan or a SOFR Loan to a Base Rate Loan.
“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.
“Credit Extension” means any of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Credit Parties” means the Borrower and each Guarantor.
“Current Assets” means, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Subsidiaries as current assets at such date of determination, including any long-term inventory regardless of the classification required by GAAP, other than amounts related to current or deferred Taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments.
“Current Liabilities” means, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Subsidiaries as current liabilities at such date of determination (including deferred revenue), other than (a) the current portion of any Indebtedness and derivative financial instruments, (b) the current portion of accrued interest, (c) liabilities relating to current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves (inclusive of facility consolidation, relocation and moving costs) or severance, (e) any other liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalents during the next succeeding twelve month period after such date, (f) any Revolving Loans, Letters of Credit or any loans or letters of credit under any other revolving facility, (g) liabilities in respect of unpaid acquisition, disposition or refinancing related expenses, deferred purchase price holdbacks and earn-out obligations, (h) accrued litigation settlement costs, (i) non-cash compensation costs and expenses and (j) the current portion of any other long-term liabilities.
“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin applicable to Base Rate Loans plus (c) 2.00% per annum (provided that with respect to a SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2.00% per annum), in each case, to the fullest extent permitted by applicable laws.
“Delayed Draw Term Loan Commitments” means, collectively, the First Amendment Delayed Draw Term Loan Commitment and/or the Second Amendment Delayed Draw Term Loan A Commitment.
“Delayed Draw Term Loans” means, collectively, the First Amendment Delayed Draw Term Loans and the Second Amendment Delayed Draw Term Loans A.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale or issuance of Equity Interests in a Subsidiary) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, whether in a single transaction or a series of related transactions.
“Disqualified Equity” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the L/C Obligations related thereto has been cash collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)),
(b)is redeemable at the option of the holder thereof (other than solely for Equity Interests other than Disqualified Equity and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the L/C Obligations related thereto has been cash collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity, in each case of clauses (a) through (d) on or prior to the date that is ninety-one (91) days after the Term Loan Maturity Date; provided, that if such Equity Interests are issued pursuant to a plan for the benefit of future, current or former employees, directors, officers, members of management or consultants of any direct or indirect parent of the Borrower or the Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants, such Equity

Interests shall not constitute Disqualified Equity solely because they may be permitted to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination of employment or service, as applicable, death or disability.
“Disqualified Institutions” means those Persons (the list of all such Persons, the “Disqualified Institutions List”) that are (i) identified in writing by the Borrower to the Administrative Agent prior to the initial allocation of the Loans to be funded on the Closing Date, (ii) competitors of the Borrower and its Subsidiaries (other than bona fide fixed income investors or debt funds) that are either (a) identified in writing by the Borrower from time to time or (b) clearly identifiable on the basis of such Affiliate’s name or (iii) Affiliates of such Persons set forth in clauses (i) and (ii) above (in the case of Affiliates of such Persons set forth in clause (ii) above, other than bona fide fixed income investors or debt funds) that are identified in writing by the Borrower from time to time; provided, that, to the extent Persons are identified as Disqualified Institutions in writing by the Borrower to the Administrative Agent after the Closing Date pursuant to clauses (ii) or (iii)(a), the inclusion of such Persons as Disqualified Institutions shall not retroactively apply to prior assignments or participations in respect of any Loan under this Agreement. Until the disclosure of the identity of a Disqualified Institution to the Lenders generally by the Administrative Agent in writing, such Person shall not constitute a Disqualified Institution for purposes of a sale of a participation in a Loan (as opposed to an assignment of a Loan) by a Lender; provided, that no disclosure of the Disqualified Institutions List (or the identity of any Person that constitutes a Disqualified Institution), in part or in full, to the Lenders shall be made by the Administrative Agent without the prior written consent of the Borrower. Notwithstanding the foregoing, the Borrower, by written notice to the Administrative Agent, may from time to time in its sole discretion remove any entity from the Disqualified Institutions List (or otherwise modify such list to exclude any particular entity), and such entity removed or excluded from the Disqualified Institutions List shall no longer be a Disqualified Institution for any purpose under this Agreement or any other Loan Document.
“Disqualified Institutions List” has the meaning as set forth in the definition of Disqualified Institutions.
“Dollars”, “dollars” and “$” each mean lawful money of the United States of America. “Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.
“Early Opt-in Election” means the occurrence of:
(1)(i) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section titled “Effect of Benchmark Transition Event,” are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace SOFR, and
(2)(i) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Required Lenders of written notice of such election to the Borrower, the Lenders and the Administrative Agent.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eighth Amendment” means that certain Eighth Amendment to Credit Agreement, dated as of February 7, 2024, among the Borrower, the other Loan Parties party thereto, the Administrative Agent, and the Term Lenders and Revolving Lenders party thereto.
“Eighth Amendment Consenting Lenders” means the “Eighth Amendment Consenting Lenders” as defined in the Eighth Amendment and any successors or assigns of such Persons as holders of Eighth Amendment Consenting Loans in accordance with the terms hereof. As of the Eighth Amendment Effective Date, the Eighth Amendment Consenting Lenders are set forth on Schedule I to the Eighth Amendment.
“Eighth Amendment Consenting Loans” means the Term Loans held by the Eighth Amendment Consenting Lenders as of the Eighth Amendment Effective Date, as set forth on Schedule I to the Eighth Amendment.
“Eighth Amendment Effective Date” has the meaning specified in the Eighth Amendment. “Eighth Amendment Non-Consenting Lenders” means Term Lenders other than Eighth
Amendment Consenting Lenders and any successors or assigns of such Term Lenders as holders of
Eighth Amendment Non-Consenting Loans in accordance with the terms hereof (unless such Term Lender, successor or assign has, by written notice to the Borrower and the Administrative Agent, elected to become an Eighth Amendment Consenting Lender). As of the Eighth Amendment Effective Date, the Eighth Amendment Non-Consenting Lenders are set forth on Schedule I to the Eighth Amendment.
“Eighth Amendment Non-Consenting Loans” means the Term Loans held by the Eighth Amendment Non-Consenting Lenders as of the Eighth Amendment Effective Date, as set forth on Schedule I to the Eighth Amendment.
“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.
“Eligible Assignee” has the meaning set forth in Section 9.9(b).
“Environmental Laws” means all present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health and safety in the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.
“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and Attorneys’ Costs) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the Closing Date.
“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b) or (c) of the Code or Section 4001 of ERISA and, solely for purposes of Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA, under Section 414(m) or (o) of the Code.
“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(c) of ERISA (unless the 30-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan with two or more contributing sponsors or the termination of any such Title IV Plan resulting in liability to an Credit Party or any of their respective ERISA Affiliates pursuant to Section 4063 or Section 4064 of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure by any ERISA Affiliates to meet the minimum funding standard of Sections 412 or 430 of the Code or Section 302 or 303 of ERISA with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code), to make by its due date a required installment under Section 430(j) of the Code with respect to any Title IV Plan or to make any required contribution to a Multiemployer Plan; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (j) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; (k) the occurrence of a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Benefit Plan; (l) receipt from the Internal Revenue Service of notice of the failure of any Benefit Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Benefit Plan to qualify for exemption from taxation under Section 501(a) of the Code and (m) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 7.1.
“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; (b) any proceedings for the condemnation or seizure of such Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.
“Excess Cash Flow” means, for any period, an amount equal to:
(a)the sum, without duplication for purposes of clauses (ii) through (viii) of amounts already reflected in Consolidated Net Income for such period, of
(i)Consolidated Net Income for such period,
(ii)an amount equal to the amount of all non-cash charges (including depreciation and amortization) for such period to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period,
(iii)decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions (outside of the ordinary course) by the Borrower and its Subsidiaries completed during such period or the application of acquisition accounting),
(iv)an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and its Subsidiaries during such period (other than Dispositions in the Ordinary Course of Business) to the extent deducted in arriving at such Consolidated Net Income,
(v)an amount equal to all cash received for such period on account of any net non-cash gain or income from Investments deducted in a previous period pursuant to clause (b)(iv)(B) of this definition,
(vi)an amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period,
(vii)cash payments received in respect of Rate Contracts during such period to the extent not included in arriving at such Consolidated Net Income, and
(viii)without duplication, cash received from renewals of policies or products originally sold in a prior period, minus
(b)the sum, without duplication of any amount not already deducted or excluded from Consolidated Net Income for such period, of
(i)an amount equal to (x) the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above)

and (y) cash charges, losses or expenses excluded in arriving at such Consolidated Net Income by virtue of clauses (a) through (m) of the definition of Consolidated Net Income,

(ii)without duplication of amounts deducted pursuant to clause (xi) below in prior periods, the amount of Capital Expenditures or acquisitions of intellectual property that accrued or were made in cash during such period, solely to the extent
(x) not expensed and (y) financed with Internally Generated Cash,
(iii)the aggregate amount of all principal payments and repayments of Indebtedness of the Borrower and its Subsidiaries to the extent financed with Internally Generated Cash, but in any event excluding principal payments and repayments of (A) Revolving Loans and Letters of Credit, (B) Indebtedness in respect of any other revolving credit facility (unless there is a corresponding reduction in commitments thereunder), (C) Term Loans pursuant to Section 1.8(e), and (D) Indebtedness to the extent otherwise deducted from the prepayment required pursuant to Section 1.8(e)(B),
(iv)an amount equal to the sum of (A) the aggregate net non-cash gain on Dispositions by the Borrower and its Subsidiaries during such period (other than Dispositions in the Ordinary Course of Business) to the extent included in arriving at such Consolidated Net Income and (B) the aggregate net non-cash gain or income from Investments (other than Investments made in the Ordinary Course of Business) to the extent included in arriving at Consolidated Net Income,
(v)increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Borrower and its Subsidiaries completed during such period or the application of acquisition accounting),
(vi)cash payments by the Borrower and its Subsidiaries during such period in respect of long-term liabilities (including pension and other post-retirement obligations) of the Borrower and its Subsidiaries other than Indebtedness to the extent such payments are not expensed during such period or are not deducted (or were excluded) in calculating Consolidated Net Income and to the extent not financed with the proceeds of long-term Indebtedness or Revolving Loans,
(vii)without duplication of amounts deducted pursuant to clause (xi) below in prior periods, the amount of Investments made pursuant to clauses (i), (p) and (aa) of Section 5.4, in each case to the extent such Investments were not financed with the proceeds of long-term Indebtedness or Revolving Loans,
(viii)the amount of Restricted Payments paid during such period pursuant to clause (f) of Section 5.7, in each case to the extent such Restricted Payments were not financed with the proceeds of long-term Indebtedness or Revolving Loans,
(ix)the aggregate amount of expenditures actually made by the Borrower and its Subsidiaries from Internally Generated Cash of the Borrower and its Subsidiaries during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted (or were excluded) in calculating Consolidated Net Income,

(x)the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness to the extent not financed with the proceeds of long-term Indebtedness or Revolving Loans,

(xi)without duplication of amounts deducted from Excess Cash Flow in prior periods and, at the option of the Borrower, the aggregate consideration required to be paid in cash by the Borrower and its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Capital Expenditures or acquisitions of intellectual property to the extent expected to be consummated or made, in each case during the period of four consecutive fiscal quarters of the Borrower following the end of such period provided that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,
(xii)the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,
(xiii)cash expenditures in respect of Rate Contracts during such period to the extent not deducted in arriving at such Consolidated Net Income,
(xiv)any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset (so long as any such amortization or expense in such future period is added back to the Excess Cash Flow in such future period pursuant to clause (a)(ii) hereof),
(xv)without duplication, the provision for loss associated with cash renewals from policies originally sold in a prior period, and
(xvi)without duplication, the expected future Commission Receivables (calculated in accordance with ASC 606) from policies sold in such period.
Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for the Borrower and its Subsidiaries on a consolidated basis.
“Excess Cash Flow Period” means each Fiscal Year of the Borrower commencing with and including the Fiscal Year ending June 30, 2021, but in all cases for purposes of calculating Retained Excess Cash Flow, shall only include such Fiscal Years for which financial statements have been delivered pursuant to Section 4.1(a) and the related Compliance Certificate has been delivered pursuant to Section 4.2(b).
“Excess Cash Flow Prepayment Amount” has the meaning set forth in Section 1.8(e). “Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” means (i) any fee owned Real Property (other than Material Real Properties) and any leasehold rights and interests in Real Property (including landlord waivers, estoppels and collateral access letters), (ii) motor vehicles, aircraft and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement, (iii) commercial tort claims where the amount of damages claimed by the applicable Credit Party is less than
$2,500,000, (iv) governmental licenses or state or local franchises, charters and authorizations and any other property and assets to the extent that the Administrative Agent may not validly possess a security interest therein under applicable laws (including, without limitation, rules and regulations of any Governmental Authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition or to the extent such consent has been obtained, (v) any particular asset or right under contract, if the pledge thereof or the security interest therein is prohibited or restricted by applicable law (including rules and regulations of any Governmental Authority or agency) or any third party (so long as any agreement with such third party that provides for such prohibition or restriction was not entered into in contemplation of the acquisition of such assets or entering into of such contract or for the purpose of creating such prohibition or restriction), other than to the extent such prohibition or restriction is rendered ineffective under the UCC or other applicable law, notwithstanding such prohibition or restriction, (vi) any written agreement, license or lease or any property subject to a purchase money security interest, capital lease obligations or similar arrangement permitted hereunder, in each case, to the extent the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or would give rise to a termination right in favor of any other party thereto (other than the Borrower or any of its Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, in each case, only to the extent that such limitation on such pledge or security interest is otherwise permitted under Section 5.10, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law, notwithstanding such prohibition, (vii) (A) Margin Stock and (B) Equity Interests in any non-wholly owned Subsidiaries and any entities which do not constitute Subsidiaries, but only to the extent that (x) the Organization Documents or other agreements with equity holders of such non-wholly owned Subsidiaries or other entities do not permit or restrict the pledge of such Equity Interests (to the extent such restriction exists on the Closing Date or on the date of acquisition of such non-wholly owned Subsidiary and is not entered into in contemplation therewith), or (y) the pledge of such Equity Interests (including any exercise of remedies) would result in a change of control, repurchase obligation or other adverse consequence to any of the Credit Parties or such non-wholly owned Subsidiary or other entity, (viii) any property or assets for which the creation or perfection of pledges of, or security interests in, such property or assets pursuant to the Collateral Documents would result in material adverse tax consequences to the Borrower or any of its Subsidiaries, as reasonably determined by the Borrower and the Administrative Agent, (ix) letter of credit rights, except to the extent constituting support obligations for other Collateral as to which perfection of the security interest in such other Collateral is accomplished by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement), (x) (A) payroll and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow accounts and (D) fiduciary or trust accounts and, in the case of clauses (A) through (D), the funds or other property held in or maintained in any such account (as long as the accounts described in clauses (A) through (D) are used solely for such purposes), (xi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (xii) [reserved], and (xiii) assets in circumstances where the cost of obtaining a security interest in such assets, including, without limitation, the cost of title insurance, surveys or flood insurance (if necessary) would be excessive in light of the practical benefit to the Lenders afforded thereby as reasonably determined by the Borrower and the Administrative Agent; provided, however, that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to in clause (i) through (xiii) (unless such proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (i) through (xiii)).

“Excluded Rate Contract Obligation” means, with respect to any Guarantor, any Swap Obligation if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal or unlawful.
“Excluded Subsidiary” means (a) any Subsidiary that is (and for so long as such Subsidiary is) prohibited by applicable law or by Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligation would (and for so long as it would) require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained) and (b) any not-for-profit Subsidiaries.
“Excluded Tax” means any of the of the following Taxes imposed on or with respect to any Secured Party or required to be withheld or deducted from a payment to a Secured Party (a) Taxes imposed on or measured by net income (however denominated), including branch profit Taxes and franchise Taxes, in each case (i) imposed on any Secured Party as a result of such Secured Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding taxes that are (or would be) required to be withheld to the extent that the obligation to withhold such amounts existed under the law applicable on the date that such Person became a “Secured Party” under this Agreement (other than pursuant to an assignment requested by the Borrower under Section 9.22) or designates a new Lending Office, except in each case to the extent such Person (or its assignor) was entitled, immediately before such Person designated a new Lending Office (or the assignment to such Person became effective), to receive additional amounts under Section 10.1(b); (c) taxes that are attributable to the failure by any Secured Party to deliver the documentation required to be delivered pursuant to Section 10.1(g), (d) any United States federal withholding taxes imposed under FATCA and (e) U.S. federal backup withholding imposed under any Requirement of Law in effect on the Closing Date.
“Exigent Circumstances” means an event or circumstance that materially and imminently threatens the ability of the Administrative Agent, Revolver Agent or any Lender to realize upon all or any material portion of the Collateral, such as fraudulent or intentional removal, concealment, or abscondment thereof, destruction or material waste thereof (other than to the extent covered by insurance), material breach of the covenant set forth in Section 5.6 or 5.11, the occurrence of a material adverse change in, or a material adverse effect upon, the operations, business, Properties, condition (financial or otherwise) or prospects of any Credit Party or the Credit Parties and the Subsidiaries taken as a whole.
“Existing Credit Agreement” means that certain Loan and Security Agreement, dated as of November 6, 2017, by and between SelectQuote, Inc., as borrower, and UMB, as agent for the lenders party thereto and for itself as a lender and letter of credit issuer, and the lenders party thereto (as amended, restated, amended and restated, modified or supplemented from time to time).
“Existing Term Loan Tranche” has the meaning set forth in Section 1.13(a). “Extended Term Loans” has the meaning set forth in Section 1.13(a). “Extending Term Lender” has the meaning set forth in Section 1.13(b).
“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 1.13 and the applicable Extension Amendment.
“Extension Amendment” has the meaning set forth in Section 1.13(c). “Extension Election” has the meaning set forth in Section 1.13(b).
“Extension Minimum Condition” means a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes be submitted for Extension.
“Extension Request” has the meaning set forth in Section 1.13(a). “Extension Series” has the meaning set forth in Section 1.13(a).
“E-Fax” means any system used to receive or transmit faxes electronically.
“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.
“E-System” means any electronic system, approved by the Administrative Agent, including Intralinks®, ClearPar®, Syndtrak, Debtdomain and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
“Facility” means the Revolving Loan Commitments or a given Class of Term Loans, as the context may require.
“Facility Termination Date” means the date on which (A) the Revolving Loan Commitments have terminated, (B) all Loans, all L/C Reimbursement Obligations and all other Obligations under the Loan Documents (and all Obligations arising under Secured Rate Contracts and Secured Cash Management Agreements that the Administrative Agent has theretofore been notified in writing as then due and payable), have been paid and satisfied in full in cash (other than (i) those expressly stated to survive termination, (ii) contingent indemnification Obligations as to which no claim has been asserted,

(iii) obligations and liabilities under Secured Rate Contracts and Secured Cash Management Agreements (other than Secured Rate Contracts and Secured Cash Management Agreements in respect of which UMB or an Affiliate of UMB is a counterparty) and (iv) obligations and liabilities under Secured Rate Contracts and Secured Cash Management Agreements in respect of which UMB or an Affiliate of UMB is a counterparty as to which arrangements satisfactory to UMB (or its applicable affiliate that is the counterparty in respect thereof) shall have been made) and (C) all outstanding Letters of Credit have been returned and terminated (or the applicable Letter of Credit Obligations related thereto have been cash collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or such Letter of Credit has been deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer).
“FATCA” means sections 1471, 1472, 1473 and 1474 of the Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements implementing any of the foregoing, and any fiscal or regulatory legislation, rules, practices or guidance adopted pursuant to any of the foregoing.
“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of Real Property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Applicable Agent on such day on such transactions as determined by the Applicable Agent in a commercially reasonable manner.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.
“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
“First Amendment” means that certain First Amendment to Credit Agreement, dated as of February 24, 2021, by and among, inter alios, the Borrower, the Administrative Agent and the Lenders (including First Amendment Incremental Lenders (as defined therein)) party thereto.
“First Amendment Delayed Draw Term Loan Commitment” shall have the meaning assisted to the term “Delayed Draw Term Loan Commitments” in the First Amendment. The aggregate amount of the First Amendment Delayed Draw Term Loan Commitments as of the Fourth Amendment Effective Date is $0.
“First Amendment Delayed Draw Term Loans” shall have the meaning assigned to the term “Delayed Draw Term Loans” in the First Amendment.

“First Amendment Effective Date” means February 24, 2021.
“First Amendment Incremental Term Loan Commitment” has the meaning set forth in the First Amendment. The aggregate amount of the First Amendment Incremental Term Loan Commitments as of the Fourth Amendment Effective Date is $0.
“First Amendment Incremental Term Loans” has the meaning set forth in the First Amendment.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties ending on March 31, June 30, September 30, and December 31 of each year.
“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on June 30 of each year.
“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines. Flood Insurance shall be in an amount equal to the full, unpaid balance of the Loans and any prior liens on the Real Estate up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise reasonably required by the Administrative Agent, with deductibles not to exceed $50,000.
“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.
“Fourth Amendment Effective Date” means the first date on which all of the conditions set forth in Section 4 of the Fourth Amendment to this Credit Agreement are satisfied.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided that GAAP shall be deemed to include the Borrower’s adoption of ASC 606; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through conforming changes made consistent with IFRS) on the operation of such provision (or if the Required Lenders notify the Administrative Agent and Borrower that they request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through conforming changes made consistent with IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the Ordinary Course of Business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to the Guaranty and Security Agreement.
“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of the Closing Date, in form and substance reasonably acceptable to the Administrative Agent and Borrower, made by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may be amended, restated, amended and restated and/or modified from time to time.
“Guarantor” or “Subsidiary Guarantor” has the meaning set forth in the definition of “Collateral and Guarantee Requirement” and shall include each Subsidiary that shall have become a Guarantor pursuant to Section 4.11. For avoidance of doubt, the Borrower may elect to cause any Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Subsidiary to execute a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, and any such Subsidiary shall be a Guarantor, Credit Party and Subsidiary Guarantor hereunder for all purposes.
“Hazardous Materials” means any substance, material or waste that is regulated or otherwise gives rise to liability under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)), any “Hazardous Substance” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) (42 U.S.C. §9601 et seq. (1980)), any contaminant, pollutant, petroleum or any fraction thereof, asbestos, asbestos containing material, polychlorinated biphenyls, toxic mold, and radioactive substances or any other substance that is toxic, ignitable, reactive, corrosive, caustic, or dangerous.
“Impacted Lender” means any Lender that fails to provide the Applicable Agent, within three (3) Business Days following such Agent’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender, or any Lender that has a Person that directly or indirectly controls such Lender and such Person (a) becomes subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (b) has appointed a custodian, conservator, receiver or similar official for such Person or any substantial part of such Person’s assets, or (c) makes a general assignment for the benefit of creditors, is liquidated, or is otherwise adjudicated as, or determined by any

Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for each of clauses (a) through (c), such Agent has determined that such Lender is reasonably likely to become a Non-Funding Lender. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Indebtedness” of any Person means, without duplication:
(a)all indebtedness for borrowed money;
(b)all obligations issued, undertaken or assumed as the deferred purchase price of Property or services, including earnouts (other than (i) trade payables, account payables and accrued operating expenses, in each case, incurred or entered into in the Ordinary Course of Business, (ii) earn-out obligations until such obligation is not paid after becoming due and payable and (iii) accruals for payroll and other liabilities incurred in the Ordinary Course of Business);
(c)the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person;
(d)all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses;
(e)all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property);
(f)all Capital Lease Obligations;
(g)the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product;
(h)all obligations of such Person in respect of Disqualified Equity other than as set forth in Schedule 1.3;
if and to the extent that the foregoing would constitute indebtedness or a liability of such Person in accordance with GAAP;
(i)all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and
(j)all Contingent Obligations described in clause (i) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

Notwithstanding the foregoing or anything herein to the contrary, Non-Financing Lease Obligations shall not constitute Indebtedness.
“Indemnitee” has the meaning set forth in Section 9.6(a).

“Indemnified Matters” has the meaning set forth in Section 9.6(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes
“Initial Term Loans” means the term loans made by the Lenders to the Borrower on the Closing Date pursuant to Section 1.1(a)(i).
“Initial Term Loan Commitment” means, as to each Lender, such Lender’s obligation to make an Initial Term Loan to the Borrower pursuant to subsection 1.1(a)(i) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule 1.1(a) under the heading “Initial Term Loan Commitments”. The aggregate amount of the Initial Term Loan Commitments as of the First Amendment Effective Date is $0.
“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under
U.S. Federal, state or foreign law, including the Bankruptcy Code.
“Intellectual Property” means all rights, title and interests in intellectual property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names and Trade Secrets.
“Intercompany Note” means a promissory note substantially in the form of Exhibit 12.
“Interest Payment Date” means, (a) with respect to any Revolving Loans or any one or more portions thereof the last day of each calendar month in arrears, (b) with respect to any SOFR Loan comprised of the Term Loan or any one or more portions thereof, the last day of each calendar quarter and on the last day of each Interest Period within each calendar quarter and (c) with respect to Base Rate Loans (other than Revolving Loans) the first day of each calendar month.
“Interest Period” means, with respect to any Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the SOFR Loan and ending on the date that is one, three or six months thereafter (subject to the availability thereof), as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:
(a)if any Interest Period pertaining to a SOFR Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b)any Interest Period pertaining to a SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)no Interest Period for the Term Loan shall extend beyond the last scheduled payment date therefore and no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date;
(d)no Interest Period applicable to the Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loan unless the aggregate principal amount of Term Loan represented by Base Rate Loans or by SOFR Loans having Interest Periods that will expire on or before such date is equal to or in excess of the amount of such principal payment; and
(e)no tenor that has been removed from this definition pursuant to Section 10.8(d) shall be available for specification in such Borrowing Request or Interest Election Request.
“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in Internet domain names.
“Internally Generated Cash” means, with respect to any Person, funds of such Person and its Subsidiaries not constituting (x) proceeds of the issuance of (or contributions in respect of) Equity Interests of such Person, (y) proceeds of the incurrence of Indebtedness (other than the incurrence of Revolving Loans or extensions of credit under any other revolving credit or similar facility) by such Person or any of its Subsidiaries or (z) proceeds of Dispositions and Events of Loss.
“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Borrower and its Subsidiaries, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of the Borrower’s or such Subsidiary’s custody or possession, including inventory on the premises of others and items in transit.
“Investment” means, as to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, members of management, manufacturers and consultants, in each case made in the Ordinary Course of Business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person.
The amount of any Investment outstanding at any time shall be the original cost of such Investment (without adjustment for any increases or decreases in the value of such Investments), reduced (to not less than $0) by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Subsidiary in respect of such Investment.
“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in any Intellectual Property.
“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.
“Junior Financing” has the meaning set forth in Section 5.11(a).
“Junior Financing Cash Pay Conditions” has the meaning set forth in Section 5.11(b).
“Junior Financing Documentation” means any definitive documentation governing any Junior Financing.
“Latest Maturity Date” means, at any date of determination and with respect to the specified Loans or Commitments (or in the absence of any such specification, all outstanding Loans and Commitments hereunder), the latest maturity date applicable to any such Loans or Commitments hereunder at such time, including the latest maturity date of any Term Loans, in each case as extended in accordance with this Agreement from time to time.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
“L/C Issuer” means any Revolving Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case, reasonably acceptable to the Administrative Agent and Revolver Agent, in such Person’s capacity as an issuer of Letters of Credit hereunder.
“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrower to the L/C Issuer thereof, as and when matured, to pay all amounts drawn under such Letter of Credit.
“L/C Reimbursement Agreement” has the meaning set forth in Section 1.1(c). “L/C Reimbursement Date” has the meaning set forth in Section 1.1(c).
“L/C Request” has the meaning set forth in Section 1.1(c). “L/C Sublimit” has the meaning set forth in Section 1.1(c).
“Lender” has the meaning specified in the preliminary statements to this Agreement.
“Lender Financial Advisor” means Berkeley Research Group, LLC or such other financial advisor appointed, retained or engaged by the Required Lenders.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and the Applicable Agent.

“Letter of Credit” means documentary or standby letters of credit issued for the account of the Borrower by L/C Issuers, and bankers’ acceptances issued by the Borrower, for which Revolver Agent and Lenders have incurred Letter of Credit Obligations.
“Letter of Credit Fee” has the meaning set forth in Section 1.9(c).
“Letter of Credit Obligations” means all outstanding obligations incurred by Revolver Agent and Lenders at the request of the Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 1.1(c) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Revolver Agent and Lenders thereupon or pursuant thereto.
“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.
“Liquidity” means, as of any time of determination, the sum of, without duplication, of (i) Availability as of such time of determination and (ii) unrestricted cash and Cash Equivalents that would be included in the consolidated balance sheet of the Borrower and its Subsidiaries as of such time in accordance with GAAP.
“Loan” means an extension of credit by a Lender to the Borrower pursuant to Article I hereof, and may be a Base Rate Loan or a SOFR Loan.
“Loan Documents” means this Agreement, the Notes, the 2019 Engagement Letter, the 2019 Revolver Agent Fee Letter, the Administrative Agency Fee Letter, the Collateral Documents (including any deposit account control agreements), any Extension Amendment, and any other document that states that it is a Loan Document under this Agreement delivered to the Administrative Agent, Revolver Agent and/or any Lender in connection with any of the foregoing.
“Margin Cash Component” means the portion of the Applicable Margin which may only be paid in cash.

“Margin PIK Component” means the portion of the Applicable Margin which shall be paid in kind in accordance with Section 1.3(b).
“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties or financial condition of the Credit Parties and their Subsidiaries taken as a whole; or (b) a material adverse effect upon the perfection or priority of any Lien granted to the Lenders or to the Administrative Agent for the benefit of the Secured Parties under any of the Collateral Documents, other than as a result of an action or a failure to take an action required by this Agreement to be so taken by any Agent and that is within such Agent’s sole control.
“Material Real Property” means any fee-owned Real Property located in the United States that is owned by any Credit Party and that has a fair market value in excess of $2,500,000 (at the Closing Date or, with respect to fee-owned Real Property located in the United States acquired after the Closing Date, at the time of acquisition).
“Maximum Lawful Rate” has the meaning set forth in Section 1.3(d).
“Maximum Revolving Loan Balance” means, from time to time the Aggregate Revolving Loan Commitment then in effect less the aggregate amount of Letter of Credit Obligations.
“MNPI” has the meaning set forth in Section 9.10(a). “Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt or leasehold deed to secure debt.
“Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.
“Narrative Report” means a report describing the results of operations of the Borrower and its Subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current or Fiscal Year to the end of such period to which such financial statements relate.
“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover Real Property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.
“Net Proceeds” means:
(a)100% of the cash proceeds actually received by the Borrower or any of the Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Event of Loss, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) the principal amount of any Indebtedness that is secured by a Lien expressly permitted hereunder (other than a Lien that ranks pari passu with or is subordinated to the Liens securing the Obligations) on the asset subject to such Disposition or Event of Loss and that is required to be repaid in connection with such Disposition or Event of Loss (other than Indebtedness under the Loan Documents), together with any applicable premium, penalty, interest and breakage costs, (iii) in the case of any Disposition or Event of Loss by a non-wholly owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Credit Parties or a wholly owned Subsidiary as a result thereof, (iv) taxes paid or reasonably estimated to be payable, directly or indirectly, as a result thereof (including taxes that are or would be imposed on the distribution or repatriation of any such Net Proceeds), and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above)
(x) related to any of the applicable assets and (y) retained by the Credit Parties or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided, however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Event of Loss occurring on the date of such reduction); provided that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless the aggregate net proceeds exceed $1,000,000 in any Fiscal Year, and
(b)100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any of the Subsidiaries of any Indebtedness and/or Equity Interests, net of all taxes paid or reasonably estimated to be payable, directly or indirectly, as a result thereof and fees (including investment banking fees, underwriting fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.
For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and “Ninth Amendment” means that certain Ninth Amendment to Credit Agreement, dated as of May 8, 2024, among the Borrower, the other Loan Parties party thereto, the Administrative Agent, and the Term Lenders and Revolving Lenders party thereto.
“Ninth Amendment Consenting Lenders” means the “Ninth Amendment Consenting Lenders” as defined in the Ninth Amendment and any successors or assigns of such Persons as holders of Ninth Amendment Consenting Loans in accordance with the terms hereof. As of the Ninth Amendment Effective Date, the Ninth Amendment Consenting Lenders are set forth on Schedule I to the Ninth Amendment.

“Ninth Amendment Consenting Loans” means the Term Loans held by the Ninth Amendment Consenting Lenders as of the Ninth Amendment Effective Date, as set forth on Schedule I to the Ninth Amendment.
“Ninth Amendment Effective Date” has the meaning specified in the Ninth Amendment.
“Ninth Amendment Non-Consenting Lenders” means Term Lenders other than Ninth Amendment Consenting Lenders and any successors or assigns of such Term Lenders as holders of Ninth Amendment Non-Consenting Loans in accordance with the terms hereof (unless such Term Lender, successor or assign has, by written notice to the Borrower and the Administrative Agent, elected to become a Ninth Amendment Consenting Lender). As of the Ninth Amendment Effective Date, the Ninth Amendment Non-Consenting Lenders are set forth on Schedule I to the Ninth Amendment.

“Ninth Amendment Non-Consenting Loans” means the Term Loans held by the Ninth Amendment
Non-Consenting Lenders as of the Ninth Amendment Effective Date, as set forth on Schedule I to the Ninth Amendment.
“Non-Credit Party” means any Subsidiary of the Borrower that is not a Credit Party.
“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP.
“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Applicable Agent has not received a revocation in writing), to the Borrower, any Agent, any Lender, or the L/C Issuer or has otherwise publicly announced (and such Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities,
(c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) any Lender that has (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for clause (d), and the Applicable Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.
“Non-U.S. Lender Party” means each of the Administrative Agent, the Revolver Agent, each Lender, and each L/C Issuer, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.
“Note” means any Revolving Note or Term Note and “Notes” means all such Notes.
“Notice of Borrowing” means a notice given by the Borrower to the Revolver Agent pursuant to Section 1.5(a), in substantially the form of Exhibit 11.1(b) hereto.
“Notice of Conversion/Continuation” means a notice given by the Borrower to the Revolver Agent pursuant to Section 1.6(a).
“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, the Administrative Agent, Revolver Agent, any L/C Issuer, any Secured Swap Provider, any Secured Cash Management Provider, or any other Person required to be indemnified, that arises under any Loan Document, any Secured Rate Contract or any Secured Cash Management Agreement, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired; provided that Obligations of any Guarantor shall not include any Excluded Rate Contract Obligations solely of such Guarantor.
“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person consistent with such Person’s past practice or industry practice, to the extent relevant, and undertaken by such Person in good faith and not primarily for purposes of evading any covenant or restriction in any Loan Document.
“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Equity Interests of a Person.
“OID” means original issue discount.
“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.1(e)).
“Participant Register” has the meaning set forth in Section 9.9(f).
“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.
“PBGC” means the United States Pension Benefit Guaranty Corporation any successor thereto. “Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other
Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Permitted Holder” means (a) each of the Persons described in Schedule 1.2 and (b) any trust, corporation, partnership, or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding a controlling interest of which consist of any of the Persons referred to in the foregoing clause (a).
“Permitted Junior Indebtedness” has the meaning set forth in Section 5.5(b). “Permitted Liens” has the meaning set forth in Section 5.1.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness (the “Refinanced Indebtedness”) of such Person; provided, that such modified, refinanced, refunding, renewed, replacement or extended Indebtedness (a) has an aggregate principal amount (or accreted value, if applicable) thereof that is not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Indebtedness except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or paid related to such Indebtedness plus fees and expenses reasonably incurred, in connection with such transaction and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing of Indebtedness permitted pursuant to Section 5.5(d), has a Weighted Average Life to Maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Refinanced Indebtedness, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets that do not constitute collateral (or would be required to be collateral) securing the Refinanced Indebtedness, (e) has no obligors which are not obligors (or would be required to be obligors) of the Refinanced Indebtedness, (f) if the Refinanced Indebtedness is subordinated in right of payment to the Obligations, is subordinated to the Obligations on terms no less favorable to the Lenders than the subordination terms of the Refinanced Indebtedness, (g) if the Refinanced Indebtedness is secured by Liens on any Collateral that rank junior to the Liens of the Administrative Agent securing the Obligations, is secured by Liens on such Collateral (if any) on terms no less favorable to the Lenders than the intercreditor terms applicable to the Refinanced Indebtedness or is unsecured, and (h) is otherwise on terms no less favorable to the Credit Parties, taken as a whole, than the terms of the Indebtedness being modified, refinanced, refunding, renewed, replacement or extended. Any reference to a Permitted Refinancing in this Agreement or in any other Loan Document shall be interpreted to mean (a) a Permitted Refinancing of the Refinanced Indebtedness and (b) any further refinancing constituting a Permitted Refinancing of the Indebtedness resulting from a prior Permitted Refinancing.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.
“Pledged Collateral” has the meaning specified in the Guaranty and Security Agreement and shall include any other Collateral required to be delivered to Administrative Agent pursuant to the terms of any Collateral Document.
“Prepayment Premium” has the meaning set forth in Section 1.9(e).
“Prepayment Premium Termination Date” has the meaning set forth in Section 1.9(e).
“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 11.5.
“Projections” has the meaning set forth in Section 4.2(d).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Pro Rata Basis” means, as at any time, (a) with respect to Term Loans and/or Lenders holding Term Loans, a percentage equal to (i) the aggregate principal amount of Term Loans outstanding at such time over (ii) the sum of the aggregate principal of Term Loans outstanding at such time and the Aggregate Revolving Loan Commitment in effect at such time and (b) with respect to the Revolving Loan Commitments and/or Lenders holding Revolving Loan Commitments, a percentage equal to (i) the Aggregate Revolving Loan Commitments in effect at such time over (ii) the sum of the aggregate principal amount of Term Loans outstanding at such time and the Aggregate Revolving Loan Commitment in effect at such time.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.
“Real Estate” means any Real Property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.
“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means (a) any Agent, (b) any Lender or (c) any L/C Issuer, as applicable.

“Refinancing” means, collectively, the prepayment in full of all indebtedness under the Existing
Credit Agreement and the termination and release of all commitments, security interests and guaranties in connection therewith.
“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.
“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Remedial Action” means all actions required by Environmental Laws to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.
“Replacement Lender” has the meaning set forth in Section 9.22.
“Required Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitments then in effect plus the aggregate unpaid principal balance of the Term Loan then outstanding plus the unfunded amount of any Delayed Draw Term Loan Commitments, or (b) if the Aggregate Revolving Loan Commitments have been terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Loans then outstanding and outstanding Letter of Credit Obligations plus the unfunded amount of any Delayed Draw Term Loan Commitments; provided that if at any time there are two or more unaffiliated Lenders, then the consent of at least two unaffiliated Lenders shall be required with respect to any matter requiring the consent of the Required Lenders; provided, further, that the Loans and Commitments of any Lender who owns, directly or indirectly, beneficially, Equity Interests representing 10% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower shall not be included in any determination of “Required Lenders”.
“Required Revolving Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitments then in effect, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate outstanding amount of Revolving Loans and outstanding Letter of Credit Obligations; provided that, in each case, if at any time there are two or more unaffiliated Revolving Lenders, then the consent of at least two unaffiliated Revolving Lenders shall be required with respect to any matter requiring the consent of the Required Revolving Lenders.
“Required Term Lenders” means at any time Lenders then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal balance of the Term Loan then outstanding plus the unfunded amount of any Delayed Draw Term Loan Commitments; provided that if at any time there are two or more unaffiliated Term Lenders, then the consent of at least two unaffiliated Term Lenders shall be required with respect to any matter requiring the consent of the Required Term Lenders.
“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Responsible Officer” means the chief executive officer or the president of the Borrower or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Borrower or any other officer having substantially the same authority and responsibility.
“Restricted Payment” means (i) any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Equity Interests of any Credit Party or any

Subsidiary, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or (ii) purchase, redemption or other acquisition for value any Equity Interests issued by such Credit Party or such Subsidiary now or hereafter outstanding.

“Retained Excess Cash Flow” means Excess Cash Flow for the applicable Excess Cash Flow Period minus the Excess Cash Flow Prepayment Amount with respect to such period.
“Revolver Agent” means UMB in its capacity as revolver agent for the Revolving Lenders hereunder, and any successor revolver agent.
“Revolving Credit Facility” means the credit facility hereunder represented by the Revolving Loan Commitments.
“Revolving Credit Obligations” means all Obligations arising under or in respect of (x) the Revolving Credit Facility including without limitation, all principal, pre-petition interest and other claims, and amounts owing in respect of interest, and fees, costs and charges incurred subsequent to the commencement of an Insolvency Proceeding (regardless of whether such interest, and fees, costs and charges incurred subsequent to the commencement of the applicable Insolvency Proceeding are allowed as part of the claims of the Revolving Creditors under section 506(b) of the Bankruptcy Code or otherwise), (y) any Secured Rate Contract with respect to which the counterparty is a Secured Swap Provider who is also (or was also at the time of execution and delivery of the applicable Rate Contract) a Revolving Lender (or an Affiliate of a Revolving Lender), or (z) any Secured Cash Management Agreement with respect to which the counterparty is a Secured Cash Management Provider who is also (or was also at the time of execution and delivery of the applicable Cash Management Agreement) a Revolving Lender (or an Affiliate of a Revolving Lender).
“Revolving Creditor” means each Revolving Lender, each L/C Issuer, the Revolver Agent and L/C Issuers, each Secured Swap Provider who is also (or was also at the time of execution and delivery of the applicable Rate Contract) a Revolving Lender (or an Affiliate of a Revolving Lender), each Secured Cash Management Provider who is also (or was also at the time of execution and delivery of the applicable Cash Management Agreement) a Revolving Lender (or an Affiliate of a Revolving Lender), and, to the extent its claim arises in connection with the Revolving Credit Facility, each other Indemnitee and holder of an Obligation of a Credit Party.
“Revolving Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans).
“Revolving Loans” means any Loans made to the Borrower by a Revolving Lender.
“Revolving Loan Commitment” means, as to each Revolving Lender, such Lender’s obligation to make a Revolving Loan to the Borrower pursuant to subsection 1.1(b) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule 1.1(b) under the heading “Revolving Loan Commitments”, as such commitment may be (a) reduced from time to time pursuant to this Agreement and (b) reduced or increased from time to time pursuant to Assignments. The aggregate amount of Revolving Loan Commitments as of the ~~Eighth~~Ninth Amendment Effective Date is
$~~73,611,111~~73,611,111.00.
“Revolving Note” means a promissory note of the Borrower payable to a Lender in substantially the form of Exhibit 11.1(d) hereto, evidencing Indebtedness of the Borrower under the Revolving Loan Commitment of such Lender.

“Revolving Termination Date” means with respect to the Revolving Loan Commitments, ~~February~~May 15, 2025; provided that, in each case, if such day is not a Business Day, the Revolving Termination Date shall be the Business Day immediately succeeding such day.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, or (b) the European Union or His Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country, region or territory which is itself subject to, or the subject or target of, Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the European Union or His Majesty’s Treasury of the United Kingdom and (b) any other Person organized in a Sanctioned Country or controlled (as determined by applicable law) by any Person that is a Sanctioned Person.
“Secured Cash Management Agreement” means any Cash Management Agreement between the Borrower (or any Guarantor) and a Secured Cash Management Provider.
“Secured Rate Contract” means any Rate Contract between the Borrower (or any Guarantor) and a Secured Swap Provider.
“Secured Cash Management Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Cash Management Agreement) who has entered into a Secured Cash Management Agreement with the Borrower (or any Subsidiary of the Borrower), or (ii) a Person with whom Borrower has entered into a Secured Cash Management Agreement for which UMB or an Affiliate of UMB has provided credit enhancement through either an assignment right or a letter of credit in favor of such Person and any assignee thereof.
“Secured Party” means the Administrative Agent, the Revolver Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party including each Secured Swap Provider and each Secured Cash Management Provider.
“Secured Swap Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with the Borrower (or any Subsidiary of the Borrower), or (ii) a Person with whom Borrower has entered into a Secured Rate Contract for which UMB or an Affiliate of UMB has provided credit enhancement through either an assignment right or a letter of credit in favor of such Person and any assignee thereof.
“Securities Act” means the Securities Act of 1933.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Settlement Date” has the meaning set forth in Section 1.11(b).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.
“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.
“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the fair value of the assets of such Person exceeds the debts and other liabilities, subordinated, contingent or otherwise, of such Person; (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of the debts and other liabilities, subordinated, contingent or otherwise, of such Person as such debts and other liabilities become absolute and matured; (c) such Person is able to pay the debts and other liabilities, subordinated, contingent or otherwise, of such Person as such liabilities become absolute and matured; and (d) such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital. In computing the amount of any contingent liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual and matured liability.
“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.
“Specified Event of Default” means an Event of Default under (i) Section 7.1(a) (solely with respect to Revolving Loans or Letters of Credit), 7.1(f) and 7.1(g) and (ii) Section 7.1(c) with respect to a breach of Section 6.1, the waiver of which, or any amendment or modification to which, requires the consent of the Revolver Agent and/or the Revolving Lenders pursuant to Section 9.1(c), and which has not been waived or cured in accordance with the terms of this Agreement within thirty (30) days.
“Specified Transaction” means (i) the Transactions, (ii) any Investment that results in a Person becoming a Subsidiary, (iii) [reserved], (iv) [reserved], (v) any Disposition that results in a Subsidiary ceasing to be a Subsidiary of the Borrower and any Disposition of a business unit, line of business or division of the Borrower or a Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise or (vi) any incurrence, assumption or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit), and/or Restricted Payment, in each case, that by the terms of this Agreement requires a financial ratio or test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”
“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Administrative Agent and, in the case of any grant of an option to make a Revolving Loan, the Revolver Agent.
“Standard & Poor’s” means Standard & Poor’s Rating Services.
“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting Equity Interests, is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Agent Agreement” has the meaning specified in the preliminary statements to this Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Tax Affiliate” means, (a) the Borrower and each of its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is required to file tax returns on a consolidated, combined, unitary or similar group basis.
“Tax Returns” has the meaning set forth in Section 3.9.
“Term Creditor” means each Term Lender, each Secured Swap Provider who is not also (or was not also at the time of execution and delivery of the applicable Rate Contract) a Revolving Lender (or an Affiliate of a Revolving Lender), each Secured Cash Management Provider who is not also (or was not also at the time of execution and delivery of the applicable Cash Management Agreement) a Revolving Lender (or an Affiliate of a Revolving Lender), and, to the extent its claim arises in connection with the Term Loan, each other Indemnitee and holder of an Obligation of a Credit Party.

“Term Lender” means each Lender that holds a Term Loan Commitment or a Term Loan. “Term Loan” means any Initial Term Loan, First Amendment Incremental Term Loans, Delayed Draw Term Loan or Extended Term Loan, as the context may require.
“Term Loan Commitment” means, as to each Lender, such Lender’s obligation to make Term Loans to the Borrower hereunder initially in an amount equal to its Initial Term Loan Commitment, First Amendment Incremental Term Loan Commitment, First Amendment Delayed Draw Term Loan Commitment, and/or Second Amendment Delayed Draw Term Loan A Commitment, as any such commitment may be (a) reduced from time to time pursuant to this Agreement, and (b) reduced or increased from time to time pursuant to (i) Assignments or (ii) Extensions.
“Term Loan Maturity Date” means (i) with respect to the Initial Term Loans, First Amendment Incremental Term Loans and the Delayed Draw Term Loans of any ~~Eighth~~Ninth Amendment Non-Consenting Lender, November 5, 2024, (ii) with respect to the Initial Term Loans, First Amendment Incremental Term Loans and the Delayed Draw Term Loans~~,~~  of any ~~Eighth~~Ninth Amendment Consenting Lender (including the ~~Eighth~~Ninth Amendment Consenting Loans), ~~February~~May 15, 2025, and (iii) with respect to any Class of Extended Term Loans, the final maturity date as specified in the applicable Extension Request accepted by the respective Lender or Lenders; provided that, in each case, if such day is not a Business Day, the Term Loan Maturity Date shall be the Business Day immediately succeeding such day. “Term Loan Obligations” means all Obligations arising under or in respect of (x) the Term Loan, or (y) any Secured Rate Contract with respect to which the counterparty is a Secured Swap Provider who is not also (or was not also at the time of execution and delivery of the applicable Rate Contract) a Revolving Lender (or an Affiliate of a Revolving Lender), or (z) any Secured Cash Management Agreement with respect to which the counterparty is a Secured Cash Management Provider who is not also (or was not also at the time of execution and delivery of the applicable Cash Management Agreement) a Revolving Lender (or an Affiliate of a Revolving Lender).
“Term Note” means a promissory note of the Borrower payable to a Lender, in substantially the form of Exhibit 11.1(e) hereto, evidencing the Indebtedness of the Borrower to such Lender resulting from the Term Loan made to the Borrower by such Lender or its predecessor(s).

“Term SOFR” means,

(a)for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)for any calculation with respect to an Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Applicable Floor, then Term SOFR shall be deemed to be the Applicable Floor.
“Term SOFR Adjustment” means 0.10% per annum.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Applicable Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Test Period” means, for any date of determination under this Agreement, the four fiscal-quarter period of the Borrower most recently ended as of such date of determination for which financial statements have been delivered to the Lenders pursuant to Section 4.1.
“Third Amendment Effective Date” means December 23, 2021. “Threshold Amount” means $2,500,000.
“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Total Revolving Exposure” means, as of any time of determination, the sum of (a) the aggregate principal amount of Revolving Loans outstanding at such time and (b) the aggregate amount of Letter of Credit Obligations outstanding at such time.
“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in trade secrets.
“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.
“Transactions” means, collectively, (a) the funding of the Term Loans on the Closing Date and the execution and delivery of the Loan Documents to be entered into on the Closing Date, (b) the Refinancing and (c) the payment of Transaction Expenses.
“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions, if any), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New
York.
“United States” and “U.S.” each means the United States of America.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Lender Party” means each of the Revolver Agent, each Lender, and each L/C Issuer, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayments made on such Indebtedness shall be disregarded in making such calculation.

“Wilmington Trust” has the meaning specified in the preliminary statements to this Agreement.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2Other Interpretive Provisions.
(a)Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.
(b)The Agreement.
(i)The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.
(ii)Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(iii)Unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights.
(iv)Unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s permitted successors and assigns and (B) to any Guarantor, the Borrower or any other Credit Party shall be construed to include such Guarantor, the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for such Guarantor, the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding.
(v)All references to any Governmental Authority, shall include any other Governmental Authority that shall have succeeded to any or all of the functions thereof.
(vi)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(vii)For purposes of determining compliance with any Section of Article V at any time, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Restricted Payment, Affiliate transaction, Contractual Obligations or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.

(c)Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” (and its correlatives) is not limiting and means “including without limitation.” The word “or” is not exclusive. The word “incur” (and its correlatives) shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist. The word “will” shall be construed to have the same meaning and effect as the word “shall”.
(d)Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.
(e)Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.
(f)Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.
(g)Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
(h)For purposes of this Agreement and the other Loan Documents, any reference to the “consent of the Administrative Agent,” the “direction of the Administrative Agent,” the “discretion of the Administrative Agent,” the “request of the Administrative Agent,” “the requirement of the Administrative Agent,” or similar phrases in which the Administrative Agent is required or permitted to exercise discretion (including consultations and designations) hereunder, such phrases shall mean and be a reference to such consent, direction, discretion, request or requirement, as applicable, of the Administrative Agent acting at the written direction of either (i) the Required Lenders, with respect to any action affecting all Lenders hereunder, or (ii) the written direction of the Required Term Lenders, with respect to any action affecting only the Term Lenders.
1.3Accounting Terms and Principles.
All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VI shall be made, without giving effect to any election under Statement of Financial Accounting Standards 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.” A breach of a financial covenant contained in Article VI shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to the Administrative Agent.
1.4Rates. Neither the Administrative Agent nor the Revolver Agent warrants or accepts responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent, Revolver Agent and their respective affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent and Revolver Agent may select information sources or services in their respective reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.5Pro Forma Calculations.
(a)Notwithstanding anything to the contrary herein, financial ratios and tests, including the Asset Coverage Ratio, shall be calculated in the manner prescribed by this Section 11.5; provided that notwithstanding anything to the contrary in clause (b), (c), (d) or (e) of this Section 11.5,
(A) when calculating any such ratio or test for purposes of Section 6.1 (other than, for the avoidance of doubt, when calculating such ratio or test for purposes of Section 2.2(d)), the events described in this Section 11.5 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect and (B) when calculating any such ratio or test for purposes of the incurrence of any Indebtedness, cash and Cash Equivalents resulting from the incurrence of any such Indebtedness shall be excluded from the pro forma calculation of any applicable ratio or test. In addition, whenever a financial ratio or test is to be calculated on a Pro Forma Basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which financial statements of the Borrower have been delivered pursuant to Section 4.1. For the avoidance of doubt, the provisions of the foregoing sentence shall not apply for purposes of calculating any financial ratio or test for purposes of Section 6.1 (other than, for the avoidance of doubt, when calculating such ratio or test for purposes of Section 2.2(d)), each of which shall be based on the financial statements delivered pursuant to Section 4.1(a) or (b), as applicable, for the relevant Test Period.

(b)For purposes of calculating any financial ratio or test, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 11.5) that have been made (i) during the applicable Test Period or (ii) if applicable as described in clause (a) above, subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated Net Income and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 11.5, then such financial ratio or test shall be calculated to give pro forma effect thereto in accordance with this Section 11.5.
(c)[Reserved].
(d)In the event that the Borrower or any Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and not replaced), (i) during the applicable Test Period or
(ii) subject to paragraph (a) above, subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence (including the accrual of interest with respect to such Indebtedness) or repayment of Indebtedness, in each case to the extent required, with respect to any calculation of the Asset Coverage Ratio, as if the same had occurred on the last day of the applicable Test Period.
(e)[Reserved].
(f)If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the applicable calculation is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness); provided, in the case of repayment of any Indebtedness, to the extent actual interest related thereto was included during all or any portion of the applicable Test Period, the actual interest may be used for the applicable portion of such Test Period. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or Subsidiary may designate.
1.6Currency Generally.
(a)For purposes of determining compliance with Sections 5.1, 5.5 and 5.11 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder)

(b)For purposes of calculating the Asset Coverage Ratio in connection with determining compliance with the financial covenant in Article VI, or otherwise calculating the Asset Coverage Ratio, on any date of determination, amounts denominated in a currency other than Dollars will be translated into Dollars at the currency exchange rates used in the Borrower’s latest financial statements delivered pursuant to Section 4.1(a) or (b), and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Rate Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the dollar amount of such Indebtedness.
1.7[Reserved].
1.8Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).
1.9[Reserved].
1.10Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Secured Rate Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Non-Funding Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 11.10, the following terms have the following meanings:
(i)“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
(ii)“Covered Entity” means any of the following:
(A)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(B)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(C)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
(iii)“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(iv)“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
1.11Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the

Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
1.12Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
(a)Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement, notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(b)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(c)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
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